Exhibit 4.5

EXECUTION VERSION

Lannett Company, Inc.,

as Company

_______________

INDENTURE

Dated as of April 22, 2021

_______________

Wilmington Trust, National Association,

as Trustee and Note Collateral Agent

PROVIDING FOR THE ISSUANCE OF NOTES IN SERIES

i

(continued)

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EXHIBITS

EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Exchange Note
EXHIBIT C	Form of Certificate of Beneficial Ownership
EXHIBIT D	Form of Regulation S Certificate
EXHIBIT E	Form of Supplemental Indenture in Respect of Note Guarantees
EXHIBIT F	Form of Certificate from Acquiring Institutional Accredited Investors
EXHIBIT G	Form of Supplemental Indenture Establishing a Series of Notes
EXHIBIT H	Form of Base Intercreditor Agreement
EXHIBIT I	Form of Cash Flow Intercreditor Agreement

v

INDENTURE, dated as of April 22, 2021, as amended or supplemented from time to time (this “Indenture”), among LANNETT COMPANY, INC., a Delaware corporation, the Subsidiary Guarantors from time to time parties hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and note collateral agent (in such capacity, the “Note Collateral Agent”).

Recitals of the Company

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1 Definitions.

“ABL Agent” has the meaning set forth in the Base Intercreditor Agreement.

“ABL Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 7, 2020, by and among the Company (as parent borrower), certain Subsidiaries of the Company (as borrowers), certain Subsidiaries of the Company (as guarantors), the lenders from time to time party thereto, and the ABL Credit Agreement Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements or any successor or replacement agreement or agreements or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“ABL Credit Facility” means the collective reference to the ABL Credit Agreement, any Credit Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise) except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Facility. Without limiting the generality of the foregoing, the term “ABL Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Credit Agreement Agent” has the meaning set forth in the Base Intercreditor Agreement.

“ABL Obligations” has the meaning set forth in the Base Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, pursuant to an Asset Acquisition or otherwise or (2) assumed in connection with an Asset Acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such Asset Acquisition.

“Additional Notes” means notes issued under this Indenture in addition to the Initial Notes (other than notes issued pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Additional Term Obligations” has the meaning set forth in the Base Intercreditor Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired by the Company or any Subsidiary Guarantor after the Issue Date.

“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Asset Acquisition” means:

(a)                an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged or amalgamated with or into the Company or any Restricted Subsidiary; or

(b)                the acquisition by the Company or any Restricted Subsidiary (pursuant to a merger, amalgamation, consolidation, arrangement or otherwise) of the assets of any Person which constitute all or substantially all of the assets of such Person, any division, line or geographical unit of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger, arrangement or amalgamation) (each referred to for the purpose of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of related transactions of:

(1)                Capital Interests of any Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(2)                any other property or assets (other than in the ordinary course of business, including, as applicable, inventory sales);

provided, however, that the term “Asset Sale” shall exclude:

(a)                any asset disposition permitted by Section 4.1 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b)               any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed the greater of $20.0 million and 2.20% of Consolidated Total Assets (as of the date on which a binding commitment for such transfer, conveyance, sale, lease or other disposition was entered into) in any one or any related series of transactions;

(c)               sales or other dispositions of cash, Cash Equivalents or Investments which constituted Cash Equivalents when they were acquired;

(d)                issuances, sales, pledges or other dispositions of Capital Interests, or Indebtedness or other securities of or in Unrestricted Subsidiaries;

(e)                the sale and leaseback of any assets within 365 days of the acquisition thereof;

(f)                the disposition of assets that, in the good faith judgment of the Company, are surplus, unnecessary, unsuitable, obsolete, damaged, worn out or no longer used or useful in the business of such entity or are economically impracticable to maintain, or any disposition of inventory or goods held for sale in the ordinary course of business;

(g)                a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture or any transaction specifically excluded from the definition of the term “Restricted Payment”;

(h)               any trade in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value (as determined on the date a legally binding commitment for such exchange was entered into) equal to or greater than the equipment being traded in;

(i)                 the concurrent purchase and sale or swap or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries have a Fair Market Value equal to or greater than the Related Business Assets being transferred;

(j)                 the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k)                leases, subleases, assignments, licenses, cross-licenses and sublicenses of assets in the ordinary course of business to or from third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture, including subleases and charters related to corporate aircraft leases;

(l)                 any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(m)              dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(n)                licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice (including in connection with distribution agreements) or in the ordinary course of business;

(o)                foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default;

(p)                dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)                transfers of property subject to a Casualty Event;

(r)                 sales of non-core assets and real estate assets acquired in connection with an Asset Acquisition permitted under this Indenture which, within 180 days of the date of the acquisition, are designated as being held for sale and not for the continued operation of the Company or any of the Restricted Subsidiaries or any of their respective businesses;

(s)                 any exchange of property pursuant to Section 1031 of the Code for use in a Permitted Business (excluding boot thereon);

(t)                 [reserved];

(u)                the unwinding of any Hedging Obligation or obligation under any Hedge Agreement; and

(v)                dispositions necessary or advisable (as determined by the Company in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president, chief financial officer, treasurer or controller, or secretary (or any Person serving the equivalent function of any of the foregoing) of such Person (or of the general partner, managing member or sole member of such Person) or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 7.14 to act on behalf of the Trustee to authenticate Notes of one or more series.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchase card, stored value card, non-card electronic payable or other similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking financial or treasury products or services as may be requested by the Company or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Base Intercreditor Agreement” means the intercreditor agreement, substantially in the form of Exhibit H attached hereto, among the ABL Agent, the Second Lien Agent and the Note Collateral Agent, as it may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with this Indenture.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof, (ii) in the case of a limited liability company, the board of directors or managers, manager or managing member of such Person or duly authorized committee thereof, (iii) in the case of a partnership, the general partner of such Person or duly authorized committee thereof, and (iv) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the Borough of Manhattan, the City of New York or place of payment are obligated or authorized by law or executive order to close.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity (however designated) of such Person and any rights (other than Indebtedness securities convertible into an equity interest), warrants or options to acquire an equity interest of such Person (in each case, other than royalties).

“cash” means any of U.S. dollars, Canadian dollars, pounds sterling, euros, or in the case of any foreign Subsidiary, such local currency held by it from time to time in the ordinary course and not for speculation.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by a Governmental Authority of the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million, or dollar equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the dollar equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million, or dollar equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s and (vii) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); provided that, in the case of any Investment by any Foreign Subsidiary of the Company, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition (including this proviso).

“Cash Flow Agent” has the meaning set forth in the Cash Flow Intercreditor Agreement.

“Cash Flow Intercreditor Agreement” means the intercreditor agreement, substantially in the form of Exhibit I attached hereto, among the Second Lien Agent and the Note Collateral Agent, as it may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with this Indenture.

“Cash Flow Obligations” means “Term Loan Collateral Obligations” as such term is defined in the Base Intercreditor Agreement.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain or expropriation of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Company or any Restricted Subsidiary.

“Change of Control” means the earliest to occur of:

(1)       the Company becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Capital Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of Voting Interests of the Company representing more than 50% of the total voting power of the Voting Interests of the Company, provided that so long as the Company is a Subsidiary of any Parent Entity, no Person or group shall be deemed to be or become a beneficial owner of Voting Interests of the Company representing more than 50% of the total voting power of the Voting Interests of the Company unless such Person or group shall be or become a beneficial owner of Voting Interests of the Relevant Parent Entity representing more than 50% of the total voting power of the Voting Interests of the Relevant Parent Entity; or

(2)       the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person (other than a Parent Entity of which the Company was a wholly owned Subsidiary immediately prior to such sale, lease or transfer) and any Person or group (as defined in clause (1) above) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of Voting Interests of the transferee Person in such sale, lease or transfer of assets representing more than 50% of the total voting power of the Voting Interests of such transferee Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the Note Security Documents.

“Commission” means the U.S. Securities and Exchange Commission or any successor thereto.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means Lannett Company, Inc., and any Successor Entity.

“Company Request” and “Company Order” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period for which internal financial information is available:

(a)                increased, in each case (other than with respect to clause (xi) below) to the extent deducted (and not added back) in Consolidated Net Income, and in each case, without duplication with any other item described in this clause (a) or any item excluded pursuant to the definition of Consolidated Net Income, by:

(i)                 provision for taxes based on income or profits or capital, including state, provincial, franchise, excise and similar taxes and foreign withholding taxes of such person paid or accrued, including any penalties and interest relating to any tax examinations; plus

(ii)              Consolidated Interest Expense and interest income for such period; plus

(iii)            depreciation and amortization expense of such Person for such period; plus

(iv)             extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(v)               losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to existing Indebtedness, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(vi)             (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Asset Acquisitions after the Issue Date and (C) severance and other restructuring charges actually incurred; plus

(vii)          losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Capital Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by the Company, which determination shall be conclusive; plus

(viii)        losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(ix)             losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(x)               charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, Incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction; plus

(xi)             the amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies (including revenue synergies, those related to new distribution and licensing agreements and other contract and product wins, the modification or renegotiation of contracts and other arrangement and pricing adjustments and increases) projected by the Company in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions, special items, and other operating improvements or synergies shall be subject only to certification by an Authorized Officer of the Company and shall be calculated on a Pro Forma Basis as though such cost savings, reductions, special items, improvements or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions, special items, improvements or synergies are reasonably identifiable and factually supportable, (B) (x) in the case of mergers and other business combinations, acquisitions and divestitures are expected to be realized (in the good faith determination of the Company, which determination shall be conclusive) within 18 months after the date of such action and (y) in other cases are expected to be realized within 18 months of the date of determination to take such action, (C) the aggregate amount of “run rate” cost savings, operating expense reductions, special items and other operating improvements and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (xi) during any Four Quarter Period shall not exceed 20.0% of Consolidated Adjusted EBITDA for such Four Quarter Period, calculated after giving effect to any adjustment pursuant to this paragraph (xi); plus

(xii)          net unrealized losses on Hedge Agreements and non-controlling interests; plus

(xiii)        any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period; plus

(xiv)         other adjustments and add-backs identified in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing in connection with any acquisition of assets (including Capital Interest), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or any other similar investment, in each case that is permitted under this Indenture;

(b)                decreased (in each case to the extent added in Consolidated Net Income) by (without duplication):

(i)                 net unrealized gains on Hedge Agreements and non-controlling interests; plus

(ii)              gains relating to asset dispositions or the sale or other disposition of any Capital Interests of any person other than in the ordinary course of business; plus

(iii)            cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above; plus

(iv)             non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (x) Four Quarter Consolidated Adjusted EBITDA to (y) the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period; provided that in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under Section 3.3(a) and in part under a category of Permitted Debt (as provided in Section 3.3(c)) any such Pro Forma calculation of Consolidated Fixed Charges shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to such categories of Permitted Debt or to any discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such categories of Permitted Debt. In addition to and without limitation of the foregoing, for purposes of this definition, (x) “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect, on a Pro Forma Basis for the period of such calculation, to any Specified Transactions occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Specified Transaction occurred on the first date of the Four Quarter Period and (y) Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated as if any Coverage Ratio Tested Committed Amount, Acquisition Coverage Ratio Tested Committed Amount, Total Leverage Ratio Tested Committed Amount, Debt Secured Leverage Ratio Tested Committed Amount or Liens Secured Leverage Ratio Tested Committed Amount existing at the time of determination were fully drawn.

If the Indebtedness which is the subject of a determination of the Consolidated Fixed Charge Coverage Ratio is Acquired Indebtedness, or Indebtedness Incurred in connection with the simultaneous Asset Acquisition, or Indebtedness of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a Pro Forma Basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (x) the Incurrence of such Acquired Indebtedness or such other Indebtedness by the Company or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Adjusted EBITDA, of the Consolidated Adjusted EBITDA of the acquired Person, business, property or assets or redesignated Subsidiary. For purposes of calculating Indebtedness which is the subject of a determination of the Consolidated Fixed Charge Coverage Ratio, the U.S. dollar equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the last day of the most recently ended fiscal quarter for which internal financial information is available at the time of calculation.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i)                 interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect (taking into account any Hedging Obligations or Swap Contract applicable to such Indebtedness) on the Transaction Date; and

(ii)              if interest on any Indebtedness actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect (taking into account any Hedging Obligations applicable to such Indebtedness) on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the Incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly Incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, for any period, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, the sum of, without duplication, the amounts for such period of:

(1)                Consolidated Interest Expense less interest income; and

(2)                the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)                any amortization of Indebtedness discount;

(b)                the net payments (less net payments received) under any Hedge Agreements in respect of interest rate protection (including any amortization of discounts, but excluding mark to market movements in the valuation of obligations pursuant to any Hedge Agreements);

(c)                the interest portion of any deferred payment obligation;

(d)                all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances; and

(e)                all accrued interest;

(2)                the interest component of Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a lease that is not a Financing Lease Obligation) paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(3)                all capitalized interest of such Person and its Restricted Subsidiaries for such period;

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(1)                the cumulative effect of a change in accounting principles shall be excluded;

(2)                the net after-tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(3)                the net after-tax effect of gains, losses, charges and expenses (or amortization thereof) (in each case, whether realized or unrealized) attributable to asset dispositions or the sale or other disposition of any Capital Interests of any person other than in the ordinary course of business, as determined in good faith by the Company, which determination shall be conclusive (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date), shall be excluded;

(4)                the net after-tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(5)                the net after-tax effect of gains, losses, charges and expenses (or amortization thereof) attributable to the early extinguishment or conversion of Indebtedness (or the repayment or refinancing thereof), Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date) shall be excluded;

(6)                the net income for such period of any person that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Company or any Restricted Subsidiary thereof in such period in cash;

(7)                the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8)                impairment and amortization charges, asset write-offs and write-downs, including impairment and amortization charges, asset write-offs and write-downs related to goodwill, intangible assets, long lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(9)                non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(10)            (i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Capital Interests held by management of the Company or any of the Restricted Subsidiaries or Parent Entities, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Company or any Parent Entity or net cash proceeds of an issuance of Capital Interests (other than Redeemable Capital Interests) of the Company or any direct or indirect parent of the Company shall be excluded;

(11)            any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;

(12)            to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(13)            (i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation or transaction gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(14)            non-cash interest charges on defined benefit, defined contribution or other pension plans shall be excluded; and

(15)            any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Company or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded.

“Consolidated Total Assets” means, as of any date of determination and on a Pro Forma Basis for any acquisition or disposition or other Specified Transaction that has been consummated on or prior to the date of determination, the total amount of all assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the most recent date for which financial statements are available, which may include internal financial statements prepared in good faith by the Company.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of, without duplication, all Indebtedness of the Company and its Restricted Subsidiaries, any Debt Secured Leverage Ratio Tested Committed Amount, Total Leverage Ratio Tested Committed Amount, Coverage Ratio Tested Committed Amount and Acquisition Coverage Ratio Tested Committed Amount, in each case outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of (or, in the case of any Debt Secured Leverage Ratio Tested Committed Amount, Total Leverage Ratio Tested Committed Amount, Coverage Ratio Tested Committed Amount and Acquisition Coverage Ratio Tested Committed Amount, will consist of) the types of Indebtedness set forth in clauses (i), (ii), (iii) and (v) of the definition of “Indebtedness;” provided that, Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements. For purposes hereof any earn-out or similar obligations shall not constitute Consolidated Total Debt until such obligation becomes or would become a liability on the consolidated balance sheet of the Company in accordance with GAAP and is not paid 30 days after becoming due and payable.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office on the Issue Date is located at 1100 North Market Street, Wilmington, DE 19890, Attention: Lannett Company, Inc. Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement Obligations” means the ABL Obligations and the Second Lien Obligations.

“Credit Agreements” means the ABL Credit Agreement and the Second Lien Agreement.

“Credit Facilities” means (i) the ABL Credit Agreement and (ii) whether or not the agreement referred to in clause (i) remains outstanding, one or more debt facilities, commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, notes, bonds, indentures, debentures, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations Incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Credit Parties” means the Company and each Guarantor.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Issuances” means, with respect to the Company or any Subsidiary Guarantor, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” or “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institutions hereinafter appointed by the Company.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.7.

“Determination Date” has the meaning set forth in the definition of “Secured Leverage Ratio.”

“Discharge” means to repay, repurchase, redeem, defease or otherwise acquire, retire or discharge; and the term “Discharged” shall have a correlative meaning.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Interests of the Company or any Parent Entity or any options, warrants or other rights in respect of such Capital Interests or by reason of such member receiving any compensation from the Company or Parent Entity, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

“Disqualified Stock” means, with respect to any Person, any Capital Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Interests issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Ethically Screened Affiliate” means any Affiliate of a Person that (i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate and (iii) such Person or any other Affiliate of such Person that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Person’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Capital Interests” means any of the following:

(i)        any Capital Interests in any Person that is not a wholly-owned Restricted Subsidiary of the Company;

(ii)      (1) more than 65% of the issued and outstanding Capital Interests of any class of Capital Interests of any Foreign Subsidiary (or any FSHCO) and (2) to the extent a Foreign Subsidiary is a party to a Credit Agreement, any issued and outstanding Capital Interests of any class of Capital Interests of any subsidiary of such Foreign Subsidiary;

(iii)      to the extent applicable law requires that a subsidiary of such Credit Party issue directors’ qualifying shares, nominee shares or similar shares which are required by law to be held by persons other than such Credit Party, such qualifying shares, nominee shares or similar shares held by persons other than such Credit Party;

(iv)     any Capital Interests of any person (other than a wholly-owned Subsidiary that is a Restricted Subsidiary), to the extent (x) restricted or not permitted by the terms of such person’s organizational documents or other agreements with holders of such Capital Interests existing as of the date hereof or on the date of acquisition by a Credit Party of such Capital Interests (in each case, other than to the extent that any such prohibition would be rendered ineffective pursuant to applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable law); provided that such Capital Interests shall cease to be Excluded Capital Interests at such time as such prohibition ceases to be in effect to the extent such Capital Interest is an Excluded Capital Interest as a result of such prohibition, or (y) such pledge would trigger a termination pursuant to any “change of control” provision or other similar provision;

(v)      any Capital Interests if, to the extent and for so long as the pledge of such Capital Interests hereunder is prohibited or restricted by any applicable law, including any requirement to obtain consent or approval of any Governmental Authority (other than to the extent such prohibition would be rendered ineffective pursuant to applicable anti-assignment provisions of the Uniform Commercial Code UCC or any other applicable law); provided that such Capital Interests shall cease to be Excluded Capital Interests at such time as such prohibition ceases to be in effect to the extent such Capital Interest is an Excluded Capital Interest as a result of such prohibition;

(vi)     any Capital Interests if, to the extent and for so long as the pledge of such Capital Interests hereunder would result in material adverse tax consequences to the Company and its subsidiaries (taken as whole) as reasonably determined by the Company, provided such determination is made in respect of all other Credit Agreement Obligations;

(vii)    any Margin Stock;

(viii)   any Capital Interests in captive insurance subsidiaries, special purpose entities identified in writing at any time by the Company to the Cash Flow Representative and not-for-profit subsidiaries;

(ix)      any capital stock, limited partnership interests or other equity interests or other securities of a subsidiary to the extent that the pledge of or grant of any lien on such capital stock, limited partnership interests or other equity interests or other securities for the benefit of any holders of securities results in the Company or any of its Restricted Subsidiaries being required to file separate financing statements for the issuer of such capital stock, limited partnership interests or other equity interests or other securities with the Securities and Exchange Commission (or another Governmental Authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement; and

(x)       any Capital Interests that the Company and the Cash Flow Representative shall have agreed in writing to treat as Excluded Capital Interests for purposes hereof on account of the cost, difficulty, burden or consequences of pledging such Capital Interests hereunder being excessive in relation to the practical benefit to the Cash Flow Secured Parties of the security to be afforded thereby, provided such determination is made in respect of all other Credit Agreement Obligations.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to any asset or property, the price of which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, as determined in good faith by the Company, which determination shall be conclusive.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a capitalized or financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP prior to the adoption of ASU No. 2016-02 by the Financial Accounting Standards Board (and all calculations and deliverables under this Indenture or the Notes shall be made or delivered, as applicable, based on GAAP as in effect prior to such adoption). The Stated Maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Lease Obligations” means an obligation under any Financing Lease.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Adjusted EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Fixed Charges,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Total Debt,” “Financing Lease Obligations,” “Four Quarter Consolidated Adjusted EBITDA,” “Indebtedness,” “Secured Indebtedness,” “Secured Leverage Ratio” and “Total Net Leverage Ratio”, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means (a) any subsidiary of the Company which is (i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) is a FSHCO or (b) any subsidiary of a Person described in clause (a).

“Four Quarter Consolidated Adjusted EBITDA” means, as of any date of determination, the aggregate amount of Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) for the Four Quarter Period (determined for any fiscal quarter (or portion thereof) ending prior to the Issue Date, on a Pro Forma Basis to give effect to the transactions as if they had occurred at the beginning of such Four Quarter Period.

“Four Quarter Period” means the four full fiscal quarters, treated as one period, for which internal financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the applicable financial measure.

“FSHCO” means any Restricted Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that has no material assets other than Capital Interests of Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies); provided that the Company may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as applied to any Indebtedness of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of nonpayment) of all or any part of such Indebtedness of another Person (and “guaranteed” and “guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor Supplemental Indenture” means a supplemental indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Guarantors” means, collectively, each Subsidiary Guarantor; provided upon the release of discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall immediately cease to be a Guarantor.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes. For the avoidance of doubt, Hedge Agreements shall not be deemed speculative or entered into for speculative purposes if any Hedge Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any Indebtedness securities or Indebtedness facilities of the Company or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Company or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement entered into in the ordinary course of the Company’s business.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board (or any successor board or agency), as adopted by the Chartered Professional Accountants of Canada and in effect from time to time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Indebtedness Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Indebtedness. In addition, the following shall not be deemed a separate Incurrence of Indebtedness:

(a)                amortization of Indebtedness discount or accretion of principal with respect to a non-interest bearing or other discount security;

(b)                the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(c)                the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(d)                unrealized losses or charges in respect of Hedging Obligations and Swap Contracts, in each case, not entered into for speculative purposes.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities Incurred in the ordinary course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); provided that such obligations shall not constitute Indebtedness except to the extent drawn and not repaid within five Business Days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Financing Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) the liquidation amount or liquidation preference of any Preferred Interests issued by a Restricted Subsidiary that is not a Subsidiary Guarantor; (viii) any Swap Contracts and Hedging Obligations of such Person at the time of determination (the amount of any such obligations to be equal at any time to the net payments under such agreements or arrangements giving rise to such obligations that would be payable by such Person at the termination of such agreements or arrangements); (ix) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (x) all obligations of the types referred to in clauses (i) through (ix) of this definition of another Person, the payment of which, in either case, (A) such Person has guaranteed or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that Indebtedness shall not include (x) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner or (z) for the avoidance of doubt, any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as of the Issue Date. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Indebtedness described in clause (viii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Indebtedness described in clause (x)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Indebtedness described in clause (x)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Indebtedness issued or sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Initial Notes” means the 7.750% Senior Secured Notes due 2026 of the Company issued on the Issue Date pursuant to the first Notes Supplement Indenture, dated as of April 22, 2021 (and any Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7.

“Intercreditor Agreements” means the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Indenture” has the meaning set forth in the preamble hereto.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Indebtedness of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and (c) prepaid expenses and workers’ compensation, utility, lease (including related to aircraft) and similar deposits, in the ordinary course of business.

“Investment Grade Rating” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Company shall select any other Rating Agency as provided under the definition of the term “Rating Agencies,” the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means April 22, 2021.

“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Notes or any Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement applicable to the Collateral, as determined in good faith by the Company; provided that Indebtedness that is secured by a Lien on the Cash Flow Priority Collateral that ranks junior to the Lien securing the Notes or any Guarantee shall not be considered to have Junior Lien Priority if such Indebtedness is secured by a Lien on the ABL Priority Collateral that ranks senior to the Lien securing the Notes or any Guarantee.

“Junior Priority Agent” has the meaning set forth in the Cash Flow Intercreditor Agreement.

“Junior Priority Obligations” has the meaning set forth in the Cash Flow Intercreditor Agreement.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Interests or otherwise, or Investment by one or more of the Company and its Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Interests requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Margin Stock” is as defined in Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Real Property” means fee owned real property with a fair market value (as reasonably determined by the Company in good faith, which determination shall be conclusive) equal to or less than $7.5 million.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Trustee, for the benefit of the Holders, on real property of a Credit Party, including any amendment, modification or supplement thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking, placement agent and advisory fees, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments and cash collateralizations made by such Person in respect of any Indebtedness that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to or cash collateralized in favor of any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Short Holder” means any Notes Beneficial Owner (alone or together with its Affiliates (but subject to clause (vi) below)) (other than any Notes Beneficial Owner that is a Regulated Bank) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest, whether held directly or through any intermediary, in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to either (1) the Notes or (2) all Indebtedness and commitments under or in respect of the Notes and any Credit Facilities of the Company and its Restricted Subsidiaries (in the case of this clause (2), calculated on an aggregate basis) (all such Indebtedness and commitments under this clause (2), the “Covered Indebtedness”). For purposes of determining whether a Notes Beneficial Owner (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Notes and/or any such Covered Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars; (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Notes Beneficial Owner in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination; (iii) derivative contracts in respect of an index that includes any of the Company or any Guarantor or any instrument issued or guaranteed by any of the Company or any Guarantor shall not be deemed to create a short position with respect to either (1) the Notes and/or (2) the Covered Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) and (y) the Company and the Guarantors and any instrument issued or guaranteed by any of the Company or any Guarantor, collectively, shall represent less than 5% of the components of such index; (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to either (1) the Notes and/or (2) the Covered Indebtedness if such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Notes and/or any such Covered Indebtedness are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Notes and/or any such Covered Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Company or any Guarantor (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions; (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to either (1) the Notes and/or (2) the Covered Indebtedness if such transactions are functionally equivalent to a transaction that offers such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) protection in respect of the Notes and/or any such Covered Indebtedness, or as to the credit quality of any of the Company or any Guarantor (or any of their successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) and (y) the Company and the Guarantors and any instrument issued or guaranteed by any of the Company or any Guarantor, collectively, shall represent less than 5% of the components of such index; and (vi) in connection with any amendment, supplement, waiver or modification of this Indenture or the Notes, as well as any other request, demand, authorization, direction, notice, consent or waiver under this Indenture, each Notes Beneficial Owner shall either (A) reasonably inquire as to whether its Ethically Screened Affiliates have any interest in any Notes, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and such Ethically Screened Affiliates’ interests therein shall only be included in determining whether such Notes Beneficial Owner (alone or together with its Affiliates) is a Net Short Holder to the extent determined from such reasonable inquiry or (B) provide a certification or deemed certification to the Trustee and the Company that such Notes Beneficial Owner is not coordinating or acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Notes Beneficial Owner whose interests in any Notes, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Notes Beneficial Owner is a Net Short Holder (each a “Designated Affiliate”)) with respect to its interest in any Notes, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Notes Beneficial Owner in any Notes, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Notes Beneficial Owner is a Net Short Holder (any such Affiliate in clause (A) or (B) above (other than any Designated Affiliates) whose Notes, any Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract are not included in determining whether such Notes Beneficial Owner is a Net Short Holder, an “Excluded Affiliate”).

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that does not guarantee the Notes.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Guarantee” means the Guarantee of the Obligations of the Company given by each Guarantor of the Notes.

“Note Obligations” means Obligations of the Company and the Guarantors under the Notes, this Indenture, the Note Guarantees and the Note Security Documents.

“Note Collateral Agent” means Wilmington Trust, National Association, or its successor or assign, as collateral agent for the Holders, the Trustee and other Secured Parties under this Indenture and the Note Security Documents.

“Note Documents” means the Notes, the Note Security Documents, the Intercreditor Agreements and this Indenture.

“Note Security Documents” means the Pledge and Security Agreement, each joinder agreement required by the Pledge and Security Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, security deeds, deeds to secure debt, hypothecations, debentures or other instruments or other grants, pledges or transfers for security executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Note Collateral Agent on behalf of the Trustee and the Holders of the Notes to secure the Notes and the Note Guarantees, in each case, as amended, restated, supplemented, waived or otherwise modified, renewed or replaced, in whole or in party, from time to time, in accordance with its terms and the terms of this Indenture.

“Notes” means the Initial Notes, any Additional Notes, the Exchange Notes and any notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7.

“Notes Beneficial Owner” means a Person who is a beneficial owner of interests in the Notes (including Additional Notes, if any).

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Supplemental Indenture” means a supplemental indenture pursuant to which the Company issues Notes in accordance with Section 2.4, which may be substantially in the form attached hereto as Exhibit G, or in such other form as the Company may determine in accordance with Section 2.4.

“Obligations” means, with respect to any Indebtedness, any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and other third parties other than the Holders.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offering Circular” means the offering circular dated April 8, 2021 relating to the offer and sale of the initial Notes.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company electronically or by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law and Section 3.9, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law and Section 3.9(b), not less than 10 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. The Company should notify the Trustee at least five days prior to the sending of the Offer of the Company’s obligation to make an Offer to Purchase (but failure to so notify the Trustee shall not invalidate the Offer and shall not constitute a Default or an Event of Default by the Company), and the Offer shall be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)                the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)                the Expiration Date and, subject to any condition pursuant to item (13) below, the Purchase Date;

(3)                the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the applicable section of this Indenture requiring the Offer to Purchase);

(4)                the purchase price to be paid by the Company for each Note accepted for payment (as specified pursuant to the terms hereof) (the “Purchase Price”);

(5)                that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6)                the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)                that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)                that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)                that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)            [Reserved];

(11)            that if less than all of such holder’s Notes are tendered for purchase, such Holder will be issued new Notes, such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered and the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000;

(12)            if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered; and

(13)            if such Offer is made prior to the occurrence of a Change of Control or receipt of Net Cash Proceeds, stating that the Offer is conditional on the occurrence of such Change of Control or receipt of Net Cash Proceeds, as applicable, and that the Payment Date may, in the Company’s discretion, be delayed until such time as the Change of Control has occurred or Net Cash Proceeds are received, as applicable.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means a certificate signed by an Authorized Officer of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)                 Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)              Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii)            Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company, any Affiliate of the Company or any Net Short Holder holds the Note (and such Note shall be deemed to be Outstanding for purposes of this Indenture), provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company, any Affiliate of the Company or any Net Short Holder shall be disregarded and deemed not to be Outstanding (except in the case of a Net Short Holder if otherwise agreed to by the Company), except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Company the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company, an Affiliate of the Company or a Net Short Holder.

“Parent Entity” means any Person of which the Company becomes a Subsidiary.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 8.3 or Section 9.5. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company, which determination shall be conclusive.

“Permitted Debt” means:

(1)                Indebtedness under the Notes issued on the Issue Date and Indebtedness Incurred pursuant to any Credit Facilities, the Guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), either (I) up to a maximum principal amount at any time outstanding not to exceed in the aggregate the amount equal to the sum of (A) $350.0 million plus (B) [reserved] plus (C) $55.0 million plus (D) Related Costs in connection with any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (1)(I) or (II) in an unlimited amount of Secured Indebtedness, if on the date of the Incurrence of such Indebtedness, after giving Pro Forma effect to such Incurrence (including the use of proceeds thereof) and any related transactions (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma effect to the Incurrence of the entire committed amount of such Indebtedness and any related transactions (such committed amount, a “Debt Secured Leverage Ratio Tested Committed Amount”), in which case such Debt Secured Leverage Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause) the Secured Leverage Ratio would be equal to or less than 3.00:1.00; and (in the case of this subclause (II)) any Refinancing Indebtedness with respect to any such Indebtedness (or Debt Secured Leverage Ratio Tested Committed Amount);

(2)                contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on the Notes issued on the Issue Date;

(3)                Guarantees of the Notes;

(4)                Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) above);

(5)                intercompany Indebtedness between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, provided that if for any reason such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Indebtedness shall cease to be Permitted Debt under this clause (5) and shall be deemed Incurred as Indebtedness of the Company or a Restricted Subsidiary, as applicable, for purposes of this Indenture;

(6)                Guarantees Incurred by the Company of Indebtedness of a Restricted Subsidiary otherwise permitted to be Incurred under this Indenture; provided that if such guaranteed Indebtedness is a Subordinated Obligation, such Guarantees are subordinated to the Notes to the same extent as the Indebtedness being guaranteed;

(7)                Guarantees by any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Indebtedness under the Credit Facilities otherwise permitted to be Incurred under this Indenture; provided that if such guaranteed Indebtedness is a Subordinated Obligation, such Guarantees are subordinated to the Notes to the same extent as the Indebtedness being guaranteed;

(8)                Indebtedness (including in respect of letters of credit, bank Guarantees or similar instruments) Incurred by the Company or any Restricted Subsidiary in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, and, for the avoidance of doubt, including indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion Guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(9)                Indebtedness under (i) Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes and (ii) Bank Products Obligations;

(10)            Indebtedness of the Company or any Restricted Subsidiary pursuant to Financing Lease Obligations and Purchase Money Indebtedness (including, for the avoidance of doubt, any security deposits in respect of corporate aircraft) Incurred to finance the acquisition, installations, repairs, improvement and removal of fixed or capital assets and any Refinancing Indebtedness that Refinances any Indebtedness Incurred pursuant to this clause (10); provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the greater of (i) $50.0 million and (ii) 5.50% of Consolidated Total Assets; provided, further, that Financing Lease Obligations Incurred by the Company or any Restricted Subsidiary pursuant to this clause (10) in connection with a Sale and Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Leaseback Transaction are used by the Company or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Company and its Restricted Subsidiaries;

(11)            Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with or otherwise to finance the acquisition or disposition of any business or assets or any Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture, other than Guarantees of Indebtedness for borrowed money Incurred for the purpose of financing such acquisition of such business, assets or Capital Interests;

(12)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management treasury services in the ordinary course of business; provided, however, that such Indebtedness is extinguished within the ordinary course of business;

(13)            Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(14)            Indebtedness of the Company and the Restricted Subsidiaries Incurred under overdraft facilities (including, but not limited to, intraday and purchasing card services) extended by one or more financial institutions and established for the Company’s and the Restricted Subsidiaries’ ordinary course of operations;

(15)            Indebtedness in respect of letters of credit, bankers’ acceptances, bank Guarantees, warehouse receipts or similar instruments issued to support performance obligations and letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(16)            unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business;

(17)            Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business or in connection with an acquisition or any other Permitted Investment;

(18)            Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Capital Interests of the Company or any Parent Entity permitted under this Indenture;

(19)            Guarantees incurred in the ordinary course of business by the Company or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(20)            Indebtedness in an aggregate amount equal to 100% of (i) the net cash proceeds received by the Company from the issuance or sale of its Capital Interests (other than Redeemable Capital Interests) after the Issue Date or by any Parent Entity from the issuance and sale of its Capital Interests (other than Redeemable Capital Interests) and contributed to the Company, in each case, after the Issue Date and (ii) any cash consisting of a capital contribution received by any Parent Entity from the holders of its Capital Interests and contributed to the Company, in each case, excluding any Capital Interests issued or capital contribution made on or prior to the Issue Date; provided, however, (i) any such net cash proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 3.4(a) to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 3.4(a) in reliance thereon;

(21)            Indebtedness (i) of the Company or any of its Restricted Subsidiaries Incurred or issued to finance an acquisition and (ii) of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness, either:

(i)               the Total Net Leverage Ratio of the Company determined on a Pro Forma Basis would be less than or equal to 5.00:1.00;

(ii)              the Total Net Leverage Ratio of the Company and its Restricted Subsidiaries determined on a Pro Forma Basis would be less than or equal to the Total Net Leverage Ratio of the Company immediately prior to such acquisition; or

(iii)             the Consolidated Fixed Charge Coverage Ratio of the Company would equal or be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition;

provided, further, that if, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, Pro Forma effect is given to the Incurrence of the entire committed amount of such Indebtedness (any such committed amount pursuant to (x) clause (i) or (ii) of this proviso, a “Total Leverage Ratio Tested Committed Amount” and (y) pursuant to clause (iii) of this proviso, an “Acquisition Coverage Ratio Tested Committed Amount”), then such Total Leverage Ratio Tested Committed Amount or Acquisition Coverage Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (21);

(22)            Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any time outstanding;

(23)            Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clauses (1)(II), (3), (4), (20) or (21) above, this clause (23) or clause (29) below;

(24)            Indebtedness which (A) is contemplated by clause (x)(B) of the definition of “Indebtedness” and (B) could be secured with a Lien pursuant to clause (17) of the definition of “Permitted Liens”;

(25)            Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not constitute an Event of Default under clause (6) of the definition of “Event of Default”;

(26)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (25) above and clauses (27) through (29) below;

(27)            Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with any Asset Acquisition or other Investment permitted under this Indenture;

(28)            Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $5.0 million and 0.56% of Consolidated Total Assets; and

(29)            Indebtedness under the Second Lien Agreement up to a maximum principal amount at any time outstanding not to exceed the sum of (A) $190.0 million plus (B) interest thereon paid in kind plus (C) Related Costs in connection with any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (29).

“Permitted Investments” means:

(1)                Investments in existence on the Issue Date;

(2)                Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(3)                Investments in cash, Cash Equivalents and Investments that were Cash Equivalents when made;

(4)                Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the ordinary course of business;

(5)                Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(6)                Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, amalgamated, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Company or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(7)                Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes;

(8)                receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9)                Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(10)            other Investments by the Company or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any one time outstanding;

(11)            loans and advances to officers, directors, employees or consultants of the Company or any Restricted Subsidiary not to exceed $10.0 million in the aggregate at any one time outstanding;

(12)            Investments the payment for which consists solely of Capital Interests (excluding Redeemable Capital Interests) of the Company;

(13)            any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 3.7 or any other disposition of Property not constituting an Asset Sale;

(14)            Guarantees incurred in the ordinary course of business by the Company or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(15)            payroll, travel, moving, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)            Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary otherwise permitted by Section 3.3;

(17)            any Investment acquired by the Company or any of its Restricted Subsidiaries:

(i)                 in exchange for any other Investment or accounts receivable held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable;

(ii)              in satisfaction of judgments against other Persons;

(iii)            as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)             received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(18)            Investments consisting of the licensing, sublicensing, covenants not to sue, releases or other rights under intellectual property (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Company or its Restricted Subsidiaries;

(19)            advances, loans or extensions of trade credit or prepayments of expenses or loans or advances made to distributors, in each case in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(20)            repurchases of the Notes and Obligations under the Credit Facilities;

(21)            (a) Investments consisting of the purchase price paid for and reasonable transaction costs related to acquisitions by the Company or any Restricted Subsidiary of all or substantially all of the assets or Capital Interests of a Person engaged in a Permitted Business, (b) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or consolidates, merges or amalgamates with the Company or any of its Restricted Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, merger or amalgamation and (c) Investments consisting of any acquisition of, or licenses for, products or assets used or useful in a Permitted Business;

(22)            Investments in a Permitted Joint Venture, when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (and not otherwise converted or applied to another clause of this definition of “Permitted Investments”), not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any one time outstanding;

(23)            Investments resulting from pledges and deposits referred to in clauses (6), (22), (24), (25), (39) and (40) of the definition of “Permitted Liens”;

(24)            [Reserved];

(25)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers and foreign law equivalent interests;

(26)            acquisitions by the Company or any Restricted Subsidiary of Investments evidencing obligations owed by one or more officers or other employees of the Company, such Restricted Subsidiary or any of their subsidiaries in connection with such officer’s or employee’s acquisition of Capital Interests of the Company, so long as no cash is actually advanced in connection with the acquisition of any such obligations;

(27)            Investments consisting of purchases and acquisitions of inventory, supplies, goods, materials and equipment or purchases of contract rights or leases, in each case, in the ordinary course of business;

(28)            Investments consisting of purchases and acquisitions of intellectual property in the ordinary course of business or in the reasonable business judgment of the Company or the Restricted Subsidiaries;

(29)            any Investments; provided that (A) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) shall not exceed 4.25:1.00 and (B) no Event of Default pursuant to Section 6.1(1), (2) or (6) shall exist after giving effect to such Investment;

(30)            Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $25.0 million; and

(31)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) the Company or a Restricted Subsidiary is required by the governing documents of the joint venture or an agreement with the other parties to the joint venture to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” means:

(1)                Liens on the Collateral that secure Note Obligations or Obligations Incurred under Credit Facilities pursuant to clause (1) of the definition of “Permitted Debt” or any Refinancing Indebtedness in respect of such Obligations; provided that (i) in the case of Indebtedness Incurred pursuant to clause (1)(I)(C) of the definition of “Permitted Debt,” such Liens may rank senior and prior to Liens securing the Notes Obligations on the ABL Priority Collateral, in which case such Liens shall rank junior to the Liens securing the Notes Obligations on the Cash Flow Priority Collateral and (ii) in the case of all other Indebtedness incurred under such clause (1), such Liens shall rank equal with the Liens on the Collateral securing the Notes pursuant to a customary pari passu intercreditor agreement or junior to the Liens on the Collateral securing the Notes pursuant to the Cash Flow Intercreditor Agreement;

(2)                Liens in favor of the Company or any Restricted Subsidiary;

(3)                Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or such Person is merged or amalgamated with or into or consolidated with the Company or any Restricted Subsidiary of the Company (including by way of plan of arrangement); provided that such Liens were not Incurred in contemplation of or in connection with such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with the Company or the Restricted Subsidiary;

(4)                Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not Incurred in contemplation of or in connection with such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)                Liens existing on the Issue Date;

(6)                pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(7)                Liens imposed by law, including carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, in each case in respect of which a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(8)                Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(9)                Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not secure Indebtedness;

(10)              Liens securing (i) Swap Contracts and Hedging Obligations, in each case, not entered into for speculative purposes and (ii) Bank Products Obligations;

(11)              Liens relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds (i) maintained with a depositary institution, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(12)             any Lien resulting from the deposit of money or other cash equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary; provided that the Incurrence of Indebtedness and such defeasance or satisfaction and discharge are not prohibited by this Indenture;

(13)            Liens securing Obligations in respect of Indebtedness (including Financing Lease Obligations and Purchase Money Indebtedness) permitted by clause (10) of the definition of “Permitted Debt” covering only the assets acquired, constructed, installed, improved, repaired or developed with, or secured by, such Indebtedness;

(14)            Liens securing Obligations in respect of (a) Indebtedness permitted by clause (14) of the definition of “Permitted Debt” (and any Guarantee thereof) and (b) Indebtedness of Subsidiaries other than Subsidiary Guarantors; provided, in the case of clause (b), that such Liens attach only to assets of Restricted Subsidiaries other than Subsidiary Guarantors;

(15)            Liens securing Indebtedness permitted by clause (15) of the definition of “Permitted Debt”;

(16)            Liens on Capital Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(17)            Liens securing Obligations in respect of Refinancing Indebtedness; provided that any such Lien covers only the assets that secure the Indebtedness being refinanced;

(18)            leases, subleases, survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;

(19)            Liens arising from Uniform Commercial Code (or its equivalent) financing statement filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(20)            judgment and attachment Liens not giving rise to an Event of Default under Section 6.1(6) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)            Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)            Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(23)            Liens arising from precautionary Uniform Commercial Code financing statements or similar or analogous financing statements in any jurisdiction;

(24)            Liens arising from the right of distress enjoyed by landlords or lessors or Liens otherwise granted to landlords or lessors, in either case, to secure payment of arrears of rent in respect of leased properties;

(25)            deemed trusts or other Liens that are unregistered and that secure amounts that are not yet delinquent in respect of unpaid wages, vacation pay, employee or non-resident withholding tax source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, unemployment insurance, pension fund obligations and realty taxes;

(26)            Liens on Capital Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(27)            Liens to secure any Refinancings (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien permitted under this Indenture; provided, however, that (x) such new Lien pursuant to this clause shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after-acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), (y) the Indebtedness secured by such Lien at such time pursuant to this clause is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) an amount necessary to pay the Related Costs related to such Refinancing and (z) such new Lien pursuant to this clause shall also continue to constitute a utilization of any capacity pursuant to the clause under which such initial Lien was incurred;

(28)            licenses, sublicenses, covenants not to sue, releases or other rights under intellectual property granted to or from others (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Company or any of the Restricted Subsidiaries;

(29)            Liens securing the Company’s or its Subsidiaries’ obligations in relation to corporate aircraft, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course;

(30)            Liens (other than liens securing Indebtedness for borrowed money) that are customary in the operation of the business of the Company or any of its Restricted Subsidiaries;

(31)            other Liens in an aggregate principal amount not to exceed the greater of (x) $20.0 million and (y) 2.20% of Consolidated Total Assets, at the time of Incurrence, at any one time outstanding;

(32)            other Liens ranking equal with the Liens on the Collateral securing the Notes pursuant to Intercreditor Agreements, so long as, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, or incurred, on a Pro Forma Basis (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma effect to the Incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Liens Secured Leverage Ratio Tested Committed Amount”), in which case such Liens Secured Leverage Ratio Tested Committed Amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), the Secured Leverage Ratio (when tested for purposes of the incurrence of such Lien) does not exceed 3.00:1.00;

(33)            Liens securing Indebtedness permitted to be incurred pursuant to any Sale and Lease-Back Transactions so long as such liens attach only to the property to which such Indebtedness relates (or accessions to such property and proceeds thereof);

(34)            Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(35)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(36)            set-off and early termination rights under Hedge Agreements;

(37)            (i) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) Liens on the proceeds of Indebtedness in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to any Asset Acquisition or other Investment permitted under this Indenture or any Refinancing;

(38)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(39)            Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Company and its Subsidiaries exceeds 25% of the value of the total assets subject to Section 3.5;

(40)            Liens on any amounts (including the proceeds of the applicable Indebtedness and any cash and Cash Equivalents deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Company in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Company in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent; and

(41)            Liens on the Collateral that secure Second Lien Obligations pursuant to clause (29) of the definition of “Permitted Debt” or any Refinancing Indebtedness in respect of such Obligations so long as such Liens rank junior to the Liens on the Collateral securing the Notes pursuant to the Cash Flow Intercreditor Agreement.

For purposes of determining compliance with this definition, (t) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (u) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (v) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (1) in respect of Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” or (33) above (giving effect to the Incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to such clause (1) in respect of Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” or (33) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to Refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Interests constituting Indebtedness in the form of additional shares of the same class of Capital Interests, (y) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Lien securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such Refinancing (or any subsequent Refinancing) would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed an amount equal to the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing (or any subsequent Refinancing) and (z) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed an amount equal to the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article II is located.

“Pledge and Security Agreement” means that certain Notes Pledge and Security Agreement, dated as of the Issue Date, by and among the Note Collateral Agent, the Company and the Guarantors party thereto from time to time, as amended, restated, supplemented, waived or otherwise modified, renewed or replaced from time to time.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Interests” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Pro Forma” or “Pro Forma Basis” means, for purposes of determining compliance with any provision of this Indenture, including the determination of any financial ratio or test or the amount of revenue or Consolidated Total Assets or Consolidated Adjusted EBITDA, that any Specified Transaction occurring since the first day of the relevant period to and including the relevant date such determination is made (including after the relevant quarter or period end, if applicable) shall be deemed to have occurred as of the first day of the relevant period, including pro forma adjustments arising out of events attributable to such Specified Transaction (including giving effect to those specified in accordance with the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income); provided that, any event, occurrence or transaction that would otherwise be deemed a Specified Transaction, but for failure to meet the monetary threshold in the definition thereof, shall also be given effect on a “Pro Forma Basis”. Upon giving effect to a transaction on a “Pro Forma Basis,” (i) any indebtedness Incurred by the Company or any Restricted Subsidiaries in connection with such Specified Transaction (or any other transaction which occurred during the relevant period) shall be deemed to have been Incurred as of the first day of the relevant period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the end of the relevant period, (iii) income statement items (whether positive or negative) and Consolidated Adjusted EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period, (iv) income statement items (whether positive or negative) attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period and (v) such other pro forma adjustments which would be permitted or required by United States federal or state securities Laws, as amended, shall be taken into account (in each case, in addition to any adjustments permitted pursuant to any applicable financial definition or test). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Company to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, bankers’ acceptances market rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company or the applicable Restricted Subsidiary may designate. Any such adjustments included in calculations made on a Pro Forma Basis shall continue to apply to subsequent calculations of any applicable financial ratios or tests, including during any subsequent test period in which the effects thereof are expected to be realized.

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Indebtedness” means Indebtedness:

(i)                 Incurred to finance or refinance the purchase, assembly, installation or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii)              that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, assembled, installed or constructed.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) any public equity offering of Qualified Capital Interests yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company, other than any such public or private sale to an entity that is an Affiliate of the Company; provided that, in the case of an offering or sale by a Parent Entity, such Parent Entity contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions of the applicable Notes Supplemental Indenture that permit redemption in connection with a Qualified Equity Offering.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available other than as a result of actions by the Company, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed (other than in exchange for Qualified Capital Interests), is redeemable (other than in exchange for Qualified Capital Interests) at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 3.4. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price” means, with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Refinance” means to extend, renew, refund, refinance, replace, redeem, repurchase, retire, defease or discharge, and “Refinancing” and “Refinanced” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness (or unutilized commitments in respect of Indebtedness) permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(1) the Refinancing Indebtedness is subordinated to the Notes or the Note Guarantees, as applicable, to at least the same extent as the Indebtedness being refunded, refinanced or extended, if such Indebtedness was subordinated to the Notes;

(2) the Refinancing Indebtedness is scheduled to mature either no earlier than the shorter of (a) the maturity date of Indebtedness being refunded, refinanced or extended or (b) the maturity date of the Notes;

(3) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refunded, refinanced, renewed, replaced or extended;

(4) such Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate amount then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (b) an amount equal to any unutilized commitment related to the Indebtedness being Refinanced or otherwise then outstanding under a Credit Facility, or other financing arrangement being refinanced, (c) the Related Costs in connection with such Refinancing Indebtedness;

(5) such Refinancing Indebtedness is Incurred by the same Person (or its successor) that initially Incurred the Indebtedness being refunded, refinanced, renewed, replaced or extended, except that the Company or any Guarantor may Incur Refinancing Indebtedness to refund, refinance, renew, replace or extend Indebtedness of any Restricted Subsidiary of the Company; and

(6) (x) if the Indebtedness being refinanced is secured by a Lien on any Collateral, such Refinancing Indebtedness may be secured by a Lien on such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being refinanced, but not any additional Collateral) on terms relating to such Collateral not materially less favorable to the Cash Flow Secured Parties (as determined conclusively by the Company and evidenced by an Officers’ Certificate) than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being refinanced and (y) if the Indebtedness being refinanced is unsecured, such Refinancing Indebtedness may be secured by a Lien on the Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being refinanced, but not any additional Collateral) so long as such Refinancing Indebtedness is Junior Priority Obligations and the holders of such Junior Priority Obligations, or their duly appointed agent, shall become a party to the Cash Flow Intercreditor Agreement or another intercreditor agreement with the Note Collateral Agent on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the Notes.

“Regular Record Date” means, with respect to any series of Notes, “Regular Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Costs” means the aggregate amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Relevant Parent Entity” means any Parent Entity so long as the Company is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” is defined to mean any of the following:

(a)                any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company, other than:

(i)                 dividends, distributions or payments made solely in Qualified Capital Interests in the Company; and

(ii)              dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b)                any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Indebtedness, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);

(c)                any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Subordinated Obligations (excluding any Indebtedness owed to the Company or any Restricted Subsidiary), except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; and

(d)                any Restricted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S) and (B) the Issue Date, and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Second Lien Agreement” means the Second Lien Credit and Guaranty, dated as of April 22, 2021, by and among the Company, certain subsidiaries of the Company party thereto from time to time as guarantors, the lenders party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent.

“Second Lien Agent” has the meaning set forth in the Base Intercreditor Agreement.

“Second Lien Obligations” has the meaning set forth in the Base Intercreditor Agreement.

“Secured Indebtedness” means, at any date of determination, the sum (without duplication) of (i) any Indebtedness secured by a Lien (other than Liens consisting of (A) Indebtedness secured by a Lien ranking junior to or subordinated to any Liens securing the Notes (other than Liens securing ABL Obligations) and (B) property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby), (ii) any Debt Secured Leverage Ratio Tested Committed Amount or any Liens Secured Leverage Ratio Tested Committed Amount (or to the extent secured as described in clause (i) immediately above, any Coverage Ratio Tested Committed Amount, Acquisition Coverage Ratio Tested Committed Amount or Total Leverage Ratio Tested Committed Amount initially established on such date as of such date and (iii) solely for purposes of calculating the amount of Indebtedness that can be Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt” as of such date, Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt.”

“Secured Leverage Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) the aggregate principal amount of Secured Indebtedness as of such date minus the aggregate amount of Unrestricted Cash of the Company and its Restricted Subsidiaries (except proceeds of Indebtedness that is Incurred for which the Secured Leverage Ratio is to be calculated or is otherwise Incurred substantially contemporaneously with such Indebtedness) on the Determination Date (excluding any Hedging Obligations or Swap Contracts, in each case, not entered into for speculative purposes) to (b) Four Quarter Consolidated Adjusted EBITDA; provided that, for purposes of the foregoing calculation, (x) in the event that the Company shall classify Indebtedness that is secured by Liens on property or assets of the Company and its Restricted Subsidiaries Incurred on the date of determination as Incurred in part pursuant to clause (1)(II) of the definition of “Permitted Debt” and in part pursuant to one or more other clauses (or subclauses) of the definition of “Permitted Debt” and/or pursuant to Section 3.3(a) (other than any such Indebtedness secured in part pursuant to clause (33) of the definition of “Permitted Liens”), Secured Indebtedness shall not include any such Indebtedness (and shall not give effect to any discharge of Secured Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause (or subclause) of the definition of “Permitted Debt” and/or pursuant to Section 3.3(a) (as provided in clause Section 3.3(c)(x))and (y) in the event that the Company shall classify Liens securing Indebtedness Incurred by the Company or its Restricted Subsidiaries on the date of determination as Incurred in part pursuant to clause (33) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses (or subclauses) of the definition of “Permitted Liens” and/or pursuant to Section 3.5(a) (other than any such Indebtedness Incurred pursuant to clause (1)(II) of the definition of “Permitted Debt”), Secured Indebtedness shall not include any such Indebtedness (and shall not give effect to any discharge of Secured Indebtedness from the proceeds thereof) to the extent secured by Liens Incurred pursuant to any such other clause (or subclause) of the definition of “Permitted Liens” and/or pursuant to Section 3.5(a) (as provided in the last paragraph of the definition of “Permitted Liens”). For purposes of making the computation referred to above, (I) the Secured Leverage Ratio shall be calculated, if applicable, on a Pro Forma Basis in respect of clauses (a) and (b) thereof as are appropriate and consistent with the Pro Forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” and (II) subject to the previous sentence, the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to Refinance any such other Indebtedness.

“Secured Parties” means the collective reference to the Trustee, the Note Collateral Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Obligations.

“Senior Priority Agent” has the meaning set forth in the Cash Flow Intercreditor Agreement.

“Senior Priority Obligations” has the meaning set forth in the Cash Flow Intercreditor Agreement.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Company pursuant to Section 2.10.

“Specified Transaction” means, with respect to any period, any (i) Investment involving the acquisition of an operating or geographical unit of a business or that constitutes an acquisition of all or substantially all of the common stock of a Person and involves the payment of consideration by the Company and its Restricted Subsidiaries, (ii) entry into a distribution or licensing agreement, (iii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations) or involves the abandonment or discontinuation of operations, (iv) incurrence, amendment, modification, repayment or refinancing of Indebtedness, (v) Restricted Payment, (vi) designation or redesignation of an Unrestricted Subsidiary or Restricted Subsidiary, (vii) specified action taken or expected to be taken as described in clause (a)(xi) of the definition of Consolidated Adjusted EBITDA or (viii) other event, in each case that by the terms of this Indenture requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Stated Maturity” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Indebtedness or any installment of interest thereon, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Obligations” means (a) any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect and (b) for the purposes of Section 3.4, (i) any Indebtedness secured by a Lien having Junior Lien Priority on the Collateral and (ii) any unsecured Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited or general partnership, trust, association or other business entity of which more than 50% of the total voting power of shares of the Voting Interests is at the time owned, directly or indirectly, by:

(1)                such Person;

(2)                such Person and one or more Subsidiaries of such Person; or

(3)                one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Company that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date, except as otherwise provided herein.

“Total Net Leverage Ratio” means, as of any Determination Date, the ratio of (i) Consolidated Total Debt as of such date minus the aggregate amount of Unrestricted Cash of the Company and its Restricted Subsidiaries (except proceeds of Indebtedness that is incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) on the Determination Date to (ii) Four Quarter Consolidated Adjusted EBITDA; provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Indebtedness of the Company and its Restricted Subsidiaries Incurred on the date of determination as Incurred in part pursuant to Section 3.3(a) and in part pursuant to one or more clauses (or subclauses) of the definition of “Permitted Debt” (other than clause (21) of such definition), as provided in Section 3.3(c)(x), Consolidated Total Debt shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such clause (or subclause) of the definition of “Permitted Debt” (other than clause (21) of such definition). For purposes of making the computation referred to above, the Total Net Leverage Ratio shall be calculated, if applicable, on a Pro Forma Basis in respect of clauses (i) and (ii) thereof as are appropriate and consistent with the Pro Forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” has the meaning set forth in the definition of “Four Quarter Period.”

“Transactions” means, collectively, any or all of the following: (i) the entry into this Indenture and related documents and the offer and issuance of the initial Notes, (ii) the entry into the Second Lien Agreement and related documents, (iii) the entry into an amendment to the ABL Credit Agreement and related documents, (iv) the use of the proceeds of the issuance of such Notes and the initial borrowings under the Credit Agreements and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Treasury Rate” means, as of the date of any applicable redemption notice, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Notes to April 15, 2023; provided, however, that if the then remaining term of the Notes to April 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then-remaining term of the Notes to April 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the date of the applicable redemption notice and (b) prior to such redemption date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of this Indenture, or any other officer of the Trustee to whom a corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company as at such date, to the extent such cash and Cash Equivalents are not classified as “restricted” (unless so classified solely because of any provision under this Indenture or the Note Security Documents, or any other agreement or instrument governing any such other Indebtedness that is subject to an Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Note Obligations or other Indebtedness that is subject to an Intercreditor Agreement).

“Unrestricted Subsidiary” means:

(1)                any Subsidiary designated as such in this Indenture or, after the Issue Date, by the Board of Directors of the Company or any Parent Entity in an Officer’s Certificate in the manner provided in Section 3.14; and

(2)                any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1)                direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)                obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person or otherwise direct the management thereof.

SECTION 1.2 Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	3.7
“Affiliate Transaction”	3.8
“Agent Members”	2.15(b)
“Asset Sale Proceeds Application Period”	3.7
“Authentication Order”	2.6
“Certificate of Beneficial Ownership”	2.16(3)
“Change of Control Notice”	3.9(b)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“covenant defeasance option”	8.1
“Covenant Suspension Event”	3.15(a)
“Defaulted Interest”	2.10
“Distribution Compliance Date”	2.1
“Event of Default”	6.1
“Excess Proceeds”	3.7
“Global Notes”	2.1
“Guarantor Obligations”	10.1(a)
“legal defeasance option”	8.1

Term	Defined in Section

“Minimum Denomination”	2.5
“Note Register” and “Note Registrar”	2.8
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Permanent Regulation S Global Notes”	2.1
“Physical Notes”	2.1
“Private Placement Legend”	2.3
“protected purchaser”	2.9
“Ratio Tested Committed Amount”	1.1
“Redemption Date”	5.4
“Regulation S Global Notes”	2.1
“Regulation S Note Exchange Date”	2.16(3)
“Regulation S Physical Notes”	2.1
“Reinstatement Date”	3.15(b)
“Required Filing Dates”	3.2(a)
“retiring Trustee”	7.7
“Rule 144A Global Note”	2.1
“Rule 144A Physical Notes”	2.1
“Satisfaction of the Notes”	3.15(a)
“Surviving Entity”	4.1(i)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(c)
“Temporary Regulation S Global Notes”	2.1

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a)                the terms defined in this Indenture have the meaning assigned to them in this Indenture;

(b)                all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)                “or” is not exclusive;

(d)                all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(e)                 the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;

(f)                 words in the singular include the plural and words in the plural include the singular;

(g)                (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(h)                references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(i)                 unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)                 the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k)                unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee and Note Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or Note Collateral Agent pursuant to procedures approved by the Trustee or Note Collateral Agent..

SECTION 1.4 [Reserved].

SECTION 1.5 [Reserved]

SECTION 1.6 Compliance Certificates and Opinions. Upon any application or request by the Company or by any other obligor upon the Notes (including any Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including any Guarantor), as the case may be, shall furnish to the Trustee such certificates (other than on the Issue Date in connection with (i) the issuance, authentication and delivery of the Initial Notes, (ii) a supplemental indenture pursuant to Section 4.1(a)(i) or (iii) the addition of new Subsidiary Guarantors) and opinions (other than (x) on the Issue Date in connection with (i) the issuance, authentication and delivery of the Initial Notes or (ii) a supplemental indenture pursuant to Section 4.1(a)(i) and (y) in connection with (i) the release, discharge and termination of a Note Guarantee or (ii) the addition of new Subsidiary) as may be required under this Indenture. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 3.1) shall include:

(1)    a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and

(4)    a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.

SECTION 1.7 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.8 Acts of Noteholders; Record Dates.

(a)                Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Company, and any other obligor upon the Notes, if made in the manner provided in this Section 1.8.

(b)                The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)                The ownership of the Notes shall be proved by the Note Register.

(d)                Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(e)

(i)                 The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 1.10.

(ii)                The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 6.2, (C) any request to institute proceedings referred to in Section 6.6 or (D) any direction referred to in Section 6.5, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 1.10.

(iii)              With respect to any record date set pursuant to this Section 1.8, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 1.8(e) in writing, and to each Holder of Notes in the manner set forth in Section 1.10, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.8, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv)              Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v)                Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(vi)              The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.9 Notices, Etc., to Trustee, Note Collateral Agent and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1)     the Trustee by any Holder, by the Note Collateral Agent or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at 1100 N. Market Street, Wilmington, DE 19890, Attention: Lannett Company, Inc. Administrator or at any other address furnished in writing to the Company and the Note Collateral Agent by the Trustee,

(2)     the Note Collateral Agent by any Holder, by the Trustee or by the Company or by any obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Note Collateral Agent at 1100 N. Market Street, Wilmington, DE 19890, Attention: Lannett Company, Inc. Note Collateral Agent or at any other address furnished in writing to the Trustee and the Company by the Note Collateral Agent, or

(3)     the Company by the Trustee, by the Note Collateral Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, to the Company at Lannett Company, Inc., 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania, 19053, Attention: Timothy C. Crew with copies to (i) Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention: Scott B. Selinger, Esq., or at any other address furnished in writing to the Trustee and the Note Collateral Agent by the Company, or

(4)     the Company, the Note Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

SECTION 1.10 Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder affected by such event, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).

SECTION 1.11 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.12 Successors and Assigns. All covenants and agreements in this Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Note Collateral Agent in this Indenture shall bind its successors.

SECTION 1.13 Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.14 Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 1.15 GOVERNING LAW; JURISDICTION. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE NOTE COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES, EACH GUARANTOR AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

SECTION 1.16 Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

SECTION 1.17 No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee, any Note Security Document, any Intercreditor Agreement or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

SECTION 1.18 Exhibits and Schedules. All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

SECTION 1.19 Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 1.20 Force Majeure. To the extent permitted by the TIA, in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, accidents, labor disputes or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility (it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

SECTION 1.21 Limited Condition Transaction. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Default of Event of Default, as applicable, has occurred, in continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Interests is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 1.21, and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Interests is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)     determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or any other financial measure,

(ii)     testing baskets set forth in this Indenture (including baskets based on Four Quarter Consolidated Adjusted EBITDA (or a percentage thereof)); or

(iii)    any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Indenture;

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Interests is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions entered into in connection therewith (including any Incurrence or Discharge or Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Four Quarter Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with, provided that (1) if financial statements for one or more subsequent fiscal years or quarters shall have been delivered pursuant to the Company’s reporting obligations under Section 3.2, the Company may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable effective date for purposes of such ratios, baskets or amounts, (2) except as contemplated in the foregoing clause (1), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable effective date for such Limited Condition Transaction and any actions or transactions related thereto (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) and (3) Consolidated Interest Expense for purposes of the Consolidated Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Company in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated Adjusted EBITDA of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or Discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Sale, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (in the case of an acquisition or Investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

SECTION 1.22 Division. Any reference herein to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

SECTION 1.23. Intercreditor Agreements. Each Holder, by its acceptance of Notes, (a) consents to the subordination of Liens on Collateral provided for in the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement (if and to the extent applicable), (b) agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement, (c) authorizes and instructs the Note Collateral Agent to enter into the Base Intercreditor Agreement as a “Term Loan Agent” thereunder and on behalf of such Holder and (d) authorizes and instructs the Note Collateral Agent to enter into the Cash Flow Intercreditor Agreement as a “Senior Priority Agent” thereunder and on behalf of such Holder.

SECTION 1.24 Designation under Intercreditor Agreement. This Indenture is a “Term Loan Credit Agreement” under and as defined in the Base Intercreditor Agreement. This Indenture is a “Cash Flow Credit Agreement” under and as defined in the Cash Flow Intercreditor Agreement. The Base Intercreditor Agreement is the “ABL/Term Loan Intercreditor Agreement” as defined in the Base Intercreditor Agreement.

SECTION 1.25 Integration. This Indenture, any supplemental indenture hereto, the Notes and the Note Security Documents represent the entire agreement of each of the Company, the Guarantors party hereto, the Trustee, the Note Collateral Agent and the Holders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Company, the Guarantors party hereto, the Trustee, the Note Collateral Agent or any Holder relative to the subject matter hereof not expressly set forth or referred to herein, in any supplemental indenture hereto, in the Notes or in the Note Security Documents.

SECTION 1.26 Waiver of Jury Trial. To the fullest extent permitted by applicable law, each of the Company, the Guarantors, the Trustee, the Note Collateral Agent and the Holders hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Indenture, any Supplemental Indenture hereto, any Notes or any Note Security Document and for any counterclaim therein.

SECTION 1.27 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 1.28 Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes and none of the Trustee (acting in any capacity hereunder) or Note Collateral Agent shall be liable or responsible for any calculation required under this Indenture or for any information required under this Indenture in connection with any calculation. The Company shall make all calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to the Trustee and the Trustee (acting in any capacity hereunder) is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

ARTICLE II

The Notes

SECTION 2.1 Forms Generally. The Initial Notes and Initial Additional Notes that are not Exchange Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A annexed hereto (as such forms may be modified in accordance with Section 2.4). The Exchange Notes and any Additional Notes that are not Initial Additional Notes, or that are issued in a registered offering pursuant to the Securities Act, and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit B annexed hereto (as such forms may be modified in accordance with Section 2.4). Each of Exhibit A and B, is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibits A and B are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Initial Notes and any Initial Additional Notes offered and sold in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Note,” and shall be deposited with the Notes Custodian for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided.

Initial Notes and any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Permanent Regulation S Global Notes”), unless the Company notifies the Trustee in writing that such global Notes should be issued in temporary form, in which case such global Notes shall be issued in the form of one or more temporary global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Temporary Regulation S Global Notes” and, together with the Permanent Regulation S Global Notes, the “Regulation S Global Notes”). The Regulation S Global Notes shall be deposited with the Notes Custodian for credit to an account of an Agent Member holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Notes Custodian as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Date”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall, if applicable, be exchanged as provided in Sections 2.15 and 2.16 for beneficial interests in one or more Permanent Regulation S Global Notes, except as otherwise permitted herein. Simultaneously with the authentication of such Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 2.15 and 2.16, Initial Notes and any Initial Additional Notes issued pursuant to Section 2.8 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Rule 144A Physical Notes”) or (y) in a Permanent Regulation S Global Note or in a Temporary Regulation S Global Note (if any) on or after the Regulation S Note Exchange Date with respect to any Temporary Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Exchange Notes shall be issued substantially in the form set forth in Exhibit B hereto (as such form may be modified in accordance with Section 2.4) and, subject to Section 2.15(c), shall be in the form of one or more Global Notes.

SECTION 2.2 Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

SECTION 2.3 Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 2.16(4):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE),] [IN THE CASE OF NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

Any Regulation S Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.15 AND 2.16 OF THE INDENTURE (AS DEFINED HEREIN).

Any Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

Each Global Note and Physical Note that has more than a de minimis about of original issue discount for U.S. federal income tax purposes shall also bear the following legend on the face thereof:

THIS NOTE MAY HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [ ], THE CHIEF FINANCIAL OFFICER OF THE ISSUER, AT 1150 NORTHBROOK DRIVE, SUITE 155, TREVOSE, PENNSYLVANIA 19053 OR BY PHONE AT (215) 333-9000, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

SECTION 2.4 Amount Unlimited; Issuable in Series. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited. The Notes may be issued from time to time in one or more series. Except as provided in Section 10.2, all Notes (including any Exchange Notes issued in exchange therefor) will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.

The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:

(1)                the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);

(2)                any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e), or 5.7);

(3)                the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(4)                the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;

(5)                the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series (i) may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option or (ii) shall be redeemed, in whole or in part, upon the occurrence of specified events, if the Notes shall be subject to a mandatory redemption provision;

(6)                if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;

(7)                in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2;

(8)                in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the covenants set forth in Articles III and IV; and

(9)                in the case of any Notes, other than Initial Notes and any Exchange Notes issued in exchange for Initial Notes, any addition to or change in the definitions in Section 1.1 related to additions or changes contemplated by the foregoing clauses (7) and (8).

The form of the Notes of such series, as set forth in Exhibit A or B as the case may be, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.

Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (9) will be treated as the same series, unless otherwise designated by the Company.

SECTION 2.5 Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof.

SECTION 2.6 Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company by one Officer thereof. The signature of any such Officer on the Notes may be manual, electronic or by facsimile.

Notes bearing the manual, electronic or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $350.0 million, (ii) Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Company and (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes, in each case specified in clauses (i) through (iii) above, upon a written order of the Company in the form of a Company Order (an “Authentication Order”). Such Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP,” “ISIN,” “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.7 Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.

SECTION 2.8 Registrar and Paying Agent. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Company may change the Paying Agent or Note Registrar for any series of Notes without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any wholly owned Domestic Restricted Subsidiary of the Company may act as Paying Agent or Note Registrar.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of the same series, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the sending of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 5.3(b) and ending at the close of business on the day of such sending, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

SECTION 2.9 Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Company. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith, although such obligation does not alleviate any obligations to pay or reimburse the Trustee hereunder.

Every new Note issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 2.9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.10 Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in the applicable Notes Supplemental Indenture.

Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at their election, as provided in clause (1) or clause (2) below:

(1)                The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Company shall promptly notify the Trustee of such Special Record Date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so sent, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)                The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 2.10, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note of such series.

SECTION 2.11 Persons Deemed Owners. The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

SECTION 2.12 Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.12, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

SECTION 2.13 Computation of Interest. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, interest on the Notes shall be computed on the basis of a 360 day year consisting of twelve 30-day months.

SECTION 2.14 CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers. The Company should promptly notify the Trustee, in writing, of any change in any “CUSIP,” “ISIN” or “Common Code” number, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Company.

SECTION 2.15 Book-Entry Provisions for Global Notes.

(a)                Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Notes Custodian. None of the Company, the Trustee (acting in any capacity hereunder) nor any of their agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)                Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Notes Custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c)                Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 2.8 and 2.16. Subject to the limitation on issuance of Physical Notes set forth in Section 2.16(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d)                In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 2.15(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.

(e)                In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 2.15(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note), Regulation S Physical Notes (in the case of any Regulation S Global Note) or other applicable Physical Notes, as the case may be, of authorized denominations.

(f)                 The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.16) and the applicable rules and procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s applicable rules and procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note (or shall otherwise comply with the then applicable rules and procedures of the Depositary). Subject to Section 2.16, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g)                Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 2.15(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 2.3 and Section 2.16, bear the Private Placement Legend.

(h)                Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.16.

SECTION 2.16 Special Transfer Provisions.

(1)                Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a)                if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company and the Trustee, an Opinion of Counsel, certifications and other information satisfactory to the Company and the Trustee, and

(b)                if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred; and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and the Trustee (upon receipt of an Authentication Order) shall authenticate and deliver one or more Physical Notes of like tenor and amount.

(2)                Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8) and,

(a)                if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b)                if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3)                Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 2.15 and this Section 2.16.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note (any such exchange being limited, in any case, to the circumstances set forth in Section 2.15(c)) or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the Distribution Compliance Date, on which the Company receives a certificate of beneficial ownership substantially in the form of Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4)                Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Resale Restriction Termination Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5)                Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 2.16, such registration to be done in accordance with the otherwise applicable provisions of this Section 2.16, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company or the Trustee may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form of Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be transferred other than as provided in this Section 2.16. A beneficial interest in a Global Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 2.16.

(6)                General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 (including all Notes received for transfer pursuant to this Section 2.16). The Company shall have the right to require the Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer. Furthermore, the Trustee and Note Registrar shall have no liability or responsibility to monitor any such transfer for compliance with the provisions hereunder and/or governing securities laws or otherwise.

SECTION 2.17 Payment of Additional Interest.

(a)                Under certain circumstances the Company will be obligated to pay certain additional amounts of interest to the Holders of certain Initial Notes, as more particularly set forth in such Initial Notes.

(b)                Under certain circumstances the Company may be obligated to pay certain additional amounts of interest to the Holders of certain Initial Additional Notes, as may be more particularly set forth in such Initial Additional Notes.

(c)                Prior to any Interest Payment Date on which any such additional interest is payable, the Company shall give notice to the Trustee of the amount of any additional interest due on such Interest Payment Date. The Trustee (acting in any capacity hereunder) shall have no duty to calculate or verify the calculation of any additional interest that is payable as determined by the Company.

SECTION 2.18 Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than either of the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

ARTICLE III

Covenants

SECTION 3.1 Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 12:00 p.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Reports and Other Information.

(a)                So long as any Notes are outstanding notwithstanding that following the Issue Date the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission (unless such filing is not permitted under the Exchange Act or by the Commission), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the Commission pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject (the “Required Filing Dates”); provided that at any time the Company is not required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and the Company is not permitted by the Exchange Act or the Commission to file with the Commission the annual reports, information, documents and other reports that it would be required to file if it were subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will within 15 days of each Required Filing Date provide to the Trustee and, upon request, to Holders a copy of all of the information and reports (without exhibits) it would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if it were so subject.

(b)                The Company will be deemed to have satisfied the requirements of Section 3.2(a) if any Parent Entity is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the Commission via the EDGAR (or successor) filing system and such reports are publicly available; provided that to the extent such information is related to such Parent Entity, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(c)                Delivery of reports, information and documents (including, without limitation, reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the filing, timeliness or content of such reports.

SECTION 3.3 Limitation on Incurrence of Indebtedness.

(a)                The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma effect to the Incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Coverage Ratio Tested Committed Amount”), in which case such Coverage Ratio Tested Committed Amount may thereafter be borrowed and reborrowed in whole or in part, from time to time without further compliance with this proviso, the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, including as if any such Indebtedness, and any other Indebtedness Incurred since the beginning of the Four Quarter Period had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Indebtedness repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be equal to or greater than 2.00:1.00.

(b)                Notwithstanding Section 3.3(a), the Company and its Restricted Subsidiaries may Incur Permitted Debt.

(c)                For purposes of determining any particular amount of Indebtedness under this Section 3.3, Guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 3.3, (i) in the event that an item of Indebtedness Incurred pursuant to the definition of “Permitted Debt” meets the criteria of more than one of the types of Indebtedness described therein or is entitled to be Incurred pursuant to Section 3.3(a), the Company, in its sole discretion, shall divide or classify, and from time to time may divide or reclassify, all or any portion of such item of Indebtedness; provided that Indebtedness Incurred under the Credit Facilities on the Issue Date shall at all times be treated as Incurred pursuant to clause (1) of the definition of “Permitted Debt”; provided, further that (if the Company shall so determine) any Indebtedness Incurred pursuant to (x) clauses (22) or (28) of the definition of “Permitted Debt” shall cease to be deemed outstanding for purposes of any such clause but shall instead be deemed Incurred for the purposes of Section 3.3(a) from and after the first date on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under Section 3.3(a) without reliance on such clause or subclause and (y) subclause (1)(I)(C) under the definition of “Permitted Debt” shall cease to be deemed Incurred or outstanding pursuant to such subclause but shall be deemed Incurred for purposes of subclause (1)(II) of the definition of “Permitted Debt” from and after the first date on which the Company or a Restricted Subsidiary could have Incurred such Indebtedness under subclause (1)(II) of the definition of “Permitted Debt” without reliance on such subclause, (ii) in the event that Indebtedness could be Incurred in part under Section 3.3(a), the Company, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 3.3(a) and the remainder of such Indebtedness as having been Incurred pursuant to the definition of “Permitted Debt,” (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP, (iv) the principal amount of Indebtedness outstanding under any clause or subclause of this Section 3.3 or the definition of “Permitted Debt” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (v) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on either clause (1) of the definition of “Permitted Debt” or any provision in the definition of “Permitted Debt” measured by reference to Four Quarter Consolidated Adjusted EBITDA or a percentage of Consolidated Total Assets, as applicable, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma effect to the Incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Grower Tested Committed Amount”) may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such Incurrence would cause such basket in clause (1) of the definition of “Permitted Debt,” Four Quarter Consolidated Adjusted EBITDA or percentage of Consolidated Total Assets to be exceeded and such Grower Tested Committed Amount shall be deemed outstanding pursuant to such basket so long as such commitments are in effect, (vi) if any Indebtedness is Incurred to Refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially Incurred (or established) (or, to Refinance Indebtedness Incurred (or commitments established)) in reliance on any provision of the definition of “Permitted Debt” measured by reference to Four Quarter Consolidated Adjusted EBITDA or a percentage of Consolidated Total Assets, as applicable, and such Refinancing would cause such Four Quarter Consolidated Adjusted EBITDA or percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Four Quarter Consolidated Adjusted EBITDA or Consolidated Total Assets, as applicable, on the date of such Refinancing, such Four Quarter Consolidated Adjusted EBITDA or percentage of Consolidated Total Assets, as applicable, restriction shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing, and (vii) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of the definition of “Permitted Debt” measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing. The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Indebtedness in the form of additional Indebtedness or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Indebtedness.

(d)                For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness (or any category of Permitted Liens described in the definition thereof), the U.S. dollar equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was first Incurred or Liens securing such Indebtedness were first granted (or, if earlier, the date on which such Indebtedness was first allocated or priced, as applicable), in the case of term Indebtedness, or such Indebtedness was first committed or Liens securing such Indebtedness were first granted, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred (or commitments established) as Refinancing Indebtedness to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) denominated in another currency, and such refinancing would cause the applicable provision of this Section 3.3 (or category of Permitted Liens) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such provision of this Section 3.3 (or category of Permitted Liens), shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) an amount equal to any unutilized commitment related to the Indebtedness being Refinanced, plus (iii) the Related Costs.

(e)                For all purposes hereunder, (1) unsecured Indebtedness will not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness will not be treated as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral, (3) Indebtedness of such Person which is not guaranteed will not be treated as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee and (4) Indebtedness under any Secured Indebtedness will not be deemed to be subordinated because of the application of waterfall or other payment-ordering or collateral-sharing provisions affecting any such Secured Indebtedness.

SECTION 3.4 Limitation on Restricted Payments.

(a)                The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(i)                 no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(ii)               after giving effect to such Restricted Payment on a Pro Forma Basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); and

(iii)             after giving effect to such Restricted Payment, the aggregate amount for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 3.4(b)) shall not exceed the sum (without duplication) of:

(1)                (x) an amount equal to $15.0 million plus (y) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2021 and ending on the last day of the most recently ended fiscal quarter for which internal financial information is available at the time of such Restricted Payment, plus

(2)                100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Indebtedness (including Redeemable Capital Interests) of the Company, and from the exercise of options, warrants or other rights to acquire such Qualified Capital Interests (other than, in each case, Capital Interests or Indebtedness issued or sold to a Subsidiary of the Company), plus

(3)                100% of the net reduction in Restricted Investments, made by the Company or any Restricted Subsidiary subsequent to the Issue Date, in any Person, resulting from (i) payments of interest on Indebtedness, dividends, repayments of loans or advances, or any sale or disposition of such Restricted Investments (but only to the extent such items are not included in the calculation of Consolidated Net Income), or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (or the causing of a Person that is not a Subsidiary to become a Restricted Subsidiary),

(b)                Notwithstanding Section 3.4(a), the Company and its Restricted Subsidiaries may take the following actions:

(i)                 the payment of any dividend or the consummation of any redemption, capital return or similar transaction within 60 days after declaration thereof (or such longer period between declaration and consummation as may be required by applicable law), or the giving of such notice, as applicable, if, at the declaration date or notice thereof, such payment or redemption would have complied with this Section 3.4;

(ii)               the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the sale (other than to a Subsidiary of the Company) of Qualified Capital Interests of the Company or a capital contribution to the Company; provided, however, that the net cash proceeds from such sale of Qualified Capital Interests or such capital contribution will be excluded from Section 3.4(a)(iii)(2) to the extent applied to any such purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(iii)             the redemption, defeasance, repurchase or acquisition or retirement for value of any Subordinated Obligations out of the net cash proceeds of (x) Refinancing Indebtedness of the Company or such Guarantor, as the case may be, Incurred in accordance with this Indenture or (y)  the issue and sale (other than to a Subsidiary of the Company) of Qualified Capital Interests of the Company;

(iv)              the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any Parent Entity (or any payments to a Parent Entity for the purposes of permitting any such repurchase) held by directors, officers, consultants, employees, former directors, former officers, former consultants or former employees of the Company or any Restricted Subsidiary or Parent Entity (or their Immediate Family Members, estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or service or alteration of employment or service status or pursuant to the terms of any agreement under which such Capital Interests were issued (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement) and, for the avoidance of doubt, including any principal and interest payable on any promissory notes issued by the Company or any Parent Entity in connection with such repurchase, retirement or other acquisition, including any Capital Interests rolled over by management of the Company in connection with the Transactions; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed the greater of (x) $5.0 million and (y) 0.56% of Consolidated Total Assets in any calendar year; provided, further, that any unused amounts in any calendar year may be carried forward; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect Parent Entity of the Company (to the extent contributed to the Company) to employees, directors, officers or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(iii); plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(v)                dividend adjustments and repurchases of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities or the vesting of restricted stock units or deferred stock units (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement);

(vi)              Restricted Payments (A) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Interests of the Company or the vesting of restricted stock units or deferred stock units and (B) consisting of (i) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Company, any Restricted Subsidiary or any Parent Entity, in each case solely to the extent such taxes relate to the foregoing persons’ ownership of Capital Interests in the Company and/or (ii) repurchases of Capital Interests in consideration of the payments described in clause (i), including demand repurchases in connection with the exercise of stock options or the vesting of restricted stock units or deferred stock units;

(vii)            payments (or Restricted Payments made to allow any Parent Entity to pay) for the repurchase of Capital Interests of the Company or any Parent Entity held by any present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or family member thereof) as a result of the exercise by such person of employee stock options or the vesting of restricted stock units or deferred stock units, in an amount not to exceed the greater of $5.0 million and 0.56% of Consolidated Total Assets;

(viii)          the extension of credit that constitutes intercompany Indebtedness, the Incurrence of which was permitted pursuant to Section 3.3;

(ix)              the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary Incurred in compliance with Section 3.3 to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(x)                the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A)  in the event of a change of control in accordance with provisions similar to those in Section 3.9, (B) in accordance with provisions similar to those in Section 3.7, (C) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or any of its Restricted Subsidiaries or Refinancing Indebtedness Incurred in compliance with Section 3.3 or (D) constituting Acquired Indebtedness; provided, in the case of clauses (A) and (B), that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has complied with its obligations under this Indenture described in Section 3.9 and Section 3.7, as applicable;

(xi)              [Reserved];

(xii)            so long as no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof, other Restricted Payments not in excess of an aggregate amount equal to the sum of (x) the greater of (a) $25.0 million and (b) 2.80% of Consolidated Total Assets plus (y) Declined Excess Proceeds; provided that if this clause (xii) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (xii) shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(xiii)          [Reserved];

(xiv)          (A) any Restricted Payments of the type described in clauses (a) or (b) of the definition of “Restricted Payments,” if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 3.75:1.00, (B) any Restricted Payments of the type described in clauses (c) or (d) of the definition of “Restricted Payments,” if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 4.25:1.00 and (C) any Restricted Payments made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Subordinated Obligations, if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Secured Leverage Ratio shall not exceed 3.50:1.00;

(xv)            if, at any time, the Company is a member of a group filing a consolidated, combined, affiliated or unitary income tax return with any Parent Entity, Restricted Payments to such Parent Entity to pay U.S. federal, foreign, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Company and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of U.S. federal, foreign, state and local income taxes (as the case may be) in respect of such year if the Company and its Subsidiaries paid such income taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income tax group for such year (reduced by any such taxes paid directly by the Company or any Subsidiary, and determined as if the Company and its Subsidiaries were never members of such consolidated, combined, affiliated or unitary group with such direct or indirect parent, and were always either separate company taxpayers or members of a stand-alone consolidated, combined, affiliated or unitary income tax group that includes just the Company and its Subsidiaries);

(xvi)          the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to, any Parent Entity, in the amount required for such Parent Entity to, if applicable:

(a)                pay amounts equal to the amounts required for any Parent Entity to pay fees and expenses, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, future, present or former officers, employees, directors, managers, consultants or independent contractors of any Parent Entity, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Parent Entity, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its Subsidiaries;

(b)                pay, if applicable, amounts equal to amounts required for any Parent Entity to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, and is otherwise considered Indebtedness of, the Company or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by the Company or any such Guarantor);

(c)                pay fees and expenses (including, for the avoidance of doubt, taxes) Incurred by any Parent Entity related to (i) the maintenance by such Parent Entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under any Credit Facility, (ii) any unsuccessful equity or debt offering of securities of such Parent Entity and (iii) any equity or debt issuance, Incurrence or offering, any disposition or acquisition or any investment transaction by the Company or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Company or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d)                pay franchise and excise taxes and other fees, taxes and expenses in connection with any ownership of the Company or any of its Subsidiaries or required to maintain their organizational existences;

(e)                finance, or to make payments to any other Parent Entity to finance, any Investment that, if consummated by the Company or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such Parent Entity causes (x) all property acquired (whether assets or Capital Interests) to be contributed to the Company or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 4.1) of the Person formed or acquired into the Company or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.10; and

(f)                 Restricted Payments in cash to pay or permit any Parent Entity to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Company or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Cash Proceeds thereof) have been contributed to the Company or a Restricted Subsidiary.

(c)                If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

(d)                The amount of all Restricted Payments (other than cash) will be the fair market value (as determined by the Company in good faith which determination shall be conclusive) on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)                For purposes of determining compliance with this Section 3.4, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 3.4(b)(i) through (xvi) and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 3.4(a), the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (i) through (xvi) of Section 3.4(b) and such Section 3.4(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 3.4.

SECTION 3.5 Limitation on Liens.

(a)                The Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) (each, an “Initial Lien”) that secured obligations in respect of any Indebtedness on any of their property or assets, now owned or hereafter acquired, unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Notes or (b) in the case of an Initial Lien on any other assets or property, contemporaneously therewith effective provision is made to secured all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or in the case of Subordinated Obligations, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Obligations) until such time as such obligations are no longer secured by a Lien.

(b)                Any such Lien thereby created in favor of the Notes or any such Guarantee will be automatically and unconditionally released (with notice to the Note Collateral Agent) and discharged upon (i) in the case of Liens created on assets or property not constituting Collateral, the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the terms of this Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of Section 4.1 below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Interests held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

SECTION 3.6 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture or any law, rule, regulation or order) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests to the Company or any Guarantor or pay any Indebtedness owed to the Company or any Guarantor, (ii) make loans or advances to the Company or any Guarantor or (iii) transfer any of its property or assets to the Company or any Guarantor.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)                any encumbrance or restriction in existence on the Issue Date, including those under the Credit Agreements and the ancillary documentation relating thereto, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are no more restrictive in any material respect, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b)                any encumbrance or restriction which exists with respect to an acquired property in existence at the time of such acquisition pursuant to an agreement, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c)                any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges or amalgamates with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)                any encumbrance or restriction under the terms of Refinancing Indebtedness Incurred to renew, refund, replace, refinance or extend any agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing Indebtedness are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced, or extended, in the good faith judgment of the Company;

(e)                customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or any rights thereunder;

(f)                 any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(g)                any encumbrance or restriction under this Indenture, the Notes, the Note Guarantees, the Note Security Documents or any Intercreditor Agreement;

(h)                any encumbrance or restriction under a contract for the sale or other disposition of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary, that restricts distributions of the applicable assets or Capital Interests to be issued or sold, or of any assets of a Subsidiary to be sold, pending such sale or other disposition;

(i)                 restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)                 customary provisions with respect to the disposition or distribution of property or assets in joint venture agreements, asset sale agreements, stock sale agreements (including underwriting agreements), sale leaseback agreements and other similar agreements;

(k)                any restriction with respect to the Company or a Restricted Subsidiary (or any of its property or assets) imposed by customary provisions in Hedging Obligations or Swap Contracts, in each case, not entered into for speculative purposes;

(l)                 Purchase Money Indebtedness and Financing Lease Obligations permitted under this Indenture for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(m)              Liens securing Indebtedness otherwise permitted to be Incurred under this Indenture, including the provisions of Section 3.5;

(n)                any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that (x) are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date (in each case, as determined by the Company in good faith, which determination shall be conclusive) or (y) would not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Company in good faith, which determination shall be conclusive);

(o)                any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness; and

(p)                any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (y) do not materially affect the Company’s ability to make future principal or interest payments on the Notes, in each case under this clause (p), as determined by the Company in good faith, which determination shall be conclusive.

Nothing contained in this Section 3.6 shall prevent the Company or any Restricted Subsidiary from (i) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in Section 3.5 or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries Incurred in accordance with Sections 3.3 and 3.5.

SECTION 3.7 Limitation on Asset Sales.

(a)                The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                 the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date a legally binding commitment for such Asset Sale was entered into) of the assets or Capital Interests issued or sold or otherwise disposed of; and

(ii)               at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, together with all other Asset Sales since the Issue Date (on a cumulative basis) is in the form of cash or Cash Equivalents. For purposes of this Section 3.7(a) (ii), each of the following will be deemed to be cash:

(a)                any liabilities, as shown on the most recent consolidated balance sheet of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b)                any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion;

(c)                Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale;

(d)                any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (determined on the date a legally binding commitment for the relevant Asset Sale (or, if later, for the payment of such item) was entered into), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 13.90% of Consolidated Total Assets at the time the applicable agreement was entered into, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time each applicable agreement was entered into without giving effect to subsequent changes in value; and

(e)                any Investment, stock, asset, property or capital expenditure of the kind referred to in clauses (3), (4) or (5) of Section 3.7(b).

(b)                Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale (the “Asset Sale Proceeds Application Period”), the Company (or any Restricted Subsidiary) may apply such Net Cash Proceeds at its option:

(1)                (A) solely to the extent that such Net Cash Proceeds are derived from an Asset Sale of ABL Priority Collateral, to prepay, repay, redeem, purchase or cash collateralize any ABL Obligations of the Company or any Restricted Subsidiary;

(B) solely to the extent that such Net Cash Proceeds are derived from an Asset Sale of Cash Flow Priority Collateral, to prepay, repay, redeem, purchase or cash collateralize any Cash Flow Obligations of the Company or any Restricted Subsidiary and cause such Indebtedness to be permanently retired and the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or repurchased; provided, however, that to the extent the Company or such Guarantor so reduces any other Cash Flow Obligations, the Company shall offer to purchase an equal and ratable amount of the Notes as provided in Article V by making an Offer to Purchase (in accordance with the procedures set forth below related to all Asset Sales) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest to, but not including, the date of purchase (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto); or

(C) solely to the extent that such Net Cash Proceeds are not derived from an Asset Sale of Collateral, to reduce Obligations ranking pari passu in right of payment with the Notes; provided, that to the extent the Company or the applicable Restricted Subsidiary so reduces any such pari passu Obligations, the Company shall equally and ratably offer to repay obligations under the Notes outstanding in the manner set forth in clause (B) above;

(2)                to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)                to make a capital expenditure in or that is used or useful (as determined in the good faith judgment of the Company, which determination shall be conclusive) in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(4)                to acquire other assets that are not classified as current assets under GAAP and that are used or useful (as determined in the good faith judgment of the Company, which determination shall be conclusive) in a Permitted Business; or

(5)                any combination of the foregoing;

provided that, (x) in the case of clauses (2), (3) or (4) of this Section 3.7(b), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Cash Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Proceeds to the extent the Asset Sale Proceeds Application Period has expired and (y) the Company or any Restricted Subsidiary may elect to apply the Net Cash Proceeds from an Asset Sale pursuant to clauses (2), (3) or (4) of this Section 3.7(b) prior to receiving the Net Cash Proceeds attributable to any given Asset Sale (provided that such application shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with any or all of such clauses with respect to such Asset Sale.

(c)                Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 3.7(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $20.0 million and (y) 2.20% of Consolidated Total Assets, the Company will, within 30 days, make an Offer to Purchase to all Holders of Notes (on a pro rata basis to each series of Notes), and if required by the terms of any other Cash Flow Obligations containing comparable repurchase rights, to purchase or redeem the maximum principal amount of Notes and such other Cash Flow Obligations that may be purchased out of the amount of such Excess Proceeds. The offer price in any Offer to Purchase of Notes will be equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture (including to make Restricted Payments) and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Cash Flow Obligations tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the trustee or agent for such other Cash Flow Obligations will select the Cash Flow Obligations to be purchased on a pro rata basis among each series. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. The amount of any Excess Proceeds that are offered to repurchase Notes and other Cash Flow Obligations in excess of the amounts actually used to pay for such Notes and other Obligations in such offer is referred to as “Declined Excess Proceeds.”

(d)                Pending the final application of any Net Cash Proceeds pursuant to Section 3.7(b) or (c), such Net Cash Proceeds may be applied temporarily to reduce Indebtedness outstanding under a revolving credit facility or may otherwise be invested in any manner not prohibited by this Indenture.

(e)                The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.7, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under this Section 3.7 by virtue of such compliance.

(f)                 The provisions of this Section 3.7 relating to the Company’s obligation to make an offer to purchase the Notes as a result of an Asset Sale, including the definition of “Asset Sale,” may be waived or modified at any time (including after Net Cash Proceeds have been received) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.8 Transactions with Affiliates.

(a)                The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company, in each case, involving aggregate consideration in excess of $7.5 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i)                 such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(ii)               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company or any Parent Entity approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)                For purposes of Section 3.8(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(c)                Section 3.8(a) does not limit, and shall not apply to:

(1)                Restricted Payments that are permitted by Section 3.4, Investments permitted pursuant to the definition of Permitted Investments (other than pursuant to clause (6) of such definition) and any transaction specifically excluded from the definition of the term “Restricted Payment”;

(2)                transactions between or among the Company and/or its Restricted Subsidiaries;

(3)                any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is no less favorable in any material respect to the Holders of the Notes;

(4)                any contribution of capital to the Company or a Restricted Subsidiary;

(5)                transactions permitted by, and complying with, Section 4.1;

(6)                any transaction with a joint venture, partnership, limited liability company or other entity (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(7)                transactions with customers, distributors, clients, suppliers or purchasers or sellers of goods or services or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, which determination shall be conclusive, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(8)                any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options, long term incentive plans and stock ownership plans approved by the Board of Directors of the Company;

(9)                any purchase of Capital Interests (other than Redeemable Capital Interests) of the Company or a Restricted Subsidiary or any contribution to the equity capital of the Company or a Restricted Subsidiary;

(10)            (i) payments by the Company and any of its Restricted Subsidiaries pursuant to any tax sharing agreements among any of a Parent Entity, the Company and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party and (ii) payments by any Parent Entity, the Company or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among such Parent Entity, the Company and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the party making the payments;

(11)            transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from a nationally recognized investment bank or accounting or appraisal firm stating substantially to the effect that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(12)            payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Company, any Restricted Subsidiary or of any Parent Entity or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Company or of a Parent Entity, as appropriate;

(13)            transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(14)            pledges of Capital Interests, Indebtedness or other securities of Unrestricted Subsidiaries or joint ventures;

(15)            the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Parent Entity, as appropriate;

(16)            (i) any employment, consulting, service or termination agreement, or customary reimbursement and indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity to the extent such agreements or arrangements are in respect of services performed for the Company or any of Subsidiaries); (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity; and (iii) any payment of compensation or other employee compensation including loans (or cancellation of loans), benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any Parent Entity (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Company or of a Restricted Subsidiary or any Parent Entity, as appropriate;

(17)            the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(18)            transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(19)            any lease or sublease entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company in the ordinary course of business; and

(20)            intellectual property licenses in the ordinary course of business.

SECTION 3.9 Change of Control.

(a)                Prior to or within 30 days following a Change of Control, the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date; provided that if the Company has exercised its right to redeem all of the Notes of any series pursuant to Article V prior to the time the Company would be required to make an Offer to Purchase, the Company shall not be required to make such Offer to Purchase Notes of such series. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

(b)                [Reserved].

(c)                [Reserved].

(d)                The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase, (ii) a notice of redemption has been given pursuant to Article V or (iii) in connection with or in contemplation of any Change of Control, to the extent a definitive agreement is in place for the Change of Control at such time, the Company (or any Affiliate of the Company) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the purchase price described in Section 3.9(a) and has purchased all Notes properly tendered in connection with the terms of the Alternate Offer.

(e)                Notwithstanding anything to the contrary herein, an Offer to Purchase or an Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Offer to Purchase or Alternate Offer.

(f)                 An Offer to Purchase or an Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Note Guarantees.

(g)                If Holders of not less than 90% in aggregate principal amount of the outstanding to Purchase Notes validly tender and do not withdraw such Notes in an Offer to Purchase and the Company, or any third-party making an Offer to Purchase in lieu of the Company pursuant to Section 3.9(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third-party will have the right, upon not less than 10 nor more than 60 days’ prior notice; provided that such notice is given not more than 30 days following such purchase pursuant to the Offer to Purchase, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes that remain outstanding to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(h)                The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

SECTION 3.10 Additional Note Guarantees.

(a)                After the Issue Date, the Company will cause each of its Domestic Restricted Subsidiaries that is a borrower under, or Guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries Incurred under, any Credit Agreement or any other Credit Facility with any aggregate principal amount outstanding in excess of $25.0 million, in each case within 25 Business Days of the date that such Indebtedness has been Incurred or has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall become a Guarantor under this Indenture governing the Notes providing for a Guarantee by such Restricted Subsidiary. Within 90 days of any Domestic Restricted Subsidiary so becoming a Guarantor, the Company will also cause such Guarantor to execute and deliver such documents and instruments as shall be reasonably necessary to cause its property of a type that would constitute Collateral to be made subject to a perfected Lien (subject to Permitted Liens) in favor of the Note Collateral Agent, as and to the extent provided in Article XII. A form of a Guarantor Supplemental Indenture for such purposes is attached as Exhibit E hereto.

(b)           Each Note Guarantee will state that it will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c)           Each Note Guarantee will be released in accordance with Section 10.2.

SECTION 3.11 [Reserved].

SECTION 3.12 Compliance Certificate; Statement by Officers as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Company, the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. Following qualification of this Indenture under the TIA, (i) each Guarantor shall, to the extent required by the TIA, comply with TIA § 314(a)(4), and (ii) the individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person, in compliance with TIA § 314(a)(4).

So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.13 [Reserved].

SECTION 3.14 Limitation on Creation of Unrestricted Subsidiaries.

After the Issue Date, the Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary after the Issue Date only if:

(i)             neither the Company nor any of its Restricted Subsidiaries:

(A)          provides credit support for, or Guarantee of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(B)           is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary; or

(C)           has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, including by way of subscription for additional Capital Interests of such Subsidiary; and such Subsidiary does not own any Capital Interests of, or own or hold any Lien on any property of, any Restricted Subsidiary of the Company; and

(ii)           either:

(A)          the Subsidiary to be so designated has total assets of $1,000 or less; or

(B)           the Company could make a Restricted Payment or Investment at the time of designation in an amount equal to the greater of the Fair Market Value or net book value of such Subsidiary pursuant to Section 3.4 (and, if applicable, such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder) or the definition of “Permitted Investments.”

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be Incurred under Section 3.3 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be Incurred pursuant to Section 3.5.

Nothing in this Indenture shall prevent the Company or a Restricted Subsidiary from pledging the Capital Interests of any Unrestricted Subsidiary so long as such transaction otherwise complies with the provisions of this Indenture.

SECTION 3.15 Covenant Suspension.

(a)           During any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Note Guarantees will be automatically and unconditionally released and discharged and the Company and its Restricted Subsidiaries will not be subject to Sections 3.3, 3.4, 3.6, 3.7, 3.8, 3.10 and 4.1(a)(iii) (collectively, the “Suspended Covenants”), and during a Suspension Period but prior to the repayment, repurchase, retirement or redemption of all of the outstanding principal amount of the Notes or defeasance or satisfaction and discharge of this Indenture governing the Notes (collectively, the “Satisfaction of the Notes”), the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Company could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with this Indenture assuming the Suspended Covenants have not been suspended.

(b)           In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any Suspension Period and subsequently the Company obtains actual knowledge that either one or both Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below the required Investment Grade Rating, and such event occurs prior to the Satisfaction of the Notes (such date of withdrawal or downgrade, a “Reinstatement Date”), then the Company and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the Notes (unless and until a Covenant Suspension Event again exists) until the Satisfaction of the Notes.

(c)           The period of time between the occurrence of a Covenant Suspension Event and the Reinstatement Date is referred to in this description as the “Suspension Period.” Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero. With respect to Restricted Payments made after the Reinstatement Date, the amount of Restricted Payments made will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period. All Indebtedness Incurred during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (4) of the definition of “Permitted Debt.” In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reinstatement Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reinstatement Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

(d)           Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reinstatement Date and to consummate the transactions contemplated thereby.

(e)           The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reinstatement Date. The Company should give the Trustee written notice of any Covenant Suspension Event and in any event not later than five (5) Business Days after such Covenant Suspension Event has occurred, but failure to so notify the Trustee shall not invalidate any Covenant Suspension Event and shall not constitute a Default or Event of Default by the Company. In the absence of such notice, the Trustee may assume the Suspended Covenants apply and are in full force and effect. The Company should give the Trustee written notice of any occurrence of a Reinstatement Date not later than five (5) Business Days after such Reinstatement Date, but failure to so notify the Trustee shall not invalidate the occurrence of the Reinstatement Date and shall not constitute a Default or Event of Default by the Company. After any such notice of the occurrence of a Reinstatement Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

SECTION 3.16 Money for Payment to Be Held in Trust. If the Company shall at any time act as Paying Agent, it shall, on or before 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, the Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 3.16, that such Paying Agent shall:

(1)           hold all sums held by it for the payment of principal of (and premium, if any) or interest on Notes of such series in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2)           give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(3)           at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4)           acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company upon Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

SECTION 3.17 Maintenance of Office or Agency.

(a)           The Company shall maintain in the United States an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no service of legal process may be made against the Company at any office of the Trustee.

(b)           The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee, as one such office or agency of the Company in accordance with Section 2.8.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1 When the Company May Merge or Otherwise Dispose of Assets.

(a)           The Company will not in any transaction or series of related transactions, consolidate or merge into any other Person (including pursuant to a Division), including by way of plan of arrangement (other than a merger or amalgamation of a Restricted Subsidiary into the Company in which the Company or the Person continuing from such merger or amalgamation is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)            either: (a) the Company or the Person continuing from such consolidation, merger or amalgamation shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or amalgamated, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state or territory thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture;

(ii)           immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)          immediately after giving effect to any such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness Incurred in connection with or in respect of such transaction or series of transactions and the use of proceeds thereof) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) (a) could Incur $1.00 of additional Indebtedness under Section 3.3(a) or (b) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction or series of transactions;

(iv)          to the extent required in the Note Security Documents, the successor Person promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Note Security Documents on the Collateral owned by or transferred to the successor Person; and

(v)           the Company delivers, or causes to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in clause (b) below.

(b)           Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit a merger or amalgamation between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company or a merger of any Restricted Subsidiary into the Company.

SECTION 4.2 Surviving Entity Substituted

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the conditions described in Section 4.1:

(a)           the Surviving Entity (if other than the Company) shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture, the Notes and the Note Guarantees with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to this Indenture and the Notes, except in the case of a lease of all or substantially all of the Company’s assets, the predecessor Person shall be relieved of all such obligations; and

(b)           Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Indebtedness, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries deemed to be Restricted Subsidiaries that was not Indebtedness, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

ARTICLE V

Redemption of Notes

SECTION 5.1 Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4) in accordance with this Article V.

SECTION 5.2 Right of Redemption.

(a)           Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the applicable redemption date.

(b)           In connection with any tender for any series of the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.

(c)           In connection with any redemption of Notes (including in connection with a Qualified Equity Offering, a Change of Control, other transaction or event or otherwise), any such redemption or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Qualified Equity Offering, Change of Control, Asset Disposition or other transaction or event, as the case may be. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or, waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 5.3 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.

(a)           If the Company elects to redeem Notes pursuant to Section 5.2, the Company should furnish to the Trustee, at least three Business Days for Global Notes and ten calendar days for Physical Notes before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 5.4, and shall not constitute a Default or Event of Default by the Company. The Company may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Company’s name and at their expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to this Section 5.3.

(b)           Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, if less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the Depositary and the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, in accordance with the applicable procedures of the Depositary on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements), in the Minimum Denomination or integral multiples of $1,000 in excess thereof; provided, that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

(c)           In the case of any Notes in physical form, the Trustee shall promptly notify the Company in writing of the Notes selected for redemption.

(d)           For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4 Notice of Redemption. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Company shall give or cause to be given in accordance with the procedures of the Depositary a notice of redemption to each Holder whose Notes are to be redeemed not less than 15 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”). At the Company’s written request, the Trustee may give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be given more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII, or if the redemption date is delayed as provided for in Section 5.2(c).

All notices of redemption shall be prepared by the Company and shall state:

(a)           the Redemption Date,

(b)           the Redemption Price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)           if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)           in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)           that on the Redemption Date, the Redemption Price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)            the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(g)           the name and address of the Paying Agent,

(h)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i)            the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)            the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5 Deposit of Redemption Price. Prior to 12:00 p.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.18) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.8 (with, if the Company so requires due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5.8 Offer to Repurchase. In the event that, pursuant to Section 3.7, the Company is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a)           The Offer to Repurchase shall remain open for the period provided for in the definition of “Offer to Purchase” (the “Offer Period”). No later than the Purchase Date, the Company shall apply all Excess Proceeds or Net Cash Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b)         If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c)         Upon the commencement of an Offer to Repurchase, the Company shall send a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i)              that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii)             the Offer Amount, the purchase price and the Purchase Date;

(iii)            that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)            that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v)             that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in the Minimum Denomination or an integral multiple of $1,000 in excess thereof only;

(vi)              that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii)            that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)          that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Company shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in the Minimum Denomination, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix)              that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d)          On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Company shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 5.8. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1 Events of Default. Each of the following is an “Event of Default”:

(1)             default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)             default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)             except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary required to be a Guarantor pursuant to this Indenture (or any group of Restricted Subsidiaries required to be Guarantors pursuant to this Indenture that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any such Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms and such Default continues for 20 Business Days;

(4)             default in the performance, or breach, of any covenant or agreement (including the Company’s obligations described under Section 3.9) of the Company or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically addressed in clause (1), (2) or (3) of this Section 6.1), and continuance of such default or breach for a period of (x) in the case of the Company’s obligations described under Section 3.2, 180 days and (y) in all other cases, 30 days, in each case after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes (which contain such Defaults);

(5)             a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by the Company or any Restricted Subsidiary having, a principal or similar amount outstanding of at least $35.0 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults (A) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (B) shall constitute a failure to pay principal of at least $35.0 million on such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(6)             the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $35.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(7)           the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)                 commences a voluntary case;

(ii)               consents to the entry of an order for relief against it in any voluntary case;

(iii)              consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)              makes a general assignment for the benefit of its creditors;

(8)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                 is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)               appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)             orders the winding up or liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days; or

(9)          with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $35.0 million, any of the Note Security Documents ceases to be in full force and effect, or any of the Note Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Note Security Documents is declared null and void or the Company or any Guarantor denies in writing that it has any further liability under any Note Security Document (in each case (i) other than in accordance with the terms of this Indenture or any of the Note Security Documents or (ii) unless waived by the requisite creditors under the ABL Credit Agreement (or by each of their respective agents or other representatives on their behalf) with respect to ABL Priority Collateral, or by the Cash Flow Credit Agreement Lenders under any Cash Flow Credit Agreement (other than this Indenture) that is a Senior Priority Credit Facility (each as defined in the applicable Intercreditor Agreements) (or by each of their respective agents or other representatives on their behalf) if, after that waiver, the Company is in compliance with Article XII, except to the extent that any loss of perfection or priority results from the failure of any ABL Agent, the Term Loan Agent or Cash Flow Agent to maintain possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Note Security Documents, or otherwise results from the gross negligence or willful misconduct of any ABL Agent, the Term Loan Agent or any Cash Flow Agent; provided, that if a failure of the sort described in this clause (9) is susceptible to cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (9) with respect thereto until 30 days after notice of such failure shall have been given to the Company.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Trust Officer of the Trustee by the Company or any Holder of Notes and such notice is identified as a “Notice of Default”.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.1 with respect to the Company) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, then the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the outstanding Notes (which contain such defaults) may declare the principal of the Notes and accrued but unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes (which contain such Defaults) may, under certain circumstances, rescind and annul such acceleration if all Events of Default have been cured or waived as provided in this Indenture; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default. If an Event of Default arising from clause (7) or (8) of Section 6.1, with respect to the Company, occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the principal of, premium, if any, and accrued and unpaid interest on all the Notes (which contain such defaults) will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of a declaration of acceleration of the Notes solely because an Event of Default specified in Section 6.1(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.1(5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the requisite number of holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes (which contain such defaults) or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes (which contain such defaults) or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes (which contain such defaults) by written notice to the Trustee may, on behalf of the Holders of all of the Notes (which contain such defaults), waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of and interest on the applicable Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes (which contain such defaults) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity (satisfactory to the Trustee in its sole and absolute discretion) against any loss, liability or expense. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee with indemnity or security (satisfactory to the Trustee in its sole and absolute discretion) against any loss, liability or expense. Except to institute suit for the enforcement of payment of principal and interest on any Note of such Holder or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, no Holder may pursue any remedy with respect to this Indenture or the Notes unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes (which contain such defaults, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) shall have made written request to the Trustee, and provided security or indemnity satisfactory to the Trustee in its sole and absolute discretion, to institute such proceeding as Trustee, the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity (satisfactory to the Trustee in its sole and absolute discretion), and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes (which contain such defaults) a written direction inconsistent with such request within such 60-day period. However, the Trustee may refuse to follow any direction that conflicts with the law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.7 [Reserved].

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents in accordance with the terms of the applicable Intercreditor Agreements as may be necessary or advisable in order to have the claims of the Trustee, the Note Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each of the Trustee (acting in any capacity hereunder) and Note Collateral Agent, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company or any other obligor under the Notes, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10 Application of Money Collected. Any money or property collected by the Trustee or the Note Collateral Agent pursuant to this Article VI, including upon realization on Collateral, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the payment of all amounts due to the Trustee for amounts due hereunder;

Second: to the payment of all amounts due the Note Collateral Agent hereunder;

Third: to the payment of the amounts then due and unpaid upon the Notes for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

Fourth: to the Company.

The foregoing provisions of this Section 6.10 are subject to the terms of the Intercreditor Agreements, to Section 4.02 of the Pledge and Security Agreement, to any corresponding provision of any other Note Security Document relating to application of such money or property, and to Section 12.09(l).

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit instituted by the Trustee or a suit instituted by any Holder or group of Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1 Certain Duties and Responsibilities.

(a)          Except during the continuance of an Event of Default,

(1)                the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(b)               In case an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)               No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of Section 7.1(a); (ii) the Trustee shall not be liable for any error of judgment made, in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)               No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity (satisfactory to the Trustee in its sole and absolute discretion) against such risk or liability is not reasonably assured to it.

(e)               Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and Section 7.3.

SECTION 7.2 Notice of Defaults If a Default occurs and is continuing and a Trust Officer of the Trustee has received written notice thereof, Trustee must deliver to each Holder notice of Default within 90 days after it is actually known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and to the extent the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders, which determination shall be conclusive. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of such an event has been received by the Trustee at its Corporate Trust Office and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

SECTION 7.3 Certain Rights of Trustee. Subject to the provisions of Section 7.1:

(a)               the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)               any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(c)               whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may rely upon an Officer’s Certificate of the Company;

(d)               the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)                the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f)                the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;

(g)               the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder;

(h)               to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage; and

(i)                 the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

The rights, protections and indemnities afforded the Trustee hereunder shall equally apply to it acting as Note Collateral Agent (or any other role) hereunder or under any Note Security Document; provided that, with respect to acting as the Note Collateral Agent, references to the Note Collateral Agent being liable to the extent of its negligence shall be replaced with references to the Note Collateral Agent being liable to the extent of its gross negligence.

SECTION 7.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Company and any other obligor upon the Notes in connection with the registration of any Notes, Parent Guarantee or Note Guarantees issued hereunder are and will be true and accurate subject to the qualifications set forth therein. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of any series of Notes or the proceeds thereof.

SECTION 7.5 May Hold Notes The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 7.8 and Section 7.13, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.

SECTION 7.6 Money Held in Trust Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 7.7 Compensation and Reimbursement The Company agrees,

(1)         to pay to the Trustee (acting in any capacity hereunder) and the Note Collateral Agent from time to time the compensation agreed to by the Company in writing for all services rendered by the Trustee and the Note Collateral Agent hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2)         except as otherwise expressly provided herein, to reimburse the Trustee (acting in any capacity hereunder) and the Note Collateral Agent upon its request for all reasonable out-of-pocket expenses incurred by the Trustee and the Note Collateral Agent in the performance of its duties under this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction; and

(3)         to defend, indemnify and hold harmless the Trustee and its directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and to hold the Indemnified Parties harmless from any and against all losses, liabilities, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (including, without limitation, attorneys’ fees and expenses and the costs of enforcement of this Indenture or any provision thereof), which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of the Trustee under this Indenture, except to the extent the same shall have been finally adjudicated by a court of competent jurisdiction to have been directly caused by the Trustee’s (acting in any capacity hereunder) gross negligence or willful misconduct.

The Company need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld). The provisions of this Section 7.7 shall survive the termination of this Indenture or the earlier resignation or removal of the Trustee (acting in any capacity hereunder or in connection herewith).

The Trustee shall have a claim prior to the Notes for payment of all amounts due the Trustee hereunder on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and interest on any Notes.

SECTION 7.8 Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall eliminate such interest, apply to the SEC for permission to continue as Trustee with such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture. The Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee

SECTION 7.9 Corporate Trustee Required; Eligibility. There shall at all times be one (and only one) Trustee hereunder. The Trustee shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50.0 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section 7.9 and to the extent permitted by the TIA, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.9, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 7.10 Resignation and Removal; Appointment of Successor. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 7.11.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee shall be entitled, at its sole discretion (at the sole cost and expense of the Company, including with respect to reasonable attorneys’ fees and expenses) to petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Trustee and to the Company.

If at any time:

(1)         the Trustee shall fail to comply with Section 7.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2)         the Trustee shall cease to be eligible under Section 7.9 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3)         the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company may remove the Trustee, or (B) subject to Section 6.11, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 7.11. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 7.11, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 7.11, then, subject to Section 6.11, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 1.10. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.10, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.11 Acceptance of Appointment by Successor. In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.

SECTION 7.12 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.13 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor) or realizing on certain property received by it in respect of such claims.

SECTION 7.14 Appointment of Authenticating Agent. With respect to Notes of any series, the Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate such Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.

SECTION 7.15 The Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee

(1)         semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of such series as of such Regular Record Date, and

(2)         at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 2.19.

SECTION 7.16 Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 7.15 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, Holdings, any Subsidiary Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may destroy any list furnished to it as provided in Section 7.15 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company, nor the Trustee, nor any agent of any of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

SECTION 7.17 Reports by Trustee. Within 60 days after each May 1, beginning with May 1, 2021, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company shall notify the Trustee when any Notes are listed on any stock exchange, but any failure to so notify the Trustee shall not constitute a Default or Event of Default by the Company.

ARTICLE VIII

SATISFACTION AND Discharge

SECTION 8.1 Satisfaction and Discharge of Indenture. All the Outstanding Notes, this Indenture and the Note Security Documents will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture, when

(1)                Either

(a)                all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.9, and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)          all such Notes not previously delivered to the Trustee for cancellation

(1)                have become due and payable,

(2)                will become due and payable at their Stated Maturity within one year, or

(3)                have been called for redemption, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(2)          the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be;

(3)          the Company and/or the Guarantors have paid all other sums payable hereunder; and

(4)          the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Section 8.1 relating to the satisfaction and discharge of this Indenture, Notes and Note Security Documents have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Notwithstanding the satisfaction and discharge of this Indenture, (a) the obligations of the Company to the Trustee under Section 7.7 and, if money shall have been deposited with the Trustee pursuant to Section 8.1(2), the obligations of the Trustee under Section 8.3 shall survive such satisfaction and discharge, (b) if such satisfaction and discharge is effected through redemption in accordance with Section 8.1(1)(b)(3), the provisions of Section 5.6 shall survive such satisfaction and discharge, and the other provisions of Article V (and of each applicable Notes Supplemental Indenture) shall survive such satisfaction and discharge until the Redemption Date shall have occurred and (c) the obligations of the Note Collateral Agent under Section 11.13 shall survive until the second anniversary of such satisfaction and discharge.

SECTION 8.2. Satisfaction and Discharge of Notes of a Series. The Outstanding Notes of any series shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such Notes herein expressly provided for), when

(1)                either

(a)                all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.9, and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)          all Notes of such series not previously delivered to the Trustee for cancellation

(1)                have become due and payable,

(2)                will become due and payable at their Stated Maturity within one year, or

(3)                have been called for redemption, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(2)           the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal or, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be;

(3)           the Company and/or the Guarantors have paid all other sums payable hereunder; and

(4)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Section 8.1 relating to the satisfaction and discharge of this Indenture, Notes and Note Security Documents have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

Notwithstanding the satisfaction and discharge of the Notes of any series, if such satisfaction and discharge is effected through redemption in accordance with Section 8.2(i)(b)(3), the provisions of Section 5.6 shall survive such satisfaction and discharge, and the other provisions of Article V (and of each applicable Notes Supplemental Indenture) shall survive such satisfaction and discharge until the Redemption Date shall have occurred.

SECTION 8.3 Application of Trust Money. Subject to the provisions of the last paragraph of Section 3.16, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.1 or Section 8.2 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE IX

defeasance or covenant defeasance

SECTION 9.1 The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes and to have terminated all of the obligations of the Subsidiary Guarantors with respect to the Note Guarantees, to have released any and all Liens on the Collateral securing the Indebtedness evidenced by the Notes and to have terminated the Note Security Documents in each case, as set forth in this Article IX, and elect to have either Section 9.2 or Section 9.3 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 9.4. Either Section 9.2 or Section 9.3 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

SECTION 9.2. Defeasance and Discharge Upon the Company’s exercise under Section 9.1 of the option applicable to this Section 9.2, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Subsidiary Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Note Guarantees and the Company and the Guarantors shall be deemed to have released any and all Liens on the Collateral securing the Indebtedness evidenced by the Notes and to have terminated the Note Security Documents on the date the relevant conditions set forth in Section 9.4 are satisfied (hereinafter, a “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 9.5 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company and each of the Subsidiary Guarantors shall be deemed to have satisfied all other obligations under such Notes, the Note Guarantees and this Indenture so far as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except fort the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 9.4 and as more fully set forth in such Section, payments in respect of principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 2.7, 2.8, 2.9, 3.16 and 3.17, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including the Trustee’s rights (and the Company’s obligations) under Section 7.7, and (d) this Article IX. If the Company exercises its option under this Section 9.2, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article IX, the Company may, at its option and at any time, exercise its option under this Section 9.2 notwithstanding the prior exercise of its option under Section 9.3 with respect to the Notes.

SECTION 9.3. Covenant Defeasance. Upon the Company’s exercise under Section 9.1 of the option applicable to this Section 9.3, (a) the Company and the Guarantors shall be released from their respective obligations under any covenant or provision contained in Sections 3.2 through 3.10, Section 3.14 and Section 12.3, and the provisions of clauses (iii), (iv) and (v) and the second paragraph of Section 4.1 shall not apply, and (b) the occurrence of any event specified in clause (3) (4) (with respect to Significant Subsidiaries of the Company only), (5), (6), (7) and (8) of Section 6.1 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

SECTION 9.4. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 9.2 or 9.3 to the Outstanding Notes:

(1)                The Company shall have irrevocably deposited or caused to be deposited in trust (the “defeasance trust”) with the Trustee, money or U.S. Government Obligations (sufficient in the opinion of a national recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium for the Notes calculated as of the date of such deposit, as calculated by the Company in good faith and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date, as necessary to pay the Applicable Premium for the Notes as determined as of the date of the applicable redemption notice;

(2)                No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3)                Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4)                In the case of an election under Section 9.2, the Company shall have delivered to the Trustee an Opinion of Counsel from Debevoise & Plimpton LLP or other counsel in the United States to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm to the effect that, the Holders of the Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; provided that such Opinion of Counsel need not be delivered if all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.9 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(5)                In the case of an election under Section 9.3, the Company shall have delivered to the Trustee an Opinion of Counsel from Debevoise & Plimpton LLP or other counsel in the United States to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6)                The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from Debevoise & Plimpton LLP or other counsel in the United States, each to the effect that all conditions precedent provided for in this Section 9.4 relating to either the Defeasance under Section 9.2 or the Covenant Defeasance under Section 9.3, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 9.4 or as to any matters of fact.

SECTION 9.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 3.16, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 9.5, the “Trustee”) pursuant to Section 9.4 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited by the Company pursuant to Section 9.4, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article IX to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 9.4 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.

SECTION 9.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.2 or 9.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company, Holdings and the Subsidiary Guarantors under this Indenture, the Notes, the Parent Guarantee and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.2 or 9.3, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 9.2 or 9.3, as the case may be; provided, however, that if the Company, Holdings or any Subsidiary Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company, Holdings or Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

SECTION 9.7. Repayments to the Company. The Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE X

AMENDMENTS

SECTION 10.1 Without Consent of Holders. Notwithstanding Section 10.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Company, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee without notice to or consent of any Holder:

(1)                to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)                to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Notes are issued), the Note Guarantees, the Notes (including any Additional Notes), any Note Security Document or any Intercreditor Agreement to any provision of the “Description of Secured Notes,” the “Description of Intercreditor Agreements”, or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Secured Notes” or “Description of Intercreditor Agreements” section of the Offering Circular relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” section provides for terms of such Additional Notes that differ from the terms of the Initial Notes, in accordance with Section 2.4;

(3)                to comply with Section 4.1;

(4)                to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture and the Notes or Note Guarantee and the Note Security Documents, as the case may be;

(5)                to provide for uncertificated Notes in addition to or in place of certificated Notes;

(6)                to add Note Guarantees with respect to the Notes;

(7)                to secure the Notes or to add to the Collateral (including to mortgage, pledge, hypothecate or grant any other Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Note Obligations, in any property or assets, including any that are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted, to or for the benefit of the Note Collateral Agent pursuant to this Indenture, any of the Note Security Documents or otherwise;

(8)                to confirm and evidence the release, termination or discharge of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture, the Notes, the Note Security Documents or any Intercreditor Agreement;

(9)                to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(10)               to add additional Events of Default;

(11)               to make any change that does not adversely affect the rights of any Holder in any material respect;

(12)               to comply with any requirement of the Commission in connection with the qualification of this Indenture under the TIA;

(13)               to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes unless mandated by law;

(14)              to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(15)              to provide for or confirm the issuance of Initial Notes, Additional Notes or Exchange Notes; or

(16)              to provide for Additional Term Obligations pursuant to any Intercreditor Agreement.

In addition, the Note Security Documents and any Intercreditor Agreement may be amended in accordance with the terms thereof.

Each Intercreditor Agreement may be amended from time to time with the consent of the parties thereto. In addition, the Company may, without the consent of any other party thereto, amend the Base Intercreditor Agreement to designate Indebtedness as “Additional Indebtedness,” and to designate one or more agreements as an “ABL Credit Facility” or a “Cash Flow Credit Facility.” In addition, the Company may, without the consent of any other party thereto, amend the Cash Flow Intercreditor Agreement to designate Indebtedness as “Additional Indebtedness,” and to designate one or more agreements as a “Senior Priority Credit Facility” or a “Junior Priority Credit Facility.”

SECTION 10.2 With Consent of Holders.

(a)                Subject to certain exceptions identified in this Indenture, this Indenture, any Note, any Note Security Document or any Intercreditor Agreement may be amended or supplemented by the Company, any Guarantor (with respect to its Note Guarantees), the Trustee and the Note Collateral Agent with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding, in each case, other than Notes beneficially owned by the Company or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required, and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required.

(b)                Notwithstanding the provisions in Section 10.2(a), without the consent of (or notice to) each Holder of an outstanding Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver pursuant to this Indenture, any Note, any Note Security Document or any Intercreditor Agreement may:

(1)                reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                reduce the rate of or extend the time for payment of interest on any Note;

(3)                reduce the principal of or change the Stated Maturity of any Note;

(4)                waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5)                reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described in the applicable Notes Supplemental Indenture;

(6)                make any Note payable in money other than that stated in such Note;

(7)                amend or waive the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment dates; or

(8)                make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (1) through (7) of this sentence.

(c)                It shall not be necessary for the consent of the Holders under this Section 10.2 to approve the particular form of any proposed amendment as to which the consent of the Holders is required, but it shall be sufficient if such consent approves the substance thereof.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) make any change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in this Indenture dealing with the Collateral or the Note Security Documents, that would release all or substantially all of the Collateral from the Liens of the Note Security Documents (except as permitted by the terms of this Indenture, the Note Security Documents and the Intercreditor Agreements) or would change or alter the priority of the security interests in the Collateral under any Intercreditor Agreement in any manner adverse to the Holders in any material respect, or (2) make any other change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in this Indenture dealing with the Collateral or the Note Security Documents, or the application of trust proceeds of the Collateral pursuant to this Indenture, that would adversely affect the Holders in any material respect, in each case other than in accordance with the terms of this Indenture, the Note Security Documents and the Intercreditor Agreements.

SECTION 10.3 Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (1) through (8) of Section 10.2(b), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 10.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 10.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee at the written direction of the Company may require the Holder of such Note to deliver it to the Trustee. The Trustee at the written direction of the Company may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue and, upon receipt of an Authentication Order and the other deliverables required hereunder, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 10.5 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article X if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article X, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture. For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution of any Notes Supplemental Indenture pursuant to this Section 10.5 on the Issue Date, supplemental indenture pursuant to Section 4.1(b) or Guarantor Supplemental Indenture.

SECTION 10.6. Net Short Holders

(a)                (a) Each amendment, supplement, waiver or modification of this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements as well as any other request, demand, authorization, direction, notice, consent or waiver under this Indenture, shall be binding and effective as to each Net Short Holder. By acceptance of a beneficial ownership interest in the Notes, each Notes Beneficial Owner shall be deemed to have agreed to not take any action, whether consenting, affirmatively not consenting or otherwise, for any amendment, supplement, waiver or modification of this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements, or otherwise give any request, demand, authorization, direction, notice, consent or waiver under this Indenture, if it is a Net Short Holder (in each case unless otherwise agreed to by the Company). In connection with any amendment, supplement, waiver or modification of this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements, or any other request, demand, authorization, direction, notice, consent or waiver under this Indenture, each Notes Beneficial Owner shall promptly notify the Trustee and the Company in writing that it is a Net Short Holder, or shall otherwise be deemed to have represented and warranted to the Company and the Trustee that it is not a Net Short Holder. In connection with, and as a condition to, taking any action requiring the consent of, or the giving of any request, demand, authorization, direction, notice, consent or waiver by, the Holders of the requisite principal amount of Notes, each Notes Beneficial Owner taking such action shall certify to the Trustee and the Company that it is not a Net Short Holder (in each case unless otherwise agreed to by the Company). Notwithstanding the foregoing, these provisions shall in no way limit the right of any Notes Beneficial Owner or Holder to institute suit for the enforcement of payment of principal and interest of any Note of such Holder on or after the final maturity date for such principal or scheduled interest payment dates for such interest expressed in such Note. If any Notes Beneficial Owner has made an incorrect representation or warranty, deemed representation or warranty or certification with respect to not being a Net Short Holder, or has otherwise breached its covenant to not take any action, whether consenting, affirmatively not consenting or otherwise, for any amendment, supplement, waiver or modification of this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements, or otherwise give any request, demand, authorization, direction, notice, consent or waiver under this Indenture, if it is a Net Short Holder (in each case unless otherwise agreed to by the Company), the Company shall have the right at the sole expense of any such Person to cause such Person to (and such Person shall be obligated to) transfer any or all of its Notes to one or more transferees (which may, at the Company’s sole option, be or include any Parent, the Company or any Subsidiary); provided that (1) the Trustee shall not have any obligation to the Company or to such Notes Beneficial Owner to find such a transferee, (2) the Company shall not have any obligation to such Notes Beneficial Owner to find such a transferee or accept or consent to any such transfer to itself or any other Person and (3) the transferee (or, at its option, the Company) shall pay to such Notes Beneficial Owner concurrently with such transfer an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Notes so assigned and (y) the most recently available quoted price for such Notes (as determined by the Company in good faith, which determination shall be conclusive), in each case without interest thereon. The rights and remedies of the Company provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Company at law or in equity, and the Company shall be entitled to pursue any remedy available to it against any Net Short Holder (or any Notes Beneficial Owner that the Company in good faith believes is a Net Short Holder). In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Person is a Net Short Holder and/or whether such Net Short Holder has delivered any related certifications under this Indenture or in connection with the Notes or if any such certifications comply with this Indenture, the Notes or any other document or agreement. It is understood and agreed that the Company and the Trustee shall be entitled to rely on each representation, deemed representation and certification made by, and covenant of, each Notes Beneficial Owner provided for in this paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each Notes Beneficial Owner notwithstanding that any such Person may have ceased to be a Notes Beneficial Owner, this Indenture may have been terminated, the Notes may have been redeemed in full or the Trustee may have resigned or been removed.

(b)                If any amendment, supplement, waiver or modification of this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements or any other request, demand, authorization, direction, notice, consent or waiver under this Indenture, is effected in violation of Section 10.6(a) (including, without limitation, as a result of such amendment, supplement, waiver or modification having been consented to by a Net Short Holder or such other request, demand, authorization, direction, notice, consent or waiver having been given by a Net Short Holder), and assuming all Net Short Holders complied with Section 10.6(a) and Notes owned by all Net Short Holders were disregarded and deemed not to be Outstanding (in each case unless otherwise agreed to by the Company), (1) if such amendment, supplement, waiver or modification, or such other request, demand, authorization, direction, notice, consent or waiver, shall have received the requisite percentage of Holders under this Indenture, the Notes, the Note Security Documents or the Intercreditor Agreements without taking into account any action, whether consenting, affirmatively not consenting or otherwise, of any Net Short Holder (in each case unless otherwise agreed to by the Company), then such amendment, supplement, waiver or modification, or such other request, demand, authorization, direction, notice, consent or waiver shall nonetheless be binding and effective, and shall not be null or void, as to each Holder and (2) in all other cases, such amendment, supplement, waiver or modification, or such other request, demand, authorization, direction, notice, consent or waiver shall be null and void (in each case unless otherwise agreed to by the Company).

ARTICLE XI

GUARANTEES

SECTION 11.1 Guarantees Generally.

(a)                Guarantee of Each Guarantor. Each Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior secured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”).

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, any Guarantee by it of any Credit Facility Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(b)                Further Agreements of Each Guarantor. (i) Each Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor

(ii)               Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 11.3) its Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture, the Note Security Documents and this Guarantee. Such Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XI, (1) the maturity of the obligations guaranteed by its Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor in accordance with the terms of this Section 11.1 for the purpose of such Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their obligations under their respective Guarantees or under this Indenture.

(iii)             Until terminated in accordance with Section 11.3, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c)                Each Guarantor that makes a payment or distribution under its Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(d)                Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee, and the waiver set forth in Section 11.5, are knowingly made in contemplation of such benefits.

(e)                Each Guarantor, pursuant to its Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Note Collateral Agent or the Holders in enforcing any rights under its Guarantee.

SECTION 11.2 Continuing Guarantees. (a) Each Guarantee shall be a continuing Guarantee and shall (i) subject to Section 11.3, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, repurchase, redemption, defeasance or other acquisition or retirement) and all other Guaranteed Obligations then due and owing, (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Note Collateral Agent, the Holders and their permitted successors, transferees and assigns

(b)                The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Guarantee (whether such payment shall have been made by or on behalf of the Company, or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, or any Guarantor or otherwise, all as though such payment had not been made.

SECTION 11.3 Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon: (1) the sale, exchange or other transfer or disposition (including by way of merger, consolidation, arrangement or amalgamation) of Capital Interests in any Guarantor to any Person in compliance with the terms of this Indenture or the occurrence of any other transaction permissible under this Indenture, in each case, pursuant to which such Guarantor ceases to be a Subsidiary; (2) the sale or other transfer of all or substantially all the assets of a Guarantor (including by way of merger, consolidation, arrangement or amalgamation) to a Person that is not a Subsidiary in compliance with the terms of this Indenture; (3) the designation of a Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture, the merger, consolidation or amalgamation of any Guarantor with and into the Company, another Guarantor or a Person that will become a Guarantor substantially upon the consummation of such merger, consolidation or amalgamation; (4) the release of a Guarantor of all of its Guarantee obligations in respect of the Credit Facilities (or, if such release occurs substantially concurrently with the release of the Guarantee of such Guarantor or will occur as a result of the Guarantee of such Guarantor); or (5) the election of the Company to have its obligations satisfied and discharged with respect to any outstanding Notes in accordance with the terms of this Indenture, or exercise of the legal defeasance option or covenant defeasance option by the Company, or the occurrence of a Covenant Suspension Event. At the request of the Company, the Company, such Guarantor and the Trustee (upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel pursuant to Section 10.5 hereof) will execute a supplemental indenture or other document evidencing such release and discharge.

In addition, upon any such occurrence specified in this Section 11.3, the Trustee shall upon receipt of an Officer’s Certificate, at the Company’s expense, execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Guarantee. The Company shall deliver notice to the Trustee and the Note Collateral Agent of any release or termination contemplated under this Section 11.3, but failure to so notify the Trustee or the Note Collateral Agent shall not invalidate such release or termination or constitute a Default or Event of Default by the Company.

Notwithstanding the foregoing, each Holder expressly and irrevocably agrees that it will not hinder, or direct the Trustee to take any action that will hinder, the automatic release of any Guarantee provided for by this Section 11.3 to the extent the Company determines in good faith that the applicable transaction is permitted under this Indenture (including, without limitation, in connection with any disposition to Persons other than the Company or a Guarantor permitted under this Indenture), and each Holder expressly and irrevocably agrees that the Trustee shall be authorized to, and shall, take any necessary action to release any such Guarantee to the extent authorized to do so by this Section 11.3 without any obligation or requirement to notify or obtain consent from any Holder (and the Trustee shall not condition any such actions on providing notice to, or obtaining consent from, the Holders).

SECTION 11.4 [Reserved]

SECTION 11.5 Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Guarantor’s obligations under its Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

SECTION 11.6 Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

SECTION 11.7 Successors and Assigns of Guarantors. All covenants and agreements in this Indenture by each Subsidiary Guarantor shall bind its respective successors and assigns, whether so expressed or not.

SECTION 11.8 Execution and Delivery of Guarantees. The Company shall cause each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 3.10, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 3.10, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in this Article XI.

SECTION 11.9 Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 1.10.

ARTICLE XII

collateral

SECTION 12.1 Collateral Documents. The punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture, the Notes and the Note Security Documents, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, shall be secured as provided in the Note Security Documents, which define the terms of the Liens that secure the Note Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Company hereby acknowledge and agree that the Note Collateral Agent holds the Collateral in trust for the benefit of the Secured Parties, in each case pursuant and subject to the terms of the Note Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Note Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), this Indenture and the Intercreditor Agreements, in each case as the same may be in effect or may be amended, supplemented, waived or otherwise modified from time to time in accordance with their terms, and authorizes and directs the Note Collateral Agent to enter into the Note Security Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. Pursuant and subject to the terms of the Note Security Documents and the Intercreditor Agreements, the Company shall deliver to the Note Collateral Agent copies of all documents and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.1, to reasonably assure and confirm to the Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Note Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause each of the Guarantors to, use commercially reasonable efforts to take any and all actions reasonably necessary to cause the Note Security Documents to create and maintain, as security for the Note Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, as and to the extent contemplated by the Note Security Documents and subject to the terms of the Intercreditor Agreements, including making all filings and recordings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) or recordings and taking all other similar actions as are reasonably necessary or required by the Note Security Documents or that the Note Collateral Agent may reasonably request (to the extent required under the Note Security Documents) in order to create, preserve, validate, maintain and perfect (at the sole cost and expense of the Company and the Guarantors) the security interest and liens created by the Note Security Documents in the Collateral as a perfected security interest, in each case other than with respect to any Collateral the lien or security interest in or on which is not required to be maintained or perfected under the Note Security Documents, and subject to Liens permitted under this Indenture, including Permitted Liens and other Liens permitted by Section 3.5. The Trustee and Note Collateral Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect, continue, maintain or validate the security interest granted in and on all of the Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties or (ii) enable the Note Collateral Agent to exercise and enforce its rights under the Note Security Documents with respect to such pledge and security interest. In addition, the Trustee and Note Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. For the avoidance of doubt, if any Guarantor shall not so maintain the security interest and liens created by the Note Security Documents as a perfected security interest as described therein (in the case of the Pledge and Security Agreement, as described in Section 2.02(c) or 3.02(d) thereof, as applicable) notwithstanding its use of commercially reasonable efforts, such failure shall not (by reason of the use of commercially reasonable efforts) be deemed to be in accordance with the terms of this Indenture or any of the Note Security Documents for purpose of clause (i) of the first parenthetical in Section 6.1(9) of this Indenture. The Company and the Guarantors shall continue to have the right to possess and control their property and assets constituting Collateral and exercise all rights with respect thereto, subject to the terms of the Note Security Documents.

Notwithstanding the foregoing, if the Company and the Guarantors are unable to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such liens and security interests, the Company and the Guarantors shall use their commercially reasonable efforts to complete such actions as soon as reasonably practicable (but in any event no later than 150 days) after the Issue Date.

Notwithstanding the foregoing, the Company and the Guarantors will not be required to (a) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (b) deliver control agreements with respect to, or confer perfection by “control” over, any deposit account, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Interests or material intercompany notes in certificated form, delivering such Capital Interests or material intercompany notes to the Note Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (c) send notices to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (d) take any action to perfect (except to the extent perfected through the filing of Uniform Commercial Code financing statements or are automatically perfected as supporting obligations) letter-of-credit rights or commercial tort claims, (e) deliver landlord lien waivers, estoppels, collateral access letters, bailee waivers or similar letters, (f) file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets or (g) take certain actions to perfect the Liens of the Note Collateral Agent in certain of the ABL Priority Collateral if such actions are not requested by the Second Lien Agent or the ABL Agent with respect to such Collateral.

SECTION 12.2 Release of Collateral.

(a)                Subject to Sections 12.03(b), (c) and (d) hereof, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Collateral Trustee to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i)                 in whole:

(1)               upon a legal defeasance or a covenant defeasance as set forth in Article VIII;

(2)               upon satisfaction and discharge of this Indenture as set forth in Article VIII;

(3)               upon payment in full of the principal, interest and all other obligations on the Notes issued under this Indenture;

(ii)              in whole or in part:

(1)               with the consent of the requisite Holders of the Notes in accordance with the provisions set forth in Article X, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(iii)               in part:

(1)               as to any asset constituting Collateral

(A)             (I) that is sold or otherwise disposed of (x) by the Company or any of the Guarantors to any Person that is not the Company or a Guarantor in a transaction permitted under Section 3.7 and in the Note Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Note Security Documents or (y) in the case of ABL Priority Collateral, in connection with the taking of an enforcement action by the ABL Agent or, in the case of any Collateral, the Cash Flow Representative in accordance with the Base Intercreditor Agreement or by the Senior Priority Representative in accordance with the Cash Flow Intercreditor Agreement;

(B)              that is held by a Guarantor that ceases to be a Guarantor;

(C)              that becomes an Excluded Asset; or

(D)             that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and the Note Security Documents.

(b)                With respect to any release of Collateral, upon receipt of an Officer’s Certificate and Opinion of Counsel each stating that all conditions precedent under this Indenture, the Note Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Note Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Company, the Trustee shall, or shall cause the Note Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released or discharged pursuant to this Indenture, the Note Security Documents and the Intercreditor Agreements. Neither the Trustee nor the Note Collateral Agent shall be liable for any such release undertaken in good faith or in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Note Security Documents or Intercreditor Agreement to the contrary, the Trustee and the Note Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c)                At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Note Security Documents shall be effective as against the Holders, except as otherwise provided in the Pledge and Security Agreement and any applicable Intercreditor Agreement.

Notwithstanding the foregoing, each Holder expressly and irrevocably agrees that it will not hinder, or direct the Trustee (or Note Collateral Agent) to take any action that will hinder, the automatic release of the Collateral provided for by this Section 12.2 to the extent the Company determines in good faith that the applicable transaction is permitted under this Indenture, and each Holder expressly and irrevocably agrees that the Trustee shall be authorized to, and shall, take any necessary action to release Holdings to the extent authorized to do so by this Section 12.2 without any obligation or requirement to notify or obtain consent from any Holder (and the Trustee shall not condition any such actions on providing notice to, or obtaining consent from, the Holders).

SECTION 12.3 After-Acquired Property. Promptly, but in no event later than 90 days, following the acquisition by the Company or any Subsidiary Guarantor of any After-Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such Note Security Document supplements, security instruments and financing statements as shall be reasonably necessary to cause such After-Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under this Indenture, including Permitted Liens) in favor of the Note Collateral Agent for the benefit of the Trustee, the Note Collateral Agent and the Holders of the Notes, and thereupon all provisions of this Indenture and the Note Security Documents relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided that (a) if any ABL Obligations are outstanding at such time, the execution and delivery of such documents will only be required with respect to ABL Collateral, and such After-Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After-Acquired Property becomes part of the Collateral securing the ABL Obligations substantially concurrently therewith, (b) the Collateral in any event will exclude Excluded Assets and (c) in any event the Company or such Guarantor will not be required to (t) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (u) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Interests or material intercompany notes in certificated form, delivering such Capital Interests or material intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $5.0 million) to the Note Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (v) send notices to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (w) take any action to perfect (except to the extent perfected through the filing of Uniform Commercial Code financing statements or are automatically perfected as supporting obligations) letter-of-credit rights or commercial tort claims, (x) deliver landlord lien waivers, estoppels, collateral access letters, bailee waivers or similar letters, (y) file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets or (z) take actions to perfect the Liens of the Note Collateral Agent in the ABL Priority Collateral if such actions are not requested by the Second Lien Agent or the ABL Agent with respect to such Collateral.

SECTION 12.4 Suits to Protect the Collateral. Upon the occurrence and during the continuation of an Event of Default and subject to the provisions of the Intercreditor Agreements, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a)                enforce any of the terms of the Note Security Documents; and

(b)                collect and receive any and all amounts payable in respect of the obligations hereunder.

Subject to the provisions of the Note Security Documents and the Intercreditor Agreements, the Trustee shall have the power to, or direct the Note Collateral Agent to, institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that the Trustee reasonably believes are unlawful or in violation of any of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may reasonably deem expedient to preserve or protect the interests of the Note Collateral Agent and the Trustee and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Note Collateral Agent and the parties hereto acknowledge and understand that the Note Collateral Agent shall only act (or refrain from acting) at the direction of the Trustee, subject to the terms hereof and of the Note Security Documents.

SECTION 12.5 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed by the Note Collateral Agent under the Note Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.6 Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or assets purported to be released hereunder be bound to ascertain the authority of the Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or assets be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.7 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.8 Reports and Certificates Relating to Collateral. Any release of Collateral permitted by Section 12.2 shall be deemed not to impair the Liens under this Indenture and the Pledge and Security Agreement and the other Note Security Documents in contravention thereof.

SECTION 12.9 Note Collateral Agent

(a)                The Trustee and each of the Holders by their acceptance of the Notes hereby designates and appoints the Note Collateral Agent as its collateral agent under this Indenture and the Note Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Note Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Note Security Documents to exercise such powers and perform such duties as are expressly delegated to the Note Collateral Agent by the terms of this Indenture and the Note Security Documents, together with such powers as are reasonably incidental thereto. The Note Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Note Security Documents, the Note Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Note Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Note Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Note Security Documents or otherwise exist against the Note Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Note Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Note Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Note Collateral Agent is expressly entitled to take or assert under this Indenture and the Note Security Documents, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b)                The Note Collateral Agent may execute any of its duties under this Indenture or the Note Security Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and the Note Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney-in-fact appointed with due care by it hereunder.

(c)                No provision of this Indenture shall be construed to relieve the Note Collateral Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of the third and fourth sentences of Section 12.9(a); and (ii) the Note Collateral Agent shall not be liable for any error of judgment made in good faith by the Chairman of the Board, the President or any other officer or assistant officer of the Note Collateral Agent assigned by the Note Collateral Agent to administer its collateral agency functions, unless it is proved that the Note Collateral Agent was negligent in ascertaining the pertinent facts. The recitals contained herein and in the Notes, shall be taken as the statements of the Company, and the Note Collateral Agent assumes no responsibility for their correctness. The Note Collateral Agent makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Note Collateral Agent represents that it is duly authorized to execute and deliver this Indenture, the Intercreditor Agreements and the Note Security Documents and perform its obligations hereunder and thereunder. The Note Collateral Agent shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. None of the Note Collateral Agent or any of its agents shall be under any obligation to the Trustee or any Holder to ascertain or inquire as to the observance or performance by the Company or any Guarantor of any agreements contained in, or conditions of, this Indenture or the Note Security Documents, or to inspect the properties, books or records of the Company or any Guarantor.

(d)                The Note Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Note Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Note Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 12.9 and the Intercreditor Agreements); provided, however, that unless and until the Note Collateral Agent has received any such request, the Note Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, subject to the Intercreditor Agreements.

(e)                A resignation or removal of the Note Collateral Agent and appointment of a successor Note Collateral Agent shall become effective only upon the successor Note Collateral Agent’s acceptance of appointment as provided in this Section 12.9(e). The Note Collateral Agent may resign in writing at any time by giving written notice thereof to the Company and the Trustee at least 30 days prior to the proposed date of resignation. The Company may remove the Note Collateral Agent if: (i) the Note Collateral Agent is removed as Trustee under this Indenture; (ii) the Note Collateral Agent fails to meet the requirements for being a Trustee under Section 7.9; or (iii) the Note Collateral Agent shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Note Collateral Agent or of its property shall be appointed or any public officer shall take charge or control of the Note Collateral Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation. If the Note Collateral Agent resigns or is removed or is incapable of acting, or if a vacancy exists in the office of Note Collateral Agent for any reason, the Company shall promptly appoint a successor Note Collateral Agent that complies with the eligibility requirements contained in this Indenture. If a successor Note Collateral Agent does not take office within 10 days after the retiring Note Collateral Agent resigns or is removed, the retiring Note Collateral Agent, the Company or the Holders of at least 10.0% in principal amount of the then outstanding principal amount of the Notes may (at the sole cost and expense of the Company, including with respect to reasonable attorneys’ fees and expenses) (i) petition any court of competent jurisdiction for the appointment of a successor Note Collateral Agent or for other appropriate relief, and any such resulting appointment or relief shall be binding upon all of the parties, or (ii) the retiring Note Collateral Agent may deliver all property and assets held by it as Note Collateral Agent to the Company, and thereafter shall have no further duties, responsibilities or obligations hereunder. A successor Note Collateral Agent shall deliver a written acceptance of its appointment to the retiring Note Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Note Collateral Agent shall become effective, and the successor Note Collateral Agent shall have all the rights, powers and the duties of the Note Collateral Agent under this Indenture and the Note Security Documents. The successor Note Collateral Agent shall mail a notice of its succession to the Trustee. The retiring Note Collateral Agent shall promptly transfer all property and assets held by it as Note Collateral Agent to the successor Note Collateral Agent, provided that all sums owing to the Note Collateral Agent hereunder have been paid. Notwithstanding replacement of the Note Collateral Agent pursuant to this Section 12.9(e), the Company’s obligations under this Section 12.9 and Section 12.11 shall continue for the benefit of the retiring Note Collateral Agent and the retiring Note Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Note Collateral Agent under this Indenture. Any corporation into which the Note Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Note Collateral Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Note Collateral Agent, shall be the successor of the Note Collateral Agent hereunder; provided such corporation shall be otherwise qualified and eligible under this Article XII, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(f)                 The Note Collateral Agent shall be authorized to appoint co-note collateral agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Note Security Documents, neither the Note Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Note Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct or gross negligence.

(g)                The Note Collateral Agent and the Trustee, as applicable, are authorized and directed to (i) enter into the Note Security Documents, the Base Intercreditor Agreement and the Cash Flow Intercreditor Agreement, (ii) execute and deliver any other Intercreditor Agreement, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Note Security Documents, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other Intercreditor Agreement consistent with the terms hereof, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Company to be necessary or reasonably desirable for any Lien on the Collateral permitted under this Indenture to secure any Indebtedness to become a valid perfected Lien (with such priority as may be designated by the Company, to the extent that such priority is permitted by this Indenture), (iii) bind the Holders on the terms as set forth in the Note Security Documents and the Intercreditor Agreements and (iv) perform and observe its obligations under the Note Security Documents and the Intercreditor Agreements.

(h)                The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Note Collateral Agent to, unless specifically requested to do so by a majority of the Holders and subject to the Intercreditor Agreements, take or cause to be taken any action to enforce its rights under this Indenture or against the Company and the Guarantors, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(i)                 The Note Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company and the Guarantors or is cared for, protected or insured or has been encumbered, or that the Liens securing the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of any Granting Party’s property constituting Collateral intended to be subject to the Lien and security interest of the Note Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Note Collateral Agent pursuant to this Indenture or any Note Security Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Note Collateral Agent may act in any manner it may in good faith deem appropriate, in its sole discretion and in accordance with this Indenture and the Intercreditor Agreements, and that the Note Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(j)                 The Note Collateral Agent and the Trustee, as applicable, are hereby directed and authorized to enter into any intercreditor agreement on behalf of, and binding with respect to, the Holders of the Notes and their interest in designated assets, including the Intercreditor Agreements in connection with the Incurrence of any Additional Indebtedness, including to clarify the respective rights of all parties in and to designated assets. The Note Collateral Agent or the Trustee shall enter into the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other Intercreditor Agreement at the request of the Company, provided that (in the case of such other Intercreditor Agreement) the Company will have delivered to the Note Collateral Agent and the Trustee an Officer’s Certificate and Opinion of Counsel stating that any such other Intercreditor Agreement complies with the applicable provisions of this Indenture, the Notes and the other Note Security Documents. The Note Collateral Agent and the Trustee, as applicable, each agrees at the Company’s expense to execute and deliver any amendment to, waiver of, or supplement to any Note Security Document or Intercreditor Agreement authorized pursuant to Article X.

(k)                The Note Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Note Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Note Collateral Agent may agree in writing with the Company (and money held in trust by the Note Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Note Collateral Agent shall not be construed to impose duties to act.

(l)                 If at any time the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payment with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payment received by the Trustee from the Note Collateral Agent pursuant to the terms of this Indenture, or (ii) any payment from the Note Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Note Collateral Agent, in kind, and with any such endorsement as may be required to negotiate the same to the Note Collateral Agent.

(m)               The Trustee and the Note Collateral Agent are each Holder’s agents for the purpose of perfecting the Holders’ security interest in assets that can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Note Collateral Agent thereof, and shall deliver such Collateral to the Note Collateral Agent or otherwise deal with such Collateral in accordance with the Note Collateral Agent’s instructions.

(n)                The Note Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and the Guarantors as though the Note Collateral Agent was not the Note Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, the Note Collateral Agent and its Affiliates may receive information regarding the Company and the Guarantors (including information that may be subject to confidentiality obligations in favor of the Company or any Guarantor) and acknowledge that the Note Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Note Collateral Agent to advance funds.

SECTION 12.10   Compensation and Indemnification. The Note Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.7 (with the references to the Trustee therein applying herein to refer to the Note Collateral Agent).

SECTION 12.11  The Intercreditor Agreements and the Note Security Documents. Each of the Trustee and the Note Collateral Agent is hereby directed and authorized to execute and deliver the Intercreditor Agreements and any Note Security Documents in which it is named as a party. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Note Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreements or any Note Security Documents, the Trustee and Note Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

SECTION 12.12 [Reserved].

SECTION 12.13  Confidentiality. The Note Collateral Agent agrees to keep any information supplied by the Company or any Guarantor or any of their respective Subsidiaries or on behalf of the Company or any Guarantor or any of their respective Subsidiaries or obtained by it based on a review of books and records relating to the Company or any Guarantor or any of their respective Subsidiaries confidential from anyone other than its Affiliates (provided that each such Affiliate keeps such information confidential in accordance herewith) and to use (and cause such Affiliate to use) such information only in connection with the duties specifically set forth in this Indenture and the Note Security Documents; provided that nothing herein shall prevent the Note Collateral Agent or any such Affiliate from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over the Note Collateral Agent or any such Affiliate, (c) that had been publicly disclosed other than as a result of a disclosure by the Note Collateral Agent or any such Affiliate that is prohibited by the terms of this Section 12.13, (d) already in the Note Collateral Agent’s or any such Affiliate’s possession (other than information provided to the Note Collateral Agent or any such Affiliate known by the Note Collateral Agent or such Affiliate to be subject to any confidentiality agreement or undertaking in favor of the Company or any Guarantor or any of their respective Subsidiaries) prior to its receipt of such information from the Company or any Guarantor or any of their respective Subsidiaries or from another Person supplying it on behalf of the Company or any Guarantor or any of their respective Subsidiaries or from its review of books and records described above (as the case may be), (e) in connection with any litigation to which the Note Collateral Agent or any such Affiliate may be a party, to the extent compelled by legal process in such litigation, (f) to the extent necessary or advisable in connection with the exercise of any remedy hereunder, (g) to the Note Collateral Agent’s or any such Affiliate’s legal counsel and independent auditors, provided that such counsel and auditors keep such information confidential in accordance herewith, or (h) to the Trustee, provided that the Trustee agrees to keep all such information confidential pursuant to a written agreement for the benefit of and enforceable by the Company and Guarantors and their respective Subsidiaries, on terms and conditions substantially identical to (and in any event no less favorable to the Company and Guarantors and their respective Subsidiaries than) the provisions of this subsection (which agreement shall be executed and delivered to the Company prior to any such disclosure to the Trustee); provided that, in the case of clause (a), (b) or (e), the Note Collateral Agent shall, to the extent practicable and in accordance with its reasonable business practice, notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
Name: Timothy C. Crew
Title: Chief Executive Officer

[Signature Page to Indenture]

GUARANTORS:

LANNETT HOLDINGS, INC.

By:	/s/ Robert Ehlinger
Name: Robert Ehlinger
Title: President

CODY LABORATORIES, INC.

By:	/s/ John M. Abt
Name: John M. Abt
Title: President

SILARX PHARMACEUTICALS, INC.

By:	/s/ Neha Desai-Jimenez
Name: Neha Desai-Jimenez
Title: President and Director of Operations

KREMERS URBAN PHARMACEUTICALS INC.,
as Guarantor

By:	/s/ Grant Brock
Name: Grant Brock
Title: President

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Note Collateral Agent

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note1
(FACE OF NOTE)

LANNETT COMPANY, INC.

[ ]2% Senior Secured Notes due [ ]3

CUSIP No. [ ]4/[ ]5/[ ]6
ISIN No. [ ]7
No. ____________ $

Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to ________________________, or its registered assigns, the principal sum of $________________ ([                     ] United States dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]8 (the “Principal Amount”) on [                  ], 20[   ].

Interest on the Outstanding Principal Amount will accrue at the rate of [ ]9% per annum and shall be payable semi-annually in arrears on [                  ] and [                  ] of each year, commencing [                  ], 20[ ] (each, an “Interest Payment Date”). [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]10 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from ___________, ____11.]12

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [                  ] and [                  ] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at their election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[1]	Insert any applicable legends from Article II.
[2]	Insert interest rate.
[3]	Insert year of maturity date.
[4]	Insert for Initial Rule 144A Note only.
[5]	Insert for Initial Regulation S Note only.
[6]	Insert CUSIP for applicable series of Additional Notes.
[7]	Insert ISIN No. for applicable series of Notes.
[8]	Include only if the Note is issued in global form.
[9]	Insert interest rate.
[10]	Include only for Initial Notes.
[11]	Insert applicable date.
[12]	Include only for Additional Notes.

EXHIBIT A

[           ].13

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[13]	For an Initial Additional Note, add a registration rights provision if any, as may be agreed by the Company with respect to additional interest on such Initial Additional Note.

EXHIBIT A

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LANNETT COMPANY, INC.

By:
Name:
Title:

EXHIBIT A

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

Authorized Officer

Dated:

EXHIBIT A

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [ ]% Senior Secured Notes due [ ] of the Company (herein called the “Notes”), issued under an Indenture, dated as of April 22, 2021 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and as Note Collateral Agent (herein called the “Note Collateral Agent,” which term includes any successor note collateral agent under the Indenture), as supplemented by the [[    ] Supplemental Indenture, dated as of [            ], 20[   ] (the “[    ] Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee and Note Collateral Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 10.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article XI of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

This Note is secured by a security interest in the Collateral, subject to the terms of the Note Security Documents and the Intercreditor Agreements, subject to release or termination as provided in the Indenture and the Note Security Documents.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [[    ] Supplemental Indenture, dated as of [           ], 20[  ], [between][among] the Company [, the Guarantors party thereto] [and] the Trustee [and the Note Collateral Agent].14

[14]	Revise to reflect appropriate parties.

EXHIBIT A

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the payment date), except to the extent the Company has previously elected to redeem all of the Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]15

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least [ ]% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity (satisfactory to the Trustee in its sole and absolute discretion) against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

[15]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

EXHIBIT A

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT A

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

☐	(a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐	(b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Date:

EXHIBIT A

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

EXHIBIT A

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$__________

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT B

Form of Exchange Note16
(FACE OF NOTE)

LANNETT COMPANY, INC.

[   ]% Senior Secured Notes due 20[   ]

CUSIP No. No. ____________	$

Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to ________________________, or its registered assigns, the principal sum of $________________ ([                     ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]17(the “Principal Amount”) on [                  ], 20[   ].

Interest on this Note shall be payable semi-annually in arrears on [                  ] and [                  ] of each year, commencing [                  ], 20[ ] (each, an “Interest Payment Date”). [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]18 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from ___________, ____19.]20

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [                  ] and [                  ] (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[16]	Insert any applicable legends from Article II.
[17]	Include only if the Note is issued in global form.
[18]	Include only for Exchange Notes issued in exchange for Initial Notes.
[19]	Insert the Interest Payment Date immediately preceding the date of issuance of the applicable Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, such date of issuance.
[20]	Include only for Exchange Notes issued in exchange for Additional Notes.

EXHIBIT B

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

EXHIBIT B

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LANNETT COMPANY, INC.

By:

Name:
Title:

EXHIBIT B

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

Dated:

EXHIBIT B

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [   ]% Senior Secured Notes due 20[   ] of the Company (herein called the “Notes”), issued under an Indenture, dated as of April 22, 2021 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Company, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and as Note Collateral Agent (herein called the “Note Collateral Agent,” which term includes any successor note collateral agent under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 10.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article XI of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

This Note is secured by a security interest in the Collateral, subject to the terms of the Note Security Documents and the Intercreditor Agreements, subject to release or termination as provided in the Indenture and the Note Security Documents.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [[     ] Supplemental Indenture, dated as of [            ], 20[   ], [between] [among] the Company[, the Subsidiary Guarantors party thereto] and the Trustee].21

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously elected to redeem all of the Notes pursuant to Article V of the Indenture.

[21]	Revise to reflect appropriate parties.

EXHIBIT B

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]22

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least 30% of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity (satisfactory to the Trustee in its sole and absolute discretion) against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

[22]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

EXHIBIT B

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination (as defined in the Indenture) and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

EXHIBIT B

NOTICE:The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$__________

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [__________], 20[  ]

WILMINGTON TRUST, NATIONAL ASSOCIATION
1100 North Market Street

Wilmington, DE 1989023

Re:	Lannett Company, Inc. (the “Company”) [ ]% Senior Secured Notes due 20[ ] (the “Notes”)

Ladies and Gentlemen:

This letter relates to $________ principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”). Pursuant to Section 2.16(3) of the Indenture dated as of April 22, 2021 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non-U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

[23]	Insert successor address or Trustee, as applicable.

C-1

EXHIBIT D

Form of Regulation S Certificate

Regulation S Certificate

WILMINGTON TRUST, NATIONAL ASSOCIATION
1100 North Market Street

Wilmington, DE 19890 24

Re:	Lannett Company, Inc. (the “Company”) [ ]% Senior Secured Notes due 20[ ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1.       The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or 902(k)(2)(i) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2.       Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.       No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4.       The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.       If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before the end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

[24]	Insert successor address or Trustee, as applicable.

D-1

EXHIBIT D

6.       If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7.       We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate: _______________ __, 20__

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Note Guarantee

THIS [   ] SUPPLEMENTAL INDENTURE, dated as of [   ], 20[   ] (this “Supplemental Indenture”), is by and among Lannett Company, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an indenture dated as of April 22, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 10.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Company’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7 of the Indenture), on the terms and subject to the conditions set forth in Article XI of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3.       Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

EXHIBIT E

4.       No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future of the Company or any of its Subsidiaries, as such or in such capacity shall have any personal liability for any obligation of the Company or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5.       Notices. The address for notices to the Company and the New Subsidiary Guarantors shall be:

Lannett Company, Inc.

1150 Northbrook Drive, Suite 155

Trevose, Pennsylvania 19053

Telephone No.: (215) 333-9000

Attention: Timothy C. Crew, Chief Executive Officer

6.       Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8.       Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9.       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or each of the New Subsidiary Guarantors, as applicable.

EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR(S)], as Subsidiary Guarantor

By:
Name:
Title:

LANNETT COMPANY, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

WILMINGTON TRUST, NATIONAL ASSOCIATION
1100 North Market Street

Wilmington, DE 19890 25

Re:	Lannett Company, Inc. (the “Company”)

[   ]% Senior Secured Notes due 20[   ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that:

1.       We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of April 22, 2021 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.       We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company or a Subsidiary, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3.       We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

[25]	Insert successor address or Trustee, as applicable.

F-1

EXHIBIT F

4.       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5.       We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature

F-2

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

[NAME OF COMPANY]

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

[NAME]

as Trustee

[            ] SUPPLEMENTAL INDENTURE

DATED AS OF [      ], 20[   ]

[     ]% Senior Secured Notes Due 20[   ]

EXHIBIT G

[            ]26 SUPPLEMENTAL INDENTURE, dated as of [_________], 20[   ] (this “Supplemental Indenture”), among Lannett Company, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of [●], 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 10.1(15) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the [        ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [ ] Notes as hereinafter described; and

WHEREAS, pursuant to Section 10.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.       Title of Notes. There shall be a series of Notes of the Company designated the “[   ]%27 Senior Secured Notes due 20[   ]”28 (the “[     ]29 Notes”).

3.       Maturity Date. The final Stated Maturity of the [     ] Notes shall be [[            ], 20[   ]].30

4.       Interest and Interest Rates. Interest on the Outstanding principal amount of [          ] Notes will accrue at the rate of [     ]%31 per annum and will be payable semi-annually in arrears on [[     ] and [            ]]32 in each year, commencing on [[          ], 20[   ]],33 to holders of record on the immediately preceding [[     ] and [          ]],34 respectively (each such [       ] and [            ], a “Regular Record Date”). Interest on the [     ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [          ], 20[   ], except that interest on any Additional [         ] Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [       ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [            ] Notes (or if the date of issuance of such Additional [      ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [       ] Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

26      Insert supplement number.

27      Insert interest rate.

28      Insert year during which the maturity date falls.

29      Insert title of notes.

30      Insert Maturity Date.

31      Insert interest rate.

32      Insert Interest Payment Dates.

33      Insert First Interest Payment Date.

34      Insert Record Dates.

EXHIBIT G

5.       [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [       ] Notes that may be authenticated and delivered and Outstanding under the Indenture is [not limited] [limited to $[          ]].35 [The aggregate principal amount of the [     ] Notes shall initially be $[       ]36 million.]37 [The aggregate principal amount of the [       ] Notes issued pursuant to this Supplemental Indenture shall be $[       ] million.]38 Subject to the terms of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [       ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [       ] Notes (any such Additional Notes, “Additional [          ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

6.        Redemption.

(a)       [The Notes may be redeemed, in whole but not in part, at any time prior to [            ], 20[ ]39 at the option of the Company upon notice as described in Section 5.4 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium calculated by us as of the date of the redemption notice, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date). In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after [            ], 20[ ],40 upon notice as described in Section 5.4 of the Indenture at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period beginning on [            ], 20[  ]41 of the years indicated:

35      Insert whether the applicable series of Notes will be limited or not.

36      Insert principal amount of issuance.

37      Insert for the initial notes of any applicable series.

38      Insert for the Additional Notes of any applicable series.

39      Insert date upon which the Notes are callable.

40      Insert date upon which the Notes are callable.

41      Insert date upon which the Notes are callable.

EXHIBIT G

Year	Redemption price
[ ]	[ ]	%
[ ]	[ ]	%
[ ] and thereafter	[ ]	%

(b)       In addition to any redemption pursuant to Section 6(a), at any time prior to [            ], 20[ ],42 the Company may at its option, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes of the same series) at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) equal to [  ]% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date); provided that at least 50% of the principal amount of Notes (including Additional Notes of the same series) issued under the Indenture remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

(c)       [In addition, during any 12-month period [on or] prior to [            ], 20[ ],43 the Company will be entitled to redeem up to [ ]%44 of the original aggregate principal amount of the [     ] Notes (including the principal amount of any Additional [   ] Notes, or any other Additional Notes of the same series as the [     ] Notes) at a redemption price equal to [ ]%45 of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but not including the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 2.10 of the Indenture).]46

[(d)      If any Note would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, at the end of each tax accrual period ending after the fifth anniversary of the Issue Date, the Company shall redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (as defined below) with respect to such tax accrual period (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption shall be 100% of the principal amount of such portion plus any accrued interest thereon on the date of such redemption. The “Mandatory Principal Redemption Amount” with respect to a tax accrual period means the portion of each Note required to be redeemed with respect to such tax accrual period so that none of the outstanding Notes is treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided that if there is uncertainty (as determined by the Company in good faith) regarding the determination of the portion so required to be redeemed, such portion shall be set at an amount not less than the amount the Company determines in good faith to be so required, and each such determination by the Company shall be conclusive and binding, and such portion shall constitute the Mandatory Principal Redemption Amount with respect to such tax accrual period, for all purposes under the Indenture (regardless of any subsequent determination that such portion may have exceeded the amount so required to be redeemed). For the avoidance of doubt, the Mandatory Principal Redemption Amount with respect to a tax accrual period shall represent the same percentage of the principal amount of each outstanding Note with respect to such tax accrual period.]47

42      Insert date until which equity clawback is applicable.

43      Insert date upon which the Notes are callable.

44      Insert maximum percentage for annual redemption provision.

45      Insert premium.

46      Insert if applicable.

EXHIBIT G

“Applicable Premium” means, with respect to any [ ]Note on any applicable Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, the greater of:

(1)          1.0% of the then outstanding principal amount of the [ ]Note; and

(2)          the excess, if any, of

(a)        the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at [              ], 20[ ]48 (such redemption price being that described in Section 6(a)) plus (ii) all required interest payments due on the [ ]Note through [                ], 20[ ] (excluding accrued but unpaid interest to (but not including) the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)       the then outstanding principal amount of the [ ]Note.

(e)        Notwithstanding clauses (a) through (d) of this Section 6, in connection with any tender for all of any series of the [       ] Notes (including pursuant to an Offer), if Holders of not less than 90.0% in the aggregate principal amount of the outstanding [       ] Notes of such series (including the principal amount of any Additional [       ] Notes, or any other Additional Notes of the same series as the [              ] Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer, purchases all of the [       ] Notes of such series (including any Additional [       ] Notes, or any other Additional Notes of the same series as the [       ] Notes) validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice not less than 10 nor more than 60 days’ prior notice, given no more than 30 days following such purchase pursuant to such tender offer, to redeem all of the [       ] Notes (including any Additional [       ] Notes, or any other Additional Notes of the same series as the [       ] Notes) of such series that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date.

(f)        Any redemption of Notes pursuant to this Section 6 (including in connection with a Qualified Equity Offering, a Change of Control, other transaction or event or otherwise) or notice thereof may, at the Company’s direction, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Qualified Equity Offering, Change of Control, Asset Disposition or other transaction or event, as the case may be. In addition, if such redemption or notice is subject to satisfaction or one or more conditions precedent, such notice may state, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

47      Include if applicable for Notes issued with original issue discount.

48      Insert date upon which the Notes are callable.

EXHIBIT G

7.       [            ]49

8.       Form. The [        ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.       Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

12.       Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

49      Include appropriate provisions in accordance with Section 2.4(7) and/or Section 2.4(8) of the Indenture.

EXHIBIT G

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

[ ]

By:
Name:
Title:

[NAME], as Trustee

By:
Authorized Officer

EXHIBIT H

INTERCREDITOR AGREEMENT

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as ABL Agent,

and

ALTER DOMUS (US) LLC
as Term Loan Agent

Dated as of December 7, 2020

EXHIBIT H

EXHIBIT H

(continued)

EXHIBITS

Exhibit A	--	Additional Indebtedness Designation
Exhibit B	--	Additional Indebtedness Joinder
Exhibit C	--	Joinder of ABL Credit Agreement or Term Loan Credit Agreement

EXHIBIT H

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of December 7, 2020, between WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties and ALTER DOMUS (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.       Pursuant to the ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrower.

B.       Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrower’s obligations under the ABL Documents.

C.       As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.       Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

E.       Pursuant to the Term Loan Guarantees, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

F.       As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Credit Parties under and in connection with the Term Loan Documents, the Term Loan Credit Parties have granted to the Term Loan Agent (for the benefit of the Term Loan Secured Parties) Liens on the Collateral.

G.       Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Indebtedness” by executing and delivering an Additional Term Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Term Indebtedness and any other applicable Additional Term Secured Party shall thereafter constitute Additional Term Secured Parties, and any Additional Term Agent for any such Additional Term Secured Parties shall thereafter constitute an Additional Term Agent for all purposes under this Agreement.

H.       Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Loan Agent (on behalf of the Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Loan Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

EXHIBIT H

ARTICLE 1

Definitions

Section 1.1 UCC Definitions The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2 Other Definitions As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrower” shall mean the Company, in its capacity as the borrower under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Collateral Exposure” shall mean, as to the ABL Credit Agreement as of the date of determination, the total commitments (whether funded or unfunded) of the ABL Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the ABL Collateral Documents).

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the ABL Borrower, Wells Fargo Bank, National Association, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under the ABL Credit Agreement.

EXHIBIT H

“ABL Credit Parties” shall mean the ABL Borrower, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL DIP Financing” shall have the meaning set forth in Section 6.1(a)(i).

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time, in each case unless and until released from its guarantee obligations.

“ABL Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees, in each case unless and until released from its guarantee obligations.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time including all “Obligations” as defined in the ABL Credit Agreement.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

EXHIBIT H

“ABL Priority Collateral” shall mean all of each and every ABL Credit Party’s right, title, and interest in and to the following types of property of such ABL Credit Party, wherever located and whether now owned by such ABL Credit Party or hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, would constitute ABL Priority Collateral):

(1)       all Accounts, Payment Intangibles, all interest, fees, late charges, penalties, collection fees, and other amounts due or to become due or otherwise payable in connection with any Account or Payment Intangible, and all other rights to payment (in each case other than identifiable Proceeds of Term Loan Priority Collateral);

(2)       (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than (i) the Term Loan Priority Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of the Company and its direct and indirect Subsidiaries and (iii) the Liquidity Account (as defined in the Term Loan Credit Agreement) to the extent that the Liquidity Account contains funds deposited therein on or about January 1, 2021 not in excess of $5,000,000 and (iv) identifiable Proceeds of Term Loan Priority Collateral;

(3)       all Inventory;

(4)       to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of the Company and its direct and indirect Subsidiaries), Instruments (including Promissory Notes), Intercompany Loans, Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)       to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(6)       all books and Records relating to the foregoing (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)       all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of the Company and its direct and indirect Subsidiaries), financial assets, Investment Property (other than Capital Stock of the Company and its direct and indirect Subsidiaries), insurance proceeds (including proceeds of business interruption insurance) and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (5) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral. As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the ABL Credit Agreement or in the ABL Collateral Documents relating thereto.

EXHIBIT H

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates and all ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any ABL Credit Agreement.

“Additional Specified Term Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)       prior to the Discharge of ABL Obligations, Section 6.1 of the ABL Credit Agreement;

(b)       prior to the Discharge of Term Loan Obligations, Section 6.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Term Obligations, any negative covenant restricting Indebtedness contained in any Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Term Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the ABL Credit Agreement, (y) for purposes of the preceding clause (b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Term Indebtedness for the purposes of such other Credit Document.

“Additional Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Term Credit Facility.

“Additional Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Bank Products Provider” shall mean any Person (other than an Additional Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

EXHIBIT H

“Additional Term Loan Borrower” shall mean any Additional Term Credit Party that incurs of issues Additional Term Indebtedness under any Additional Term Credit Facility, together with its successors and assigns.

“Additional Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Term Credit Facility Lenders” shall mean one or more holders of Additional Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Term Credit Facility Lender” under any Additional Term Credit Facility.

“Additional Term Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Term Document, and any other Person who becomes a guarantor under any of the Additional Term Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Term Documents” shall mean any Additional Term Credit Facilities, any Additional Term Guarantees, any Additional Term Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Term Bank Products Affiliate or Additional Term Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Term Hedging Affiliate or Additional Term Hedging Provider, those other ancillary agreements as to which any Additional Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Term Agent, in connection with any of the foregoing or any Additional Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Term Secured Parties or among any of the Term Loan Secured Parties and Additional Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Term Guarantees” shall mean any one or more guarantees of any Additional Term Obligations of any Additional Term Credit Party by any other Additional Term Credit Party in favor of any Additional Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

EXHIBIT H

“Additional Term Hedging Provider” shall mean any Person (other than an Additional Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Term Indebtedness” shall mean any Additional Specified Term Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by

(a)       prior to the Discharge of ABL Obligations, Section 6.2 of the ABL Credit Agreement;

(b)       prior to the Discharge of Term Loan Obligations, Section 6.2 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Term Obligations, any negative covenant restricting Liens contained in any applicable Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Term Indebtedness” by the Company pursuant to an Additional Term Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Term Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the ABL Credit Agreement, (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect.

“Additional Term Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Term Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Term Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Term Agents in respect of the Additional Term Indebtedness subject to an Additional Term Indebtedness Designation, on behalf of one or more Additional Term Secured Parties in respect of such Additional Term Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Term Credit Party from time to time to any Additional Term Agent, any Additional Term Secured Parties or any of them, including any Additional Term Bank Products Affiliates, Additional Term Hedging Affiliates, Additional Term Bank Products Provider or Additional Term Hedging Provider, under any Additional Term Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Term Credit Party, would have accrued on any Additional Term Obligation, whether or not a claim is allowed against such Additional Term Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean all Additional Term Agents, all Additional Term Credit Facility Lenders, all Additional Term Bank Products Affiliates, all Additional Term Bank Products Providers, all Additional Term Hedging Affiliates, all Additional Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional Term Credit Facility; and with respect to any Additional Term Agent shall mean the Additional Term Secured Parties represented by such Additional Term Agent.

EXHIBIT H

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the Term Loan Agent and any Additional Term Agent, as applicable.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Term Loan Bank Products Affiliate, or any Additional Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any ABL Bank Products Provider or any Additional Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrower, the Term Loan Borrower and any Additional Term Loan Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

EXHIBIT H

“Capitalized Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles as in effect in the United States.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar Equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar Equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar Equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s.

“Cash Management Services” shall mean (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (3) foreign exchange, netting and currency management services and (4) any other demand deposit or operating account relationships or other cash management services, including under any Bank Products Agreements.

“Cash Proceeds Notice” shall mean a written notice delivered by the ABL Agent or the Term Loan Collateral Representative, as applicable, to the Term Loan Agent or an Additional Term Agent, as applicable, stating that certain identifiable cash proceeds which may be deposited in a Deposit Account controlled by the Term Loan Agent or such Additional Term Agent, as applicable, constitute ABL Priority Collateral (in the case of a notice by the ABL Agent) or Term Loan Priority Collateral (in the case of a notice by the Term Loan Collateral Representative) and reasonably identifying the amount of such proceeds and specifying the origin thereof.

EXHIBIT H

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the Term Loan Agent or any Additional Term Agent under any of the ABL Collateral Documents, the Term Loan Collateral Documents or the Additional Term Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Company” shall mean Lannett Company, Inc., a Delaware limited liability company, and any successor in interest thereto.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyrights” shall mean with respect to any Credit Party, all of such Credit Party’s right, title, and interest in and to the following: (a) all U.S. copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Documents” shall mean the ABL Documents, the Term Loan Documents and any Additional Term Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Term Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Term Loan Credit Parties and any Additional Term Credit Parties.

“Designated Agent” shall mean any Additional Term Agent or any Term Loan Agent under any Term Loan Credit Agreement other than the Original Term Loan Credit Agreement, in each case that the Company designates as a Designated Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

EXHIBIT H

“Discharge of ABL Obligations” shall mean:

(a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable) (A) with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), (B) the provision of Cash Management Collateralization (as such term is defined in the ABL Credit Agreement) with respect to any Cash Management Obligations (as such term is defined in the ABL Credit Agreement), and (C) with respect to Hedging Obligations (as such term is defined in the ABL Credit Agreement), the provision of cash collateral with respect thereto, to the extent required pursuant to the terms of the ABL Credit Agreement, but (ii) excluding unasserted contingent indemnification obligations under the applicable ABL Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Term Credit Facility, with respect to each Additional Term Credit Facility:

(a) the payment in full in cash of the applicable Additional Term Obligations that are outstanding and unpaid at the time all Additional Term Indebtedness under such Additional Term Credit Facility is paid in full in cash, excluding unasserted contingent indemnification or other obligations under the applicable Additional Term Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional Term Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of Term Loan Obligations and (if applicable) the Discharge of Additional Term Obligations for each Additional Term Credit Facility.

“Discharge of Term Loan Obligations” shall mean:

(a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable) with respect to Cash Management Obligations and Hedging Obligations (as such terms are defined in the Term Loan Credit Agreement), the provision of cash collateral with respect thereto, on terms satisfactory to each applicable counterparty (or the making of other arrangements satisfactory to the applicable counterparty) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time; and

EXHIBIT H

(b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease or other disposition.

“Domestic Subsidiaries” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Term Loan Credit Agreement or any Additional Term Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)       the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)      the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)       the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)      the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)        the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)       the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)       the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral,

EXHIBIT H

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent), (vii) the cessation of lending pursuant to the provisions of the ABL Documents, the Term Loan Documents or any applicable Additional Term Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Foreign Subsidiary” shall mean any Subsidiary of the Company which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code including with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

EXHIBIT H

“Guarantor” shall mean any of the ABL Guarantors, the Term Loan Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Term Loan Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any ABL Hedging Provider or any Additional Term Hedging Provider, as applicable.

“Impairment” shall have the meaning set forth in Section 2.1(e).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

EXHIBIT H

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(g).

“Intervening Term Creditor” shall have the meaning set forth in Section 4.1(g).

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investor Service, Inc., and its successors.

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any Plan of Reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Original Term Loan Credit Agreement” shall mean that certain Credit and Guaranty Agreement dated as of November 25, 2015, by and among the Term Loan Borrower, Alter Domus (US) LLC (as successor to Morgan Stanley Senior Funding, Inc.), as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean the ABL Agent, the Term Loan Agent or any Additional Term Agent, and “Parties” shall mean all of the ABL Agent, the Term Loan Agent and any Additional Term Agent.

“Patent License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting to such Credit Party any right to make, use or sell any invention covered by a United States patent owned by any third party (including any such rights that such Credit Party has the right to license) and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following which any Credit Party owns: (a) all letters patent of the United States and all applications for letters patent of the United States, (b) all provisionals, reissues, extensions, continuations, divisions, continuations in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

EXHIBIT H

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Term Loan Priority Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Collateral” shall mean (a) with respect to the ABL Secured Parties, the ABL Priority Collateral, or (b) with respect to the Term Loan Collateral Secured Parties, the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed DIP” shall have the meaning set forth in Subsection 6.1(c)(i).

“Purchase Date” shall have the meaning set forth in Section 3.8(a).

“Purchase Money Indebtedness” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Purchase Notice” shall have the meaning set forth in Section 3.8(a).

EXHIBIT H

“Purchase Option Event” shall have the meaning set forth in Section 3.8(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.8(a).

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Replacement Agent” shall have the meaning set forth in Section 3.8(d).

“Requisite ABL Holders” shall mean ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement.

“Requisite Term Holders” shall mean Term Loan Secured Parties and/or Additional Term Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of any loans included in the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility); provided that:

(a)       if the matter being consented to or the action being taken by the Term Loan Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Term Loan Priority Collateral or (after the Discharge of ABL Obligations) all or substantially all of the Collateral, then “Requisite Term Holders” shall mean those Term Loan Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable Term Loan Documents and Additional Term Documents,

(b)       except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect the Term Loan Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Obligations (other than Term Loan Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Obligations in respect of the Term Loan Credit Agreement), and

EXHIBIT H

(c)       except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect any Additional Term Agent or the Additional Term Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the Term Loan Secured Parties or the other Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) such Additional Term Agent and/or Additional Term Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Additional Term Obligations (other than Additional Term Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Additional Term Obligations in respect of any Additional Term Credit Facility).

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the ABL Secured Parties, the Term Loan Secured Parties and the Additional Term Secured Parties.

“Series” shall mean (a) with respect to the Term Loan Collateral Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such) and (ii) the Additional Term Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional Term Agent (in its capacity as such for such Additional Term Secured Parties), (b) with respect to any Term Loan Collateral Obligations, each of (i) the Term Loan Obligations and (ii) the Additional Term Obligations incurred pursuant to any Additional Term Credit Facility that is to be represented by a common Additional Term Agent (in its capacity as such for such Additional Term Obligations), (c) with respect to the ABL Secured Parties, each of the ABL Secured Parties (in their capacities as such) and (d) with respect to any ABL Obligations, each of the ABL Obligations.

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

EXHIBIT H

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than the Designated Agent, as designated by the Company)), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Term Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the board of directors of the Company in the ordinary course of business.

EXHIBIT H

“Term DIP Financing” shall have the meaning set forth in Section 6.1(c)(i).

“Term Loan Agent” shall mean Alter Domus (US) LLC (as successor to Morgan Stanley Senior Funding, Inc.), in its capacity as collateral agent under the Original Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company, in its capacity as a borrower under the Term Loan Credit Agreement, together with its respective successors and assigns.

“Term Loan Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

EXHIBIT H

“Term Loan Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit M to the Original Term Loan Credit Agreement as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Collateral Obligations” shall mean the Term Loan Obligations and any Additional Term Obligations.

“Term Loan Collateral Representative” shall mean the Term Loan Agent acting for the Term Loan Collateral Secured Parties, unless the principal amount of Additional Term Obligations under any Additional Term Credit Facility exceeds the principal amount of Term Loan Obligations under the Term Loan Credit Agreement, and in such case (unless otherwise agreed in writing between the Term Loan Agent and any Additional Term Agent or after the Discharge of Term Loan Obligations, between any Additional Term Agents), the Additional Term Agent under such Additional Term Credit Facility (or, if there is more than one such Additional Term Credit Facility, the Additional Term Credit Facility under which the greatest principal amount of Additional Term Obligations is outstanding at the time) acting for the Term Loan Collateral Secured Parties. In addition, in the event that any Additional Term Agent subordinates its security interest in any Term Loan Priority Collateral to the security interest of the ABL Agent as permitted by Section 2.1(a)(4) and (6) or which otherwise has an Impairment with respect to all or substantially all of the Term Loan Priority Collateral then such Additional Term Agent shall not serve as Term Loan Collateral Representative (unless (x) the Discharge of Term Loan Obligations has occurred and (y) either such Additional Term Agent is the only Additional Term Agent or each other Additional Term Agent has similarly subordinated its security interest) and, in such event the Term Loan Collateral Representative will be selected as if the disqualified Additional Term Agent and the Additional Term Obligations represented thereby did not exist.

“Term Loan Collateral Secured Parties” shall mean the Term Loan Secured Parties and any Additional Term Secured Parties.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Term Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Additional Term Agent (other than any Designated Agent) (or, if there is no continuing Agent other than the Term Loan Agent and any Designated Agent, as designated by the Company), that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

EXHIBIT H

“Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under the Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or any Term Loan Hedging Provider and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the Term Loan Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees, in each case unless and until released from its guarantee obligations.

“Term Loan Hedging Affiliate” shall mean any Term Loan Credit Agreement Lender or any Affiliate of any Term Loan Credit Agreement Lender who (a) has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to March 31, 2021, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

EXHIBIT H

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the “administrative agent” or “agent” under the Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders or any of them, any Term Loan Bank Products Affiliates, any Term Loan Hedging Affiliates, any Term Loan Bank Products Providers or any Term Loan Hedging Providers under any Term Loan Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations” as defined in the Original Term Loan Credit Agreement.

“Term Loan Priority Account” means one or more deposit and/or securities accounts of the Grantors (identified to the ABL Agent in writing by the Term Loan Agent from time to time) that (a) is subject to a blocked account agreement in favor of the Term Loan Agent (who shall have first priority rights with respect to exercising control over such account) and (b) solely contains identifiable Proceeds of any Term Loan Priority Collateral and any interest deposited therein.

“Term Loan Priority Collateral Documents” shall mean the Term Loan Documents and any Additional Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral, other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of the Company and its direct or indirect Subsidiaries, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as identifiable Proceeds of any Term Loan Priority Collateral (such Proceeds, “Term Priority Proceeds”); provided, however, no Proceeds of Term Priority Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Term Priority Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Term Loan Priority Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Additional Term Credit Facility then in effect (if the Original Term Loan Credit Agreement is not then in effect) or the Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of Term Loan Obligations, in the applicable Additional Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional Term Collateral Documents relating thereto.

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“Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders, all Term Loan Bank Products Affiliates, all Term Loan Bank Products Providers, all Term Loan Hedging Affiliates, all Term Loan Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” or “Secured Party” under any Term Loan Credit Agreement.

“Trade Secret Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” shall mean any written agreement governed by the laws of any state of the United States, now or hereafter in effect, to which a Credit Party is a party granting to such Credit Party any right to use any United States trademark or name owned by any third party (including any such rights that such Credit Party has the right to license).

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“Trademarks” shall mean all of the following which any Credit Party owns: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of, or grant a security interest in, an “intent-to-use” application prior to such filing and acceptance would violate the Lanham Act or impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law), and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Section 1.3 Rules of Construction Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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ARTICLE 2

Lien Priority

Section 2.1 Agreement to Subordinate(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Term Loan Agent or the Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Term Agent or any Additional Term Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the Term Loan Agent or any Additional Term Agent (or the ABL Secured Parties, the Term Loan Secured Parties or any Additional Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the Term Loan Documents or any Additional Term Documents, (iv) whether the ABL Agent, the Term Loan Agent or any Additional Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties or any Additional Term Agent or any Additional Term Secured Parties securing any of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of the Term Loan Obligations or any Additional Term Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agree that:

(1)               any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Parties that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)               any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations, and all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

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(3)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the Term Loan Agent and the Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Term Loan Obligations;

(4)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(5)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(6)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(7)               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent or the ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (4) and (6) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the Term Loan Agent and Term Loan Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the Term Loan Agent and Term Loan Secured Parties with respect to such Term Loan Priority Collateral; and

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(8)               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that secures all or any portion of the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent or the ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (4) and (6) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the other Additional Term Agent and the other Additional Term Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the other Additional Term Agent and the other Additional Term Secured Parties with respect to such Term Loan Priority Collateral.

(b)               Notwithstanding any failure by any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to the ABL Secured Parties, the Term Loan Secured Parties or any Additional Term Secured Parties:

(1)               the priority and rights as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

(2)               the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(3)               the priority and rights as between the Term Loan Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Credit Agreement Lenders); and

(4)               the priority and rights as between any Additional Term Agent and the Additional Term Secured Parties represented thereby, on the one hand, and any other Additional Term Agent and the Additional Term Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, each on behalf of itself and the Additional Term Secured Parties represented thereby).

(c)               The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto and (y) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (y) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, acknowledges and agrees, concurrently with becoming a party hereto, that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto, (y) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto and (z) any other Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, may be granted Liens upon all of the Collateral in which such Additional Term Agent has been granted Liens and such Additional Term Agent hereby consents thereto. The subordination of Liens by the Term Loan Agent in favor of the ABL Agent, by the ABL Agent in favor of the Term Loan Agent and any Additional Term Agent, and by any Additional Term Agent in favor of the ABL Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent, the ABL Agent or any Additional Term Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the Term Loan Agent and Liens of any Additional Term Agent, or as between Liens of any Additional Term Agent and Liens of any other Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent or any Additional Term Agent to the Liens of any Person other than the ABL Agent as and to the extent set forth herein, or to provide that the Liens of the Term Loan Agent or any Additional Term Agent will be pari passu or of equal priority with the Liens of any other Person.

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(d)               Lien priority as among the ABL Obligations, the Term Loan Obligations and the Additional Term Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to Section 2.1(a) above (including pursuant to the Term Loan Collateral Intercreditor Agreement if entered into in the future).

(e)               The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the Term Loan Collateral Secured Parties of each Series that the holders of Term Loan Collateral Obligations of such Series (and not the Term Loan Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Term Loan Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Term Loan Collateral Obligations), (y) any of the Term Loan Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Term Loan Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Term Loan Collateral Obligations) on a basis ranking prior to the security interest of such Series of Term Loan Collateral Obligations but junior to the security interest of any other Series of Term Loan Collateral Obligations or (ii) the existence of any Collateral for any other Series of Term Loan Collateral Obligations that is not also Collateral for the other Series of Term Loan Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Term Loan Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Term Loan Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Term Loan Collateral Obligations, and the rights of the holders of such Series of Term Loan Collateral Obligations (including the right to receive distributions in respect of such Series of Term Loan Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Term Loan Collateral Obligations subject to such Impairment.

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Section 2.2 Waiver of Right to Contest Liens(a) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)               The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c)               The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Term Loan Agent and any Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

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(d)               The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(e)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

EXHIBIT H

(f)                Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the Term Loan Agent or the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(g)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent under any applicable Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

EXHIBIT H

(h)               For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent after the earlier to occur of (x) the Term Loan Agent’s actual knowledge of such deposit and that such Proceeds constitute ABL Priority Collateral or (y) receipt by the Term Loan Agent of a Cash Proceeds Notice; provided that the Term Loan Agent shall have no obligation to remit such Proceeds unless the Term Loan Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time. Subject to Section 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

(i)       file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

EXHIBIT H

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b)               [reserved]

(c)               The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Term Loan Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Agent, and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that (x) if the ABL Agent does not otherwise have actual knowledge at the time when such Proceeds of Term Loan Priority Collateral are deposited in a Deposit Account that constitutes ABL Priority Collateral that such Proceeds constitute Proceeds of Term Loan Priority Collateral, then neither the ABL Agent nor any ABL Secured Party shall have any obligation to pay over any Proceeds of such Term Loan Priority Collateral; provided, that in the event that the ABL Agent is notified in writing by the Term Loan Collateral Representative within six days after the deposit of such Proceeds of Term Loan Priority Collateral in a Deposit Account that constitutes ABL Priority Collateral, which notification identifies the amount and specifies the origin thereof, and if such Proceeds do constitute Term Loan Priority Collateral, then to the extent that the ABL Agent subsequently receives cash Proceeds that constitute ABL Priority Collateral, to the extent not prohibited by applicable law, the ABL Agent shall turn over to the Term Loan Collateral Representative a portion of such proceeds equal to the amount of the Proceeds of the Term Loan Priority Collateral previously received by the ABL Agent and applied to the ABL Obligations, and (y) the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. Subject to Sections 2.3(d) and 2.3(j) hereof, from and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i)       file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

EXHIBIT H

(ii)       take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d)              The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Additional Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of each Additional Term Agent, and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that (x) if the ABL Agent does not otherwise have actual knowledge at the time when such Proceeds of Term Loan Priority Collateral are deposited in a Deposit Account that constitutes ABL Priority Collateral that such Proceeds constitute Proceeds of Term Loan Priority Collateral, then neither the ABL Agent nor any ABL Secured Party shall have any obligation to pay over any Proceeds of such Term Loan Priority Collateral; provided, that in the event that the ABL Agent is notified in writing by the Term Loan Collateral Representative within six days after the deposit of such Proceeds of Term Loan Priority Collateral in a Deposit Account that constitutes ABL Priority Collateral, which notification identifies the amount and specifies the origin thereof, and if such Proceeds do constitute Term Loan Priority Collateral, then to the extent that the ABL Agent subsequently receives cash Proceeds that constitute ABL Priority Collateral, to the extent not prohibited by applicable law, the ABL Agent shall turn over to the Term Loan Collateral Representative a portion of such proceeds equal to the amount of the Proceeds of the Term Loan Priority Collateral previously received by the ABL Agent and applied to the ABL Obligations, and (y)the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. Subject to Sections 2.3(c) and 2.3(j) hereof, from and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

EXHIBIT H

(i)       file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of each Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

EXHIBIT H

(e)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the date upon which the Discharge of ABL Obligations shall have occurred, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent after the earlier to occur of (x) such Additional Term Agent’s actual knowledge of such deposit and that such Proceeds constitute ABL Priority Collateral or (y) receipt by such Additional Term Agent of a Cash Proceeds Notice; provided that such Additional Term Agent shall have no obligation to remit such Proceeds unless such Additional Term Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time. Subject to Sections 2.3(f) and 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

(i)       file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Additional Term Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

EXHIBIT H

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(f)                [reserved]

(g)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that such Additional Term Agent and such Additional Term Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative after the earlier to occur of (x) such Additional Term Agent’s actual knowledge of such deposit or (y) receipt by such Additional Term Agent of a Cash Proceeds Notice; provided that such Additional Term Agent shall have no obligation to remit such Proceeds unless such Additional Term Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time; provided that nothing in this sentence shall prohibit any Additional Term Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the Term Loan Agent and the Term Loan Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative after the earlier to occur of (x) the Term Loan Agent’s actual knowledge of such deposit or (y) receipt by the Term Loan Agent of a Cash Proceeds Notice; provided that the Term Loan Agent shall have no obligation to remit such Proceeds unless the Term Loan Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time; provided that nothing in this sentence shall prohibit the Term Loan Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. Subject to Section 2.3(a) hereof, the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Term Loan Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Term Loan Collateral Secured Party hereby appoints the Term Loan Collateral Representative as its agent to exercise all remedies under all Term Loan Collateral Documents and Additional Term Collateral Documents. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party and any Additional Term Agent or any Additional Term Secured Party may:

EXHIBIT H

(i)       file a claim or statement of interest with respect to the Term Loan Obligations or the Additional Term Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties or any Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Term Loan Secured Parties or the Additional Term Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(h)               [reserved]

(i)                 [reserved]

(j)                 [reserved]

EXHIBIT H

(k)               Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party or any Additional Term Agent or any Additional Term Secured Party from objecting to any proposed retention of Collateral by the Term Loan Agent or any Term Loan Secured Party in full or partial satisfaction of any Term Loan Obligations, (ii) the Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or any Additional Term Secured Party from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations or (iii) the ABL Agent or any ABL Secured Party or the Term Loan Agent or any Term Loan Secured Party, or any other Additional Term Agent or any other Additional Term Secured Party, from objecting to any proposed retention of Collateral by any Additional Term Agent or any Additional Term Secured Party in full or partial satisfaction of any Additional Term Obligations.

Section 2.4 Exercise of Rights(a)Notice of ABL Agent’s Lien.

(i)                 Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)              Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)               Notice of Term Loan Agent’s Lien. Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

EXHIBIT H

(c)               Notice of Additional Term Agent’s Lien. Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(d)               [Reserved]

(e)               No Other Restrictions.

(i)                 Except as expressly set forth in this Agreement, each of the Term Loan Agent, the Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Term Agent and any Additional Term Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent may enforce the provisions of the ABL Documents, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Term Loan Documents, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Term Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Term Loan Agent’s rights hereunder or under any of the Term Loan Documents and any failure by any Additional Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Term Agent’s rights hereunder or under any of the Additional Term Documents.

(ii)              Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately agreed in writing by and between such Additional Term Agent and the Additional Term Secured Parties represented thereby and the Term Agent, on behalf of itself and the Term Loan Secured Parties).

(iii)            Each of the ABL Agent and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(iv)             Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party represented thereby agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

EXHIBIT H

(f)                Release of Liens.

(i)                 In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents, (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders or (D) the release of the ABL Secured Parties’ Liens on ABL Priority Collateral of a Guarantor upon the termination and discharge of the applicable subsidiary guaranty in accordance with the terms of the ABL Documents, in the case of clauses (B), (C) and (D) only to the extent occurring prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Term Loan Obligations, and the Term Loan Agent’s and the Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the Term Loan Agent and any Additional Term Agent agrees that it will execute, at the Credit Parties’ expense, any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. Each of the Term Loan Agent and any Additional Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

EXHIBIT H

(ii)              In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Term Loan Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Term Loan Priority Collateral Documents, (C) the release of the Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the Requisite Term Holders or (D) the release of the Term Loan Collateral Secured Parties’ Liens on Term Loan Priority Collateral of a Guarantor upon the termination and discharge of the applicable subsidiary guaranty in accordance with the terms thereof, in the case of clauses (B), (C) and (D) only to the extent occurring prior to the date upon which the Discharge of Term Loan Collateral Obligations shall have occurred and not in connection with a Discharge of Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such Term Loan Priority Collateral securing the Term Loan Collateral Obligations) such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute, at the Credit Parties’ expense, any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, each Additional Term Agent agrees, on behalf of the Additional Term Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such Term Loan Priority Collateral securing the Term Loan Collateral Obligations), such sale or release will be free and clear of its Liens on such Term Loan Priority Collateral securing the Additional Term Obligations, and the Additional Term Agent’s and the Additional Term Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. Each Additional Term Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

EXHIBIT H

Section 2.5 No New Liens(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                 No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the ABL Documents)).

EXHIBIT H

(ii)              No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the ABL Documents)).

(b)               Until the date upon which the Discharge of Term Loan Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                 No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the Term Loan Documents)).

(ii)              No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Term Loan Documents)).

(c)               Until the date upon which the Discharge of Additional Term Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                 No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Additional Term Documents)).

(ii)              No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Additional Term Documents)).

EXHIBIT H

(d)               Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply to any Real Property.

Section 2.6 Waiver of Marshalling Until the Discharge of ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Additional Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

ARTICLE 3

Actions of the Parties

Section 3.1 Certain Actions Permitted The Term Loan Agent, the ABL Agent and any Additional Term Agent may make such demands or file such claims in respect of the Term Loan Obligations, the ABL Obligations or the Additional Term Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

EXHIBIT H

Section 3.2 Agent for Perfection The ABL Agent, for the benefit of and on behalf of itself and each ABL Secured Party, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for the benefit of and on behalf of itself and each Term Loan Secured Party, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), for the benefit of and on behalf of itself and each Additional Term Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for any of them) as sub-collateral agent and gratuitous bailee for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), or any Additional Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent, the Term Loan Agent and any Additional Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Term Loan Agent, the ABL Agent or any Additional Term Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. Any Additional Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any other Additional Term Agent or any Additional Term Secured Parties represented by any other Additional Term Agent, or any other Person. In the event that (a) the Term Loan Agent or any Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Term Agent or any Additional Term Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the Term Loan Agent, such Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Term Agent, or such Additional Term Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Agent, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, subject to the provisions of Section 2.3(c)(x) or Section 2.3(d)(x), as applicable, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Agent, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

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Section 3.3 Sharing of Information and Access In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, at the Credit Parties’ expense, upon written reasonable request of the Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, at the Credit Parties’ expense, upon written reasonable request from the ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. Each Credit Party, the Term Loan Agent and each Additional Term Agent hereby consent to the non-exclusive royalty free use by the ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Term Loan Priority Collateral. The ABL Agent shall have the sole and exclusive right, as against the Term Loan Collateral Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against the ABL Agent, the Term Loan Agent (other than in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (other than in its capacity as Term Loan Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent (until the Discharge of ABL Obligations has occurred) or to the Term Loan Collateral Representative (until the Discharge of Term Loan Collateral Obligations has occurred), as the case may be, and each of the Term Loan Collateral Representative and the ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof. If the ABL Agent or the Term Loan Collateral Representative, as the case may be, shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the ABL Agent or to the Term Loan Collateral Representative, as the case may be, in accordance with the terms of Section 4.1.

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Section 3.5 No Additional Rights For the Credit Parties Hereunder Except as provided in Section 3.6, if any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party.

Section 3.6 Actions Upon Breach If any Term Loan Secured Party, any ABL Secured Party or any Additional Term Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Agent or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7 Inspection Rights (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party or liability to any Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Agent or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Agent and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  In no event shall the ABL Agent or the ABL Secured Parties have any liability to the Term Loan Agent and/or to the Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights or the exercise by the ABL Secured Parties of their rights under this Agreement. The ABL Agent and ABL Secured Parties shall use commercially reasonable efforts to cooperate with the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

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(b)               The Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

(c)               Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

Section 3.8 Purchase Rights

(a)      If (i) the ABL Agent or “Requisite Lenders” (as defined in the ABL Credit Agreement) shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) an Insolvency Proceeding with respect to the ABL Borrower shall have occurred or shall have been commenced, or (iii) the ABL Obligations under the ABL Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the Maturity Date (as defined in the ABL Credit Agreement), (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the ABL Agent shall promptly, and in any event within ten (10) Business Days, notify the Term Loan Agent in writing of the occurrence of a Purchase Option Event described in clause (i) or clause (iii) above, the amount of ABL Obligations then outstanding and the amount of cash collateral requested by the ABL Agent to be delivered pursuant to Section 3.8(b)(ii) below (a “Purchase Option Event Notice”). The Term Loan Secured Parties shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the ABL Obligations pursuant to this Section 3.8; provided, that such option shall expire if none of the Term Loan Secured Parties deliver a notice (a “Purchase Notice”) to the ABL Agent with a copy to the Borrower within thirty (30) Business Days following (x) in the case of a Purchase Option Event described in clause (i) or (iii) above, receipt by the Term Loan Agent of a Purchase Option Event Notice, or (y) in the case of a Purchase Option Event described in clause (ii) above, the occurrence of such Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Term Loan Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.8 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is not less than five (5) nor more than twenty (20) Business Days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 3.8 (the date of such purchase, the “Purchase Date”).

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(b)      On the Purchase Date, the ABL Agent and the other ABL Secured Parties shall, subject to any required approval of any Governmental Authority then in effect, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par and without premium) of all ABL Obligations then outstanding together with all accrued and unpaid interest, fees, and expenses thereon, all in the amounts reasonably determined by the ABL Agent in accordance with the applicable ABL Documents, (ii) furnish such amount of cash collateral in immediately available funds as the ABL Agent determines is reasonably necessary to secure the ABL Secured Parties in connection with any issued and outstanding letters of credit issued under the ABL Credit Agreement but not in any event in an amount greater than 105% of the aggregate undrawn amount of all such outstanding letters of credit (any excess of such cash collateral for such letters of credit remaining at such time when there are no longer any such letters of credit outstanding and there are no unreimbursed amounts then owing in respect of drawings under such letters of credit shall be promptly paid over to the Purchasing Creditors), (iii) furnish Cash Management Collateralization (as such term is defined in the ABL Credit Agreement) with respect to any Cash Management Obligations (as such term is defined in the ABL Credit Agreement), (iv) with respect to Hedging Obligations (as such term is defined in the ABL Credit Agreement) and indemnification obligations, furnish cash collateral with respect thereto, to the extent required in connection with the payment in full of the ABL Obligations pursuant to the terms of the ABL Credit Agreement, and (v) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Purchasing Creditors. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York time.

(c)      Any purchase pursuant to the purchase option set forth in this Section 3.8 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only as to the matters set forth in the assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on any ABL Obligations being sold by it, and (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized and delivered.

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(d)      Upon notice to the Credit Parties by the Term Loan Agent that the purchase of ABL Obligations pursuant to this Section 3.8 has been consummated by delivery of the purchase price to the ABL Agent, the Credit Parties shall treat the applicable Purchasing Creditors as holders of the ABL Obligations and a representative designated by the Purchasing Creditors (which may be the Term Loan Agent if the Term Loan Agent consents to such designation in its sole discretion) shall be deemed appointed to act in such capacity as the “agent” or “administrative agent” (or analogous capacity) (the “Replacement Agent”) under the ABL Documents, for all purposes hereunder and under each ABL Document (it being agreed that neither the Term Loan Agent nor the ABL Agent shall have any obligation to act as such replacement “agent”, “administrative agent” or “collateral agent” (or analogous capacity)). In connection with any purchase of ABL Obligations pursuant to this Section 3.8, each ABL Lender and ABL Agent agrees to enter into and deliver to the applicable Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement customarily used by the ABL Agent in connection with the ABL Credit Agreement and the ABL Agent and each other ABL Lender shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable, and all other records pertaining to the ABL Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent, in each case at the expense of the Loan Parties. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 3.8, the ABL Agent (and all other agents under the ABL Credit Agreement) shall be deemed to have resigned as an “agent”, “administrative agent” or “collateral agent” for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent”, “administrative agent” or “collateral agent” under the ABL Credit Agreement.

(e)      Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain those contingent indemnification obligations and other obligations under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations pursuant to this Section 3.8.

(f)       For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) any obligations to pay the purchase price, furnish cash collateral, or reimburse the ABL Secured Parties in connection with the exercise of the purchase option set forth herein shall be obligations of the Purchasing Creditors (and not the Term Loan Agent) and (ii) the Term Loan Agent shall have no obligations under this Section 3.8 except to the extent it is required to act in an administrative capacity for the Term Loan Secured Parties in accordance with the Term Loan Documents.

ARTICLE 4

Application of Proceeds

Section 4.1 Application of Proceeds.(a) Revolving Nature of ABL Obligations. The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, expressly acknowledge and agree that (i) if any ABL Credit Agreement includes a revolving commitment, in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent) or the applicable Additional Term Secured Parties (in the case of such Additional Term Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the Term Loan Obligations or any Additional Term Obligations, the exercise of its rights in accordance with Section 2.20 of the ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

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(b)               [reserved]

(c)               Application of Proceeds of ABL Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Term Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies or any Insolvency Proceeding shall be applied, subject to Section 4.1(g), first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred,

third, to the payment of (x) the Term Loan Obligations and in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), and

EXHIBIT H

fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Agent and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(d)               Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Term Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies or any Insolvency Proceeding shall be applied, subject to Section 4.1(g),

first, to the payment of costs and expenses of the Term Loan Agent or any Additional Term Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the Term Loan Obligations in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), third, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof as between Additional Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties. Each ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Agent and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

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(e)               Limited Obligation or Liability.

(i)                 In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the ABL Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the ABL Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii)              In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the Term Loan Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the Term Loan Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(iii)            In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Agent, on behalf of itself and the Term Loan Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

EXHIBIT H

(f)                Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall, at the Credit Parties’ expense, deliver to the ABL Agent or shall execute such documents as the Company or the ABL Agent may reasonably request to enable the ABL Agent to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(g)               Intervening Creditor. Notwithstanding anything in Sections 4.1(c) or (d) to the contrary, (i) with respect to any Collateral for which a third party (other than a Term Loan Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Term Loan Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Term Loan Collateral Obligations (such third party an “Intervening Term Creditor”), the value of any Collateral or Proceeds that are allocated to such Intervening Term Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Term Loan Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Obligations (such third party an “Intervening ABL Secured Party”), the value of any Collateral or Proceeds that are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Obligations with respect to which such Impairment exists. In the event that any ABL Secured Party turns over any Proceeds of Term Loan Priority Collateral to any Term Loan Collateral Secured Party as required by Section 4.1, such ABL Secured Party shall be subrogated to the rights of such Term Loan Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof. In the event that any Term Loan Collateral Secured Party turns over any Proceeds of ABL Priority Collateral to any ABL Secured Party as required by Section 4.1, such Term Loan Collateral Secured Party shall be subrogated to the rights of such ABL Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof.

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Section 4.2 Specific Performance Each of the ABL Agent, the Term Loan Agent and any Additional Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral In the event that prior to the Discharge of ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Agent and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Agent and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Agent and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Agent, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Agent with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor, or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence. It is understood and agreed that any Intellectual Property shall not be subject to this Section 4.3 and shall not constitute ABL Priority Collateral.

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ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1 Notice of Acceptance and Other Waivers(a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Loan Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Term Loan Agent or any Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Loan Obligations. All Additional Term Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Term Agent or any Additional Term Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Term Obligations.

(b)               None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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(c)               None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(d)               None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)               None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

EXHIBIT H

(f)             None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(g)            None of any Additional Term Agent (including in its capacity as Term Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of any Additional Term Agent (including in its capacity as Term Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

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(h)            None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Term Agent or any Additional Term Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document to which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, agrees that none of any other Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Section 5.2 Modifications to ABL Documents and Term Loan Documents(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)             subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

EXHIBIT H

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)           otherwise manage and supervise the ABL Obligations as the ABL Agent or the ABL Secured Parties shall deem appropriate.

(b)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)             subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)           otherwise manage and supervise the ABL Obligations as the ABL Agent or the ABL Secured Parties shall deem appropriate;

EXHIBIT H

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(c)             The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii)             subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)          otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent or the Term Loan Secured Parties shall deem appropriate.

(d)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

EXHIBIT H

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii)             subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)           otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent or the Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(e)            The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)            subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

EXHIBIT H

(iv)           subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)          otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent or the Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(f)              The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)            subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)           otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent or the Additional Term Secured Parties shall deem appropriate;

EXHIBIT H

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, any other Additional Term Agent and any Additional Term Secured Parties represented by such other Additional Term Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents to which such other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent is party or beneficiary in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)            subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)             exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)          otherwise manage and supervise the Additional Term Obligations as such other Additional Term Agent or the other Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby.

(h)            The ABL Obligations, the Term Loan Obligations and any Additional Term Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any Term Loan Document or any Additional Term Document) of the ABL Agent, the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, Term Loan Obligations or Additional Term Obligations is to constitute ABL Obligations, Term Loan Obligations or Additional Term Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Loan Agent or any Additional Term Agent (other than any Designated Agent), as the case may be (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Loan Documents and any Additional Term Documents then in effect. For the avoidance of doubt, any ABL Obligations, Term Loan Obligations or Additional Term Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Loan Documents or Additional Term Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Loan Agent or any other Term Loan Secured Party or any Additional Term Agent or any other Additional Term Secured Party, through the incurrence of Additional Term Indebtedness, subject to Section 7.11.

EXHIBIT H

Section 5.3 Reinstatement and Continuation of Agreement(a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)            If the Term Loan Agent or any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Loan Obligations (a “Term Loan Recovery”), then the Term Loan Obligations shall be reinstated to the extent of such Term Loan Recovery. If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. No priority or right of the Term Loan Agent or any Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Loan Documents, regardless of any knowledge thereof which the Term Loan Agent or any Term Loan Secured Party may have.

EXHIBIT H

(c)            If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the Term Loan Agent, any Additional Term Secured Parties, the ABL Secured Parties and the Term Loan Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of any Additional Term Obligations, the ABL Obligations or the Term Loan Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

ARTICLE 6

Insolvency Proceedings

Section 6.1 DIP Financing(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing any Borrower or any Guarantor with, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (each, an “ABL DIP Financing”), with such ABL DIP Financing to be secured by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Priority Collateral), then the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such ABL DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Loan Agent securing the Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) the Term Loan Agent retains its Lien on the Collateral to secure the Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Term Loan Priority Collateral securing such ABL DIP Financing is junior and subordinate to the Lien of the Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties on the Collateral securing the ABL Obligations, on ABL Priority Collateral, (iii) any proceeds of the Term Loan Priority Collateral are applied to the Term Loan Obligations or as otherwise agreed by the Term Loan Agent and (iv) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Term Loan Obligations and (v) the terms of such ABL DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent and the Term Loan Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Loan Agent and the Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. The Term Loan Agent agrees that it shall not, and nor shall any of the Term Loan Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations. If, in connection with any ABL DIP Financing, any Liens on the ABL Priority Collateral held by the ABL Secured Parties to secure the ABL Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the ABL Priority Collateral of the Term Loan Secured Parties securing the Term Loan Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the ABL Priority Collateral of the ABL Secured Parties consistent with this Agreement.

EXHIBIT H

(b)            If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing any Borrower or any Guarantor with, any ABL DIP Financing, with such ABL DIP Financing to be secured by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Priority Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such ABL DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Term Loan Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties on the Collateral securing the ABL Obligations on ABL Priority Collateral, (iii) any proceeds of the Term Loan Priority Collateral are applied to the Additional Term Loan Obligations or as otherwise agreed by such Additional Term Agent, (iv) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations and (v) the terms of such ABL DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent such Additional Term Agent and such Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. Such Additional Term Agent agrees that it shall not, and nor shall any of the Additional Term Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations. If, in connection with any ABL DIP Financing, any Liens on the ABL Priority Collateral held by the ABL Secured Parties to secure the ABL Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the ABL Priority Collateral of the Additional Term Secured Parties securing the Additional Term Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the ABL Priority Collateral of the ABL Secured Parties consistent with this Agreement.

EXHIBIT H

(c)

(i)             If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Term Loan Obligations, and the Term Loan Agent or any Term Credit Agreement Lenders, or any Additional Term Agent or Additional Term Credit Facility Lenders, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Term Loan Priority Collateral under Section 363 of the Bankruptcy Code (each, a “Term DIP Financing”), with such Term DIP Financing to be secured by all or any portion of the Term Loan Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Term Loan Priority Collateral), then the ABL Agent, on behalf of itself and any ABL Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such Term DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Term DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any ABL Priority Collateral securing such Term DIP Financing is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such Term DIP Financing shall be senior to or on a parity with the Liens of the Term Agent and the Term Loan Secured Parties securing the Term Loan Obligations on Term Loan Priority Collateral and the Liens of any Additional Term Agent and the Additional Term Secured Parties securing the Additional Term Obligations on the Term Loan Priority Collateral, (iii) any proceeds of the ABL Priority Collateral are applied to the ABL Obligations or as otherwise agreed by the ABL Agent and (iv) if the Term Loan Agent and/or any Term Loan Secured Party, or any Additional Term Agent and/or any Additional Term Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the Term Loan Obligations or the Additional Term Obligations, as the case may be, the ABL Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the ABL Obligations and (v) the terms of such Term DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the Term Loan Agent, any Additional Term Agent and the ABL Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(c) shall not prevent any ABL Agent and any ABL Secured Parties from objecting to any provision in any Term DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. The ABL Agent agrees that it shall not, and nor shall any of the ABL Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the Term Loan Priority Collateral senior to or pari passu with the Liens securing the Term Loan Obligations. If, in connection with any Term DIP Financing, any Liens on the Term Loan Priority Collateral held by the Term Loan Secured Parties to secure the Term Loan Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the Term Loan Priority Collateral of the ABL Secured Parties securing the ABL Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Term Loan Priority Collateral of the Term Loan Secured Parties consistent with this Agreement.

EXHIBIT H

(ii)              [Reserved].

(d)            All Liens granted to the ABL Agent, the Term Loan Agent or any Additional Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any ABL DIP Financing or Term DIP Financing in accordance with this Section 6.1.

Section 6.2 Relief From Stay Until the Discharge of ABL Obligations has occurred, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Loan Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent. In addition, none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the ABL Agent nor any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the Term Loan Agent and each Additional Term Agent to be modified.

Section 6.3 No Contest(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Priority Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

EXHIBIT H

(b)            The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(a) or (c) or Section 6.10 hereof), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(a) or (c) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c)            The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof), or (b) any objection by such other Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Section 6.4 Asset Sales The Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose, and shall be deemed to have consented to, any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose, and shall be deemed to have consented to, any sale consented to by the Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

EXHIBIT H

Section 6.5 Separate Grants of Security and Separate Classification Each Term Loan Secured Party, the Term Loan Agent, each Additional Term Secured Party and each Additional Term Agent on the one hand and each ABL Secured Party and the ABL Agent, on the other hand acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Loan Collateral Documents and the Additional Term Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral (including that the ABL Secured Parties do not have a Lien on any Real Property), the Term Loan Obligations and Additional Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, Term Loan Obligation claims and Additional Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Loan Secured Parties and the Additional Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from each pool of Priority Collateral for each of the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any other Party, on behalf of itself and the Additional Term Secured Parties represented thereby, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties.

Section 6.6 Enforceability The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Loan Agent, any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any ABL Document;

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

EXHIBIT H

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Term Loan Obligations Unconditional All rights of the Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any Term Loan Document;

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Loan Document;

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Loan Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Loan Obligations, or of any of the ABL Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Additional Term Obligations Unconditional All rights of any Additional Term Agent hereunder, and all agreements and obligations of the ABL Agent, the Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any Additional Term Document;

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Term Document;

EXHIBIT H

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Term Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Term Obligations, or of any of the ABL Agent, the Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10 Adequate Protection Except to the extent expressly provided in Section 6.1, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the Term Loan Agent and the Term Loan Secured Parties, or (z) any Additional Term Agent and any Additional Term Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Priority Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)               in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Term Loan Obligations, or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of ABL Priority Collateral,

(b)               in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(c)               in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations, or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of Term Loan Priority Collateral, and

EXHIBIT H

(d)               in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations (except as may be separately otherwise agreed in writing by and between the ABL Agent, on behalf of itself and the ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby), or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of Term Loan Priority Collateral.

Section 6.11 Post-Petition Interest. (a)None of the Term Loan Agent, any Additional Term Agent, any Term Loan Secured Party nor any Additional Term Loan Secured shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the ABL Priority Collateral securing any ABL Secured Party’s claim, without regard to the existence of the Lien of the Term Loan Agent on behalf of the Term Loan Secured Parties or any Additional Term Agent on behalf of the Additional Term Secured Parties on the ABL Priority Collateral.

(b)      None of the ABL Agent nor any ABL Secured Party shall oppose or seek to challenge any claim by the Term Loan Agent, any Additional Term Agent, any Term Loan Secured Party or Additional Term Loan Secured Party for allowance in any Insolvency Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Term Priority Collateral securing any Term Secured Party’s claim, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Secured Parties on the Term Loan Priority Collateral.

ARTICLE 7

Miscellaneous

Section 7.1 Rights of Subrogation The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person or the Credit Parties upon request for payment thereof.

EXHIBIT H

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Term Loan Agent or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred. Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person or the Credit Parties upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Section 7.2 Further Assurances The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

EXHIBIT H

Section 7.3 Representations The Term Loan Agent represents and warrants to the ABL Agent and any Additional Term Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties. The ABL Agent represents and warrants to the Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Term Agent represents and warrants to the Term Loan Agent, the ABL Agent and any other Additional Term Agent that it has the requisite power and authority under the applicable Additional Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Term Secured Parties represented thereby.

Section 7.4 Amendments(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Term Loan Agent, the ABL Agent and any Additional Term Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Term Agent by (x) executing an Additional Term Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise adversely affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Term Agent that is not then a Party, or any Additional Term Secured Party not then represented by an Additional Term Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Term Agent or Additional Term Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Term Agent or Additional Term Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

EXHIBIT H

(b)               In the event that the ABL Agent or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each case without the consent of, or any action by, any Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, or the interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or any Additional Term Collateral Document as set forth in this Section 7.4(b).

(c)               In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document, without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(c).

(d)               In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional Term Collateral Document without the consent of, or any action by, any Additional Term Agent or Additional Term Secured Party (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional Term Secured Parties in the Collateral. The applicable Term Loan Agent shall give written notice of such amendment, waiver or consent to each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional Term Collateral Document as set forth in this Section 7.4(d).

EXHIBIT H

(e)               In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(e).

(f)                In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and (with respect to any other Additional Term Credit Facility) each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or (with respect to any other Additional Term Credit Facility) any other Additional Term Agent or related Additional Term Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the Term Agent, on behalf of itself and the Term Loan Secured Parties, or such other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or such other Additional Term Secured Parties, as applicable, in the Collateral. The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each such other Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(f).

EXHIBIT H

Section 7.5 Addresses for Notices Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:		Wells Fargo Bank, National Association
1800 Century Park East, Suite 1100
Los Angeles, CA 90067
Attn: Relationship Manager – Lannett Company, Inc.

Term Loan Agent:		Alter Domus (US) LLC, as Administrative Agent
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Legal Department & CPC Agency

Email Address: legal@alterdomus.com

cpcagency@alterdomus.com
	Fax:	312-376-0751

Any Additional Term Agent:		As set forth in the Additional Term Indebtedness Joinder executed and delivered by such Additional Term Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

EXHIBIT H

Section 7.7 Continuing Agreement, Transfer of Secured Obligations This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of Term Loan Obligations and the Discharge of Additional Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Loan Agent, any Term Loan Secured Party, any Additional Term Agent or any Additional Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Loan Agent, such ABL Secured Party, such Term Loan Secured Party, such Additional Term Agent or such Additional Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts This Agreement may be executed in any number of counterparts (including by facsimile and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, each Additional Term Agent, the Additional Term Secured Parties and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Term Indebtedness; Joinder of Additional Term Agents(a) The Company may designate any Additional Term Indebtedness complying with the requirements of the definition of “Additional Term Indebtedness” as Additional Term Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)                 one or more Additional Term Agents for one or more Additional Term Secured Parties in respect of such Additional Term Indebtedness shall have executed the Additional Term Indebtedness Joinder with respect to such Additional Term Indebtedness, and the Company or any such Additional Term Agent shall have delivered such executed Additional Term Indebtedness Joinder to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement;

EXHIBIT H

(ii)              at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Term Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement complete and correct copies of any Additional Term Credit Facility, Additional Term Guarantees and Additional Term Collateral Documents that will govern such Additional Term Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Term Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)            the Company shall have executed and delivered to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement an Additional Term Indebtedness Designation, with respect to such Additional Term Indebtedness.

(b)               Upon satisfaction of the foregoing conditions specified in the preceding Section 7.11(a), (i) the designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness,” any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility,” any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party,” and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent,” and (ii) any designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness,” any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional Term Credit Facility,” any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional Term Secured Party,” and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent”. The date on which the foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to such Additional Term Indebtedness is herein called the “Additional Term Effective Date.” Prior to the Additional Term Effective Date with respect to such Additional Term Indebtedness, all references herein to Additional Term Indebtedness shall be deemed not to take into account such Additional Term Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Term Indebtedness is not then designated. On and after the Additional Term Effective Date with respect to such Additional Term Indebtedness, all references herein to Additional Term Indebtedness shall be deemed to take into account such Additional Term Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Term Indebtedness is then designated.

(c)               In connection with any designation of Additional Term Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Term Loan Agent and any Additional Term Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, ABL Collateral Documents, or Additional Term Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Term Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Term Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Term Indebtedness Joinder or of the occurrence of any Additional Term Effective Date).

EXHIBIT H

Section 7.12 Term Loan Collateral Representative and ABL Agent; Notice of Change The Term Loan Collateral Representative shall act for the Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Term Holders from time to time. Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Agent shall act for the ABL Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Agent) receives written notice from the existing ABL Agent, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Agent, such Party shall be entitled to act as if the existing ABL Agent is in fact the ABL Agent. Each Party (other than the existing ABL Agent) shall be entitled to rely upon any written notice of a change in the identity of the ABL Agent which facially appears to be from the then existing ABL Agent and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Agent from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Agent.

Section 7.13 Provisions Solely to Define Relative Rights The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Term Loan Obligations and any Additional Term Obligations as and when the same shall become due and payable in accordance with their terms.

EXHIBIT H

Section 7.14 Headings The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys Fees The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)               EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT H

(c)               EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18 Intercreditor Agreement This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the “ABL/Term Loan Intercreditor Agreement” referred to in the Term Loan Credit Agreement and the “ABL/Term Loan Intercreditor Agreement or ABL/Secured Notes Intercreditor Agreement” referred to in any Additional Term Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Term Loan Secured Party or any Additional Term Secured Party to receive payment or of any Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability The Term Loan Agent, the ABL Agent and any Additional Term Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Term Loan Document or any other Additional Term Document. Except as otherwise provided in this Agreement, the Term Loan Agent, the ABL Agent and any Additional Term Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Term Loan Document or any Additional Term Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the ABL Documents or any Additional Term Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties None of the Term Loan Agent, the ABL Agent and any Additional Term Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. The Term Loan Agent, the ABL Agent and any Additional Term Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Loan Agent, the ABL Agent or any Additional Term Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

EXHIBIT H

Section 7.22 Excluded Assets.

For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

Section 7.23 Concerning the Agents. It is understood and agreed that (a) the ABL Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the ABL Documents, (b) the Term Loan Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the Term Loan Documents, and (c) each Additional Term Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the Additional Term Documents. Each Agent shall not be personally liable hereunder in its individual capacity except for its own gross negligence or willful misconduct in the performance of its duties and obligations as expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to any discretionary rights or powers granted herein, shall have the right to request written instructions or confirmation from such number or percentage of the applicable Secured Parties as such Agent shall deem appropriate. No Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Notwithstanding anything to the contrary herein, any obligation of any Agent to segregate, hold in trust, remit, transfer and/or pay over any amounts (a “Turnover Amount”) in accordance with this Agreement, including, without limitation, Section 3.2 hereunder, shall be subject to such Agent having actual knowledge of the Turnover Amount being in contravention of this Agreement and not having paid out the Turnover Amount to another Secured Party in accordance with the applicable Credit Documents prior to acquiring such knowledge. Nothing in this Agreement shall be construed to operate as a waiver by any Agent of the benefit of any rights, privileges, protections, immunities, exculpations, or indemnities in its favor under the applicable Credit Documents and each Agent shall be entitled to all such rights, privileges, protections, immunities, exculpations, or indemnities in connection with the execution of this Agreement and in taking or omitting to take any actions hereunder.

[Signature pages follow]

EXHIBIT H

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

[Signatures to follow]

EXHIBIT H

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent and any Additional Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[ ]

By:
Name:
Title:

EXHIBIT H

Exhibit A

ADDITIONAL TERM INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY]50 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as December 7, 2020, between WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties and Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties.51 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of _______ __, 20__ (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list Additional Term Secured Parties] [and Additional Term Agent, as agent (the “Additional Term Agent”)].52

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Term Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Term Loan Agent, and any Additional Term Agent that:

(1)       the Indebtedness incurred or to be incurred under the Additional Term Credit Facility constitutes “Additional Term Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)       all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Term Indebtedness have been satisfied.

Section 2. Designation of Additional Term Indebtedness. The Company hereby designates such Indebtedness as Additional Term Indebtedness under the Intercreditor Agreement.

[50]	Revise as appropriate to refer to any permitted successor or assign.
[51]	Revise as appropriate to refer to any successor ABL Agent or Term Loan Agent and to add reference to any previously added Additional Term Agent.
[52]	Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

EXHIBIT H
Exhibit A

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

EXHIBIT H
Exhibit B

ADDITIONAL TERM INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY] (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)53 for the ABL Secured Parties, Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)54 for the Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of each Additional Term Agent under any Additional Term Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of December 7, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Term Loan Agent [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of _______ __, 20__ (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Term Secured Parties (the “Joining Additional Term Secured Parties”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Term Agent”)].55

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Term Indebtedness under the Intercreditor Agreement. The Company has so designated Indebtedness incurred or to be incurred under the Additional Term Credit Facility as Additional Term Indebtedness by means of an Additional Term Indebtedness Designation.

Accordingly, [the Joining Additional Term Agent, for and on behalf of itself and the Joining Additional Term Secured Parties,]56 hereby agrees with the ABL Agent, the Term Loan Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Term Agent, for and on behalf of itself and the Joining Additional Term Secured Parties,]57 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Term Effective Date with respect to the Additional Term Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[53]	Revise as appropriate to refer to any successor ABL Agent.
[54]	Revise as appropriate to refer to any successor Term Loan Agent.
[55]	Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.
[56]	Revise as appropriate to refer to any Additional Term Agent being added hereby and any Additional Term Secured Parties represented thereby.
[57]	Revise references throughout as appropriate to refer to the party or parties being added

EXHIBIT H

Exhibit B

Section 2. Recognition of Claims. (a) The ABL Agent (for and on behalf of itself and the ABL Secured Parties), the Term Loan Agent (for and on behalf of itself and the Term Loan Secured Parties) and [each of] the Additional Term Agent[s](for and on behalf of itself and any Additional Term Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Loan Agent, or any Additional Term Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Loan Agent, any Additional Term Agent or any Secured Party may be entitled or subject. The ABL Agent (for and on behalf of itself and the ABL Secured Parties), the Term Loan Agent (for and on behalf of itself and the Term Loan Secured Parties), and any Additional Term Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Term Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Term Obligations represented by the Additional Term Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Term Credit Facility or other applicable Additional Term Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Term Agent (for and on behalf of itself and the Joining Additional Term Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the Term Loan Obligations [and the existence and validity of the Additional Term Obligations]58 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Loan Credit Agreement, the other ABL Documents or Term Loan Documents or the Additional Term Credit Facility or the Additional Term Documents]59, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Term Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[58]	Add reference to any previously added Additional Term Obligations as appropriate.
[59]	Add reference to any previously added Additional Term Credit Facility and related Additional Term Documents as appropriate.

EXHIBIT H

Exhibit B

[Add Signatures]

EXHIBIT H

Exhibit C

[TERM LOAN CREDIT AGREEMENT][ADDITIONAL TERM CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)60 for the ABL Secured Parties, Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)61 for the Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of additional Term Loan Secured Parties or Term Loan Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of December 7, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, [and] the Term Loan Agent62 [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Term Loan Credit Agreement][Additional Term Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, Term Loan Secured Parties or Additional Term Secured Parties, as applicable (the “Joining [Term Loan Secured Parties][Additional Term Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [Term Loan][Additional] Agent”)].63

The Joining [Term Loan][Additional] Agent, for and on behalf of itself and the Joining [Term Loan Secured Parties][Additional Term Secured Parties],64 hereby agrees with the Company and the other Grantors, the [ Term Loan][Additional] Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Term Loan][Additional] Agent, for and on behalf of itself and the Joining [Term Loan Secured Parties][Additional Term Secured Parties],]65 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term Loan] [Additional] Agent. As of the date hereof, the Joining [Term Loan Credit Agreement][Additional Term Credit Facility] shall be deemed [the][a] [Term Loan Credit Agreement] [Additional Term Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

[60]	Revise as appropriate to refer to any successor ABL Agent.
[61]	Revise as appropriate to refer to any successor Term Loan Agent.
[62]	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.
[63]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[64]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[65]	Revise references throughout as appropriate to refer to the party or parties being added.

EXHIBIT H

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term Loan] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

EXHIBIT I

CASH FLOW INTERCREDITOR AGREEMENT

by and between

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Cash Flow Agent

and

ALTER DOMUS (US) LLC,

as Initial Junior Priority Agent

dated as of April 22, 2021

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of Cash Flow Credit Agreement or Initial Junior Priority Credit Facility

CASH FLOW INTERCREDITOR AGREEMENT

This CASH FLOW INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 22, 2021, by and between WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Cash Flow Agent”) for the Cash Flow Secured Parties referred to below, and ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.       Pursuant to the Original Cash Flow Indenture, the Cash Flow Borrower has issued Cash Flow Priority Obligations in the form of the Notes.

B.       Pursuant to the Cash Flow Guarantees, the Cash Flow Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Cash Flow Borrower’s obligations under the Cash Flow Documents.

C.       Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.       Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.       Each of the Cash Flow Agent (on behalf of the Cash Flow Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party to the Base Intercreditor Agreement.

F.      Pursuant to the Base Intercreditor Agreement and this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Term Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional Term Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

G.       Each of the Cash Flow Agent (on behalf of the Cash Flow Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the Cash Flow Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

EXHIBIT I

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2             Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement Lenders” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

EXHIBIT I

“Additional Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Bank Products Providers, all Additional Hedging Affiliates and all Additional Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Additional Credit Party and any Additional Bank Products Affiliate or any Additional Bank Products Provider, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Affiliate or any Additional Hedging Provider, and those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

EXHIBIT I

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)       prior to the Discharge of Cash Flow Obligations, Section 3.5 of the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Indenture is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section 6.2 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional Term Indebtedness” by the Company in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

EXHIBIT I

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Indenture is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans or notes and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers or Additional Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)       prior to the Discharge of Cash Flow Obligations, Section 3.3 of the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Indenture is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section 6.1 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

EXHIBIT I

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Indenture is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Initial Junior Priority Secured Party under the Original Initial Junior Priority Credit Facility shall be deemed an Affiliate of the Initial Junior Priority Borrower or any of its subsidiaries.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Cash Flow Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees, in each case incurred in the ordinary course of business.

“Bank Products Provider” shall mean any Cash Flow Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

EXHIBIT I

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of December 7, 2020 (as amended by the Term Loan Credit Agreement Joinder and the Additional Term Credit Facility Joinder, each dated as of the date hereof), by and among Wells Fargo Bank, National Association, as ABL agent, Wilmington Trust, National Association, as term loan agent thereunder (pursuant to the Term Loan Credit Agreement Joinder entered into substantially concurrently with this Agreement), Alter Domus (US) LLC, as an additional term agent (pursuant to the Additional Term Credit Facility Joinder entered into substantially concurrently with this Agreement), and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the Cash Flow Borrower, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iv) certificates of deposit, Dollar denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Creditor or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s.

EXHIBIT I

“Cash Flow Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Original Cash Flow Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Cash Flow Indenture or any subsequent Cash Flow Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Cash Flow Credit Agreement.

“Cash Flow Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Cash Flow Bank Products Provider” shall mean any Person (other than a Cash Flow Bank Products Affiliate) that has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Cash Flow Borrower” shall mean the Company, in its capacity as issuer or borrower under the Cash Flow Credit Agreement, together with its successors and assigns.

“Cash Flow Collateral Documents” shall mean all “Note Security Documents” as defined in the Original Cash Flow Indenture, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Cash Flow Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Cash Flow Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Credit Agreement” shall mean (i) if the Original Cash Flow Indenture is then in effect, the Original Cash Flow Indenture and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Cash Flow Indenture or (y) any subsequent Cash Flow Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu with the Lien securing the Note Obligations (as such term is defined in the Original Cash Flow Indenture), and (b) the requisite creditors party to such Cash Flow Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Cash Flow Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Cash Flow Credit Agreement shall be deemed a reference to any Cash Flow Credit Agreement then in existence.

EXHIBIT I

“Cash Flow Credit Agreement Lenders” shall mean the noteholders, the lenders, holders of Indebtedness (or commitments therefor) and other creditors party from time to time to the Cash Flow Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Cash Flow Credit Agreement Lender” under any Cash Flow Credit Agreement.

“Cash Flow Credit Parties” shall mean the Cash Flow Borrower, the Cash Flow Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Cash Flow Document.

“Cash Flow Documents” shall mean the Cash Flow Credit Agreement, the Cash Flow Guarantees, the Cash Flow Collateral Documents, any Bank Products Agreements between any Cash Flow Credit Party and any Cash Flow Bank Products Affiliate or any Cash Flow Bank Products Provider, any Hedging Agreements between any Cash Flow Credit Party and any Cash Flow Hedging Affiliate or any Cash Flow Hedging Provider, and those other ancillary agreements as to which the Cash Flow Agent or any Cash Flow Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Cash Flow Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Cash Flow Agent, in connection with any of the foregoing or any Cash Flow Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantees” shall mean the guarantees by the Cash Flow Guarantors pursuant to the Original Cash Flow Indenture, and all other guarantees of any Cash Flow Obligations of any Cash Flow Credit Party by any other Cash Flow Credit Party in favor of any Cash Flow Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantors” shall mean the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the Cash Flow Guarantees and any other Person who becomes a guarantor under any of the Cash Flow Guarantees, in each case unless and until released from its guarantee obligations.

“Cash Flow Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Cash Flow Hedging Provider” shall mean any Person (other than a Cash Flow Hedging Affiliate) that has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

EXHIBIT I

“Cash Flow Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Cash Flow Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Cash Flow Credit Party from time to time to the Cash Flow Agent, the Cash Flow Credit Agreement Lenders or any of them, including any Cash Flow Bank Products Affiliates, any Cash Flow Hedging Affiliates, any Cash Flow Bank Products Providers, or any Cash Flow Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Cash Flow Credit Party, would have accrued on any Cash Flow Obligation, whether or not a claim is allowed against such Cash Flow Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Cash Flow Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Cash Flow Secured Parties” shall mean the Cash Flow Agent, all Cash Flow Credit Agreement Lenders, all Cash Flow Bank Products Affiliates, all Cash Flow Hedging Affiliates, all Cash Flow Bank Products Providers, all Cash Flow Hedging Affiliates and all Cash Flow Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Cash Flow Secured Party” under any Cash Flow Credit Agreement.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Cash Flow Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Company” shall mean Lannett Company, Inc., a Delaware corporation, and any successor in interest thereto.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement and the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Cash Flow Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the Cash Flow Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Cash Flow Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Additional Agent, any Cash Flow Agent under any Cash Flow Credit Agreement other than the Original Cash Flow Indenture, or any Initial Junior Priority Agent, in each case as the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

EXHIBIT I

“Designated Senior Priority Obligations” shall mean Senior Priority Obligations where the agent is a Designated Agent under this Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility: (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Cash Flow Obligations” shall mean (a) the payment in full in cash of the applicable Cash Flow Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Cash Flow Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Cash Flow Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Cash Flow Credit Agreement at such time, and (b) the termination of all then outstanding commitments to extend credit under the Cash Flow Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Cash Flow Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Event of Default” shall mean an Event of Default under any Cash Flow Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Excess Senior Priority Obligations” shall mean that portion of the amount of Senior Priority Obligations that exceeds the Maximum Senior Priority Obligations Amount.

EXHIBIT I

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)       the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)       the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)       the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)       the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)       the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)       the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)       the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall, in each case, not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Cash Flow Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Cash Flow Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

EXHIBIT I

“Hedging Affiliate” shall mean any Cash Flow Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean shall mean any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

“Hedging Provider” shall mean any Cash Flow Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment” shall mean (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean Alter Domus (US) LLC in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

EXHIBIT I

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean the Company in its capacity as borrower under the Initial Junior Priority Credit Facility, together with its successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, all “Collateral Documents” as defined in the Original Initial Junior Priority Credit Facility, and (b) thereafter, all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers and all Initial Junior Priority Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or any Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

EXHIBIT I

“Initial Junior Priority Guarantees” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the guarantees of the Initial Junior Priority Guarantors pursuant to the Original Initial Junior Priority Credit Facility, and (b) thereafter, all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees, in each case unless and until released from its guarantee obligations.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, including any Initial Junior Priority Bank Products Affiliates, Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Providers or Initial Junior Priority Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

EXHIBIT I

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)       all Initial Junior Priority Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

EXHIBIT I

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Cash Flow Agent, the Cash Flow Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Maximum Senior Priority Obligations Amount” shall mean the sum of the following:

(a)       an aggregate principal amount, not to exceed (x) $350.0 million minus (y) the aggregate principal amount of any permanent prepayments of the Senior Priority Obligations made in cash and not with the proceeds of permitted refinancings of the Senior Priority Obligations; plus

(b)       all accrued and unpaid interest, premiums (including tender premiums and prepayment premiums), underwriting discounts, commissions, fees and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities in respect of Senior Priority Obligations (including any such amounts in respect of permitted refinancings of the Senior Priority Obligations in respect of the Original Cash Flow Indenture); plus

(c)       Senior Priority Obligations owing to Bank Products Affiliates, Hedging Affiliates, Bank Products Providers or Hedging Providers in an amount not to exceed $500,000 at any time outstanding.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Notes” shall mean the 7.750% senior secured notes due 2026 of the Company issued pursuant to the Original Cash Flow Indenture.

“Original Cash Flow Indenture” shall mean that certain Indenture, dated as of April 22, 2021, by and among the Cash Flow Borrower, Wilmington Trust, National Association, as trustee and collateral agent, including any amendment, supplement, restatement, waiver or other modification in effect from time to time, pursuant to which the Notes were issued.

“Original Initial Junior Priority Credit Facility” shall mean that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, by and among the Company, the lenders party thereto and Alter Domus (US) LLC as administrative agent and collateral agent, including any amendment, supplement restatement, waiver or other modification in effect from time to time.

“Original Initial Junior Priority Lenders” shall mean Deerfield Partners, L.P., Deerfield Private Design Fund III, L.P. and BPC Lending II LLC, in each case together with their respective controlled Affiliates.

EXHIBIT I

“Party” shall mean any of the Cash Flow Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the Cash Flow Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall mean the “Pledged Collateral” as defined in the in the Cash Flow Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” shall have the meaning set forth in Section 3.7(a).

“Purchase Notice” shall have the meaning set forth in Section 3.7(a).

“Purchase Option Event” shall have the meaning set forth in Section 3.7(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.7(a).

“Replacement Agent” shall have the meaning set forth in Section 3.7(d).

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Cash Flow Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the Cash Flow Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Cash Flow Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

EXHIBIT I

“Senior Priority Debt” shall mean:

(1)       all Cash Flow Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Cash Flow Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a Cash Flow Collateral Document to the Cash Flow Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Cash Flow Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Term Loan Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the Cash Flow Agent under the Original Cash Flow Indenture while the Original Cash Flow Indenture is in effect; if the Original Cash Flow Indenture is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent Cash Flow Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent Cash Flow Credit Agreement, or if the principal amount of the Cash Flow Obligations owed to the corresponding Senior Priority Secured Parties under any other Additional Documents in respect of other Senior Priority Obligations exceeds the principal amount of Cash Flow Obligations owed to the relevant Senior Priority Secured Parties under such subsequent Cash Flow Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties are owed the greatest principal amount of Cash Flow Obligations (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Cash Flow Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

EXHIBIT I

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3          Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns, and any reference herein to any Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

EXHIBIT I

ARTICLE II

LIEN PRIORITY

Section 2.1          Agreement to Subordinate.

(a)                Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)                        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)                        except as otherwise provided in the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)                        except as otherwise provided in the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations;

provided that, until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, solely for purposes of this Section 2.1(a) “Senior Priority Obligations” shall not include any Excess Senior Priority Obligations.

(b)                Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

EXHIBIT I

(c)                Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)                Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)                The Cash Flow Agent, for and on behalf of itself and the Cash Flow Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Cash Flow Agent has been granted Senior Priority Liens, and the Cash Flow Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Cash Flow Agent has been granted Senior Priority Liens, and the Cash Flow Agent hereby consents thereto.

(f)                 The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the Cash Flow Agent, for the benefit of itself and the Cash Flow Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(g)                Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Cash Flow Agent, for the benefit of itself and the Cash Flow Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

EXHIBIT I

(h)                Lien priority as among the Additional Obligations, the Cash Flow Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)                 Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j)                 Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)                The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)                 So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

EXHIBIT I

Section 2.2          Waiver of Right to Contest Liens.

(a)                Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)                Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)                The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3          Remedies Standstill.

(a)                Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)                        will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of 45 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)            will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative after of the Junior Priority Agent’s actual knowledge of such deposit.

EXHIBIT I

From and after the date on which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

(1)       file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(2)       take any action (not adverse to the priority status of the Liens granted to any Senior Priority Agent or any Senior Priority Creditors on the Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(3)       file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Junior Priority Debt, in accordance with the terms of this Agreement;

(4)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(5)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)                Any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

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Section 2.4          Exercise of Rights.

(a)                No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

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(b)                [Reserved].

Section 2.5          [RESERVED]

Section 2.6          Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1          Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2          Agent for Perfection.

(a)                Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)                None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

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(c)                Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3          Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, at the Credit Parties’ expense, upon reasonable request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4          Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.1.

Section 3.5          No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

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Section 3.6          Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

Section 3.7          Purchase Rights.

(a)                If (i) a payment Event of Default under any Senior Priority Credit Facility shall have occurred and have been continuing for at least 5 Business Days, (ii) an Insolvency Proceeding with respect to any Borrower shall have occurred or shall have been commenced, or (iii) the Senior Priority Obligations under any Senior Priority Credit Facility shall have been accelerated (including as a result of any automatic acceleration) (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the applicable Senior Priority Agent or the applicable Senior Priority Secured Parties shall promptly, and in any event within 10 days, notify the Junior Priority Agent in writing of the occurrence of a Purchase Option Event described in clause (i) or clause (iii) above, the amount of Senior Priority Obligations under such Senior Priority Credit Facility then outstanding (a “Purchase Option Event Notice”). The Junior Priority Creditors shall have the opportunity to purchase (at par and without premium) all (but not less than all) of such Senior Priority Obligations pursuant to this Section 3.7; provided, that such option shall expire if none of the Junior Priority Creditors deliver a notice (a “Purchase Notice”) to the applicable Senior Priority Agent with a copy to the Company within thirty (30) days following (x) in the case of a Purchase Option Event described in clause (i) or (iii) above, receipt by the Junior Priority Agent of a Purchase Option Event Notice, or (y) in the case of a Purchase Option Event described in clause (ii) above, the occurrence of such Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Junior Priority Creditors committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the Senior Priority Obligations under such Senior Priority Credit Facility to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of such Senior Priority Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.7 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the applicable Senior Priority Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is not less than 5 Business Days nor more than 20 Business Days after the Purchase Notice was received by such Senior Priority Agent to purchase all (but not less than all) of the Senior Priority Obligations under such Senior Priority Credit Facility pursuant to this Section 3.7 (the date of such purchase, the “Purchase Date”).

(b)                On the Purchase Date, the applicable Senior Priority Secured Parties shall, subject to any required approval of any Governmental Authority then in effect, sell to the Purchasing Creditors all (but not less than all) of the Senior Priority Obligations under such Senior Priority Credit Facility. On such Purchase Date, the Purchasing Creditors shall pay to the applicable Senior Priority Agent, for the benefit of the Senior Priority Secured Parties represented thereby, in immediately available funds the full amount (at par and without premium) of all Senior Priority Obligations then outstanding under such Senior Priority Credit Facility together with all accrued and unpaid interest, fees, and expenses thereon, all in the amounts required by the applicable Senior Priority Documents. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of such Senior Priority Agent or such other applicable Senior Priority Secured Parties (for the benefit of the Senior Priority Secured Parties represented thereby). Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by such Senior Priority Agent (or applicable Senior Priority Secured Parties) are received in such bank account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Purchasing Creditors is received in the designated bank account after 1:00 p.m., New York City time.

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(c)                Any purchase pursuant to the purchase option set forth in this Section 3.7 shall, except as provided below, be expressly made without representation or warranty of any kind by the applicable Senior Priority Agent or the other Senior Priority Secured Parties represented thereby as to the Senior Priority Obligations under such Senior Priority Credit Facility, the collateral or otherwise, and without recourse to such Senior Priority Agent and such other Senior Priority Secured Parties as to the Senior Priority Obligations, the collateral or otherwise, except that such Senior Priority Agent and each of the other Senior Priority Secured Parties represented thereby, as to itself only, shall represent and warrant only as to the matters set forth in any assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the Senior Priority Obligations being sold, (ii) that such Person has not created any Lien on any Senior Priority Obligations being sold, and (iii) that such Person has the right to assign the Senior Priority Obligations being assigned and the relevant assignment agreement has been duly authorized and delivered.

(d)                Upon notice to the Credit Parties by the Purchasing Creditors that the purchase of Senior Priority Obligations pursuant to this Section 3.7 has been consummated by delivery of the purchase price, the Credit Parties shall treat the applicable Purchasing Creditors as holders of such Senior Priority Obligations and a representative designated by the Purchasing Creditors (which may be a Junior Priority Agent if such Junior Priority Agent consents to such designation in its sole discretion) shall be deemed appointed to act in such capacity as the “trustee”, “agent”, “administrative agent” or “collateral agent” (or analogous capacity) (the “Replacement Agent”) under the applicable Senior Priority Documents, for all purposes hereunder and under each applicable Senior Priority Document (it being agreed that no Junior Priority Agent and no Senior Priority Agent shall have any obligation to act as such replacement “trustee”, “agent”, “administrative agent” or “collateral agent” (or analogous capacity)). In connection with any purchase of Senior Priority Obligations pursuant to this Section 3.7, each applicable Senior Priority Creditor and Senior Priority Agent agrees to enter into and deliver to the applicable Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement and each such Senior Priority Creditor shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable, and all other records pertaining to such Senior Priority Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent, in each case at the expense of the Credit Parties. Upon the consummation of the purchase of the Senior Priority Obligations pursuant to this Section 3.7, the applicable Senior Priority Agent (and all other agents under the applicable Senior Priority Credit Facility) shall be deemed to have resigned as a “trustee”, “agent”, “administrative agent” or “collateral agent” for the Senior Priority Secured Parties represented thereby under the applicable Senior Priority Documents; provided that such Senior Priority Agent (and all other agents under the applicable Senior Priority Documents) shall be entitled to all of the rights and benefits of a former “trustee”, “agent”, “administrative agent” or “collateral agent” under such Senior Priority Credit Facility.

(e)                Notwithstanding the foregoing purchase of the Senior Priority Obligations by the Purchasing Creditors, the applicable Senior Priority Secured Parties shall retain those contingent indemnifications, rights to reimbursement and payment of fees and other rights and protections under the applicable Senior Priority Documents which by their express terms would survive any repayment of such Senior Priority Obligations.

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(f)                 For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) any obligations to pay the purchase price or reimburse any Senior Priority Secured Parties in connection with the exercise of the purchase option set forth herein shall be obligations of the Purchasing Creditors (and not any Junior Priority Agent) and (ii) no Junior Priority Agent shall have any obligations under this Section 3.7 except to the extent it is required to act in an administrative capacity for the Junior Priority Secured Parties represented thereby in accordance with the applicable Junior Priority Documents.

(g)                Notwithstanding the foregoing to the contrary, in the event of a Purchase Option Event with respect to any Senior Priority Obligations that are in the form of securities issued in book-entry form and represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC, otherwise held in book-entry form by the relevant trustee or registrar or in physical form, (i) any exercise of the purchase right described herein with respect to such Senior Priority Obligations shall be conducted in accordance with all applicable DTC (or other relevant depositary) and/or applicable securities exchange procedures and subject to the terms of the Original Cash Flow Indenture or underlying governing documents, and (ii) the Senior Priority Agent or such Senior Priority Obligations shall have no obligation to perform any of the duties set forth in Section 3.7(b) or Section 3.7(c) to facilitate any exercise of the purchase right described herein, and such duties shall instead be performed by the Company or any agent or other designee appointed by the Company for such purpose and the Cash Flow Agent or other Senior Priority Agent shall have no liability or responsibility in connection with any such purchase right hereunder.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1          Application of Proceeds.

(a)                Revolving Nature of Certain Cash Flow Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Cash Flow Credit Agreements may include a revolving commitment, that in the ordinary course of business any Cash Flow Agent and Cash Flow Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of Cash Flow Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Cash Flow Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Cash Flow Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Cash Flow Agent or Cash Flow Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such Cash Flow Agent or Cash Flow Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)               Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

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(c)                Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)                Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any Proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining Proceeds of Collateral shall be applied, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and

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third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as the Junior Priority Representative may reasonably request in order to carry out the purposes of this Section 4.1.

(e)                Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)                 Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2          Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1          Notice of Acceptance and Other Waivers.

(a)                 All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

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(b)                None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2          Modifications to Senior Priority Documents and Junior Priority Documents.

(a)                Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

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(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)           subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)           subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)          otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)                Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)          subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)           subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

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(vii)         otherwise manage and supervise the Junior Priority Obligations as the applicable Junior Priority Agent or the Junior Priority Creditors represented thereby shall deem appropriate.

(c)                Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among Wilmington Trust, National Association, as Cash Flow Agent, Alter Domus (US) LLC, as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of the Junior Priority Obligations secured by such Junior Priority Collateral Documents to the Senior Priority Obligations secured by such Senior Priority Documents covering such Collateral.

(d)                Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)          subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

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(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)         otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)                Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)           subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)         otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent or the Junior Priority Creditors represented thereby shall deem appropriate.

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(f)                 The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents then in effect. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

Section 5.3          Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

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ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1          DIP Financing.

(a)                If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time after the Discharge of ABL Obligations (as defined in the Base Intercreditor Agreement) and prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code, (ii) solely until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, (A) the aggregate principal amount of the commitments in respect of such DIP Financing, together with the Senior Priority Obligations, does not exceed 110% of the Maximum Senior Priority Obligations Amount and (B) any Junior Priority Agent or any Junior Priority Secured Party may object to any such DIP Financing provided by any third party other than the ABL Agent or any ABL Secured Party under the Base Intercreditor Agreement as in effect on the Issue Date, and (iii) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations under its Senior Priority Credit Facility, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations; provided that (x) such Liens in favor of each Senior Priority Agent and each Junior Priority Agent shall be subject to the provisions of Section 6.1(c) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(b)                The Junior Priority Secured Parties may also seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any Senior Priority Obligations, and the Senior Priority Secured Parties may object thereto.

(c)                All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base Intercreditor Agreement.

Section 6.2          Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent or (ii) object to any motion by any Senior Priority Agent seeking relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral.

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Section 6.3          No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4          Asset Sales; Plan of Reorganization. Any Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, may support or propose (including sponsoring and entering into agreements with respect to) any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) or Plan of Reorganization (including any credit bid of its second lien claims) so long as such sale of Collateral or Plan of Reorganization either prepays in full the Senior Priority Obligations or reinstates such Senior Priority Obligations in full in accordance with the Bankruptcy Code and, prior to the Discharge of ABL Collateral Obligations, so long as the proceeds of such sale of Collateral or Plan of Reorganization are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5         Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

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Section 6.6          Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7          Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)             any lack of validity or enforceability of any Senior Priority Document;

(ii)            any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(iii)           any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(iv)           the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)            any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.8          Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)             any lack of validity or enforceability of any Junior Priority Document;

(ii)            any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(iii)           any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(iv)          the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agents, Senior Priority Creditors or Credit Parties, to the extent applicable, in respect of this Agreement.

Section 6.9          Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, for and on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing such Junior Priority Obligations shall be junior to any Lien on such collateral securing such Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

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ARTICLE VII

MISCELLANEOUS

Section 7.1          Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Section 7.2          Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3          Representations. The Cash Flow Agent represents and warrants to each other Agent that it has the requisite power and authority under the Cash Flow Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Cash Flow Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

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Section 7.4          Amendments.

(a)                No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Cash Flow Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)                [Reserved].

Section 7.5          Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Cash Flow Agent:	Wilmington Trust, National Association
1100 N. Market Street
Wilmington, DE 19890
Attention: Administrator Lannett Company, Inc. Note Collateral Agent
Facsimile: 302 636-4149
Telephone: 302 636-6938

Initial Junior Priority Agent:	Alter Domus (US) LLC
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Legal Department & CPC Agency
Facsimile: 312-376-0751
Email: legal@alterdomus.com; cpcagency@alterdomus.com

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

EXHIBIT I

Section 7.6          No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7          Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8         Governing Law; Entire Agreement. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9         Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10       No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

EXHIBIT I

Section 7.11       Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)                The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)             one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)            prior to, or contemporaneously with, delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)           the Company shall have executed and delivered to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

provided that, until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, the Company shall not designate any Additional Indebtedness except in connection with a refinancing of the Senior Priority Obligations or the Junior Priority Obligations that is permitted under the terms of the Original Initial Junior Priority Credit Facility.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Cash Flow Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Cash Flow Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

EXHIBIT I

(c)                In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Cash Flow Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Cash Flow Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12       Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13       Cash Flow Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “Term Loan Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “Term Loan Collateral Representative” under the Base Intercreditor Agreement, the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite Term Holders” under the Base Intercreditor Agreement and (z) the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite Term Holders” under the Base Intercreditor Agreement.

Section 7.14       Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Cash Flow Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15       Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

EXHIBIT I

Section 7.16       Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17       Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18       VENUE; JURY TRIAL WAIVER.

(a)                EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

EXHIBIT I

Section 7.19       Intercreditor Agreement. This Agreement is the “Cash Flow Intercreditor Agreement” referred to in the Original Cash Flow Indenture, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20       No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Cash Flow Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21        Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Cash Flow Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Cash Flow Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22       Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the Cash Flow Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23         Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

EXHIBIT I

Section 7.24         Concerning the Agents. It is understood and agreed that each Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the applicable Credit Documents. Each Agent shall not be personally liable hereunder in its individual capacity except for its own gross negligence or willful misconduct in the performance of its duties and obligations as expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to any discretionary rights or powers granted herein, shall have the right to request written instructions or confirmation from such number or percentage of the applicable Secured Parties as such Agent shall deem appropriate. No Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Notwithstanding anything to the contrary herein, any obligation of any Agent to segregate, hold in trust, remit, transfer and/or pay over any amounts (a “Turnover Amount”) in accordance with this Agreement, including, without limitation, Section 3.2 of this Agreement, shall be subject to such Agent having actual knowledge of the Turnover Amount being in contravention of this Agreement and not having paid out the Turnover Amount to another Secured Party in accordance with the applicable Credit Documents prior to acquiring such knowledge. Nothing in this Agreement shall be construed to operate as a waiver by any Agent of the benefit of any rights, privileges, protections, immunities, exculpations, or indemnities in its favor under the applicable Credit Documents and each Agent shall be entitled to all such rights, privileges, protections, immunities, exculpations, or indemnities in connection with the execution of this Agreement and in taking or omitting to take any actions hereunder.

[Signature pages follow]

EXHIBIT I

IN WITNESS WHEREOF, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and the Initial Junior Priority Agent, on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Cash Flow Agent

By:
Name:
Title:

ALTER DOMUS (US) LLC, in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

EXHIBIT I

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Cash Flow Agent, the Cash Flow Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

LANNETT COMPANY, INC.

By:
Name:
Title:

LANNETT HOLDINGS, INC.

By:
Name:
Title:

CODY LABORATORIES, INC.

By:
Name:
Title:

EXHIBIT I

SILARX PHARMACEUTICALS, INC.

By:________________________________
Name:
Title:

KREMERS URBAN PHARMACEUTICALS INC.

By:________________________________
Name:
Title:

EXHIBIT I

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [LANNETT COMPANY, INC.]66 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Cash Flow Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 22, 2021, among WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”) for the Cash Flow Secured Parties[,][and] ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[and [ ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].67 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].68

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Cash Flow Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)       The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)       all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

[66]	Revise as appropriate to refer to any permitted successor or assign.
[67]	Revise as appropriate to refer to any successor Cash Flow Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.
[68]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

EXHIBIT I

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

EXHIBIT I

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY]69 (“Company”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)70 for the Cash Flow Secured Parties, ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)71 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] and [insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Cash Flow Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].72

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]73 hereby agrees with the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]74 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[69]	Revise as appropriate to refer to any permitted successor or assign.
[70]	Revise as appropriate to refer to any successor Cash Flow Agent.
[71]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[72]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.
[73]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.
[74]	Revise references throughout as appropriate to refer to the party or parties being added.

EXHIBIT I

Section 2. Recognition of Claims. The Cash Flow Agent (for itself and on behalf of the Cash Flow Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Cash Flow Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Cash Flow Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The Cash Flow Agent (for itself and on behalf of the Cash Flow Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Cash Flow Obligations and the existence and validity of the Initial Junior Priority Obligations75 and (b) agree[s] to refrain from making or asserting any claim that the Cash Flow Credit Agreement, the Initial Junior Priority Credit Facility or other Cash Flow Documents or Initial Junior Priority Documents,76 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[75]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[76]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

EXHIBIT I

[CASH FLOW CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)77 for the Cash Flow Secured Parties, ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)78 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] and [insert name of additional Cash Flow Secured Parties, Cash Flow Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Cash Flow Agent79, [and] the Initial Junior Priority Agent80 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new Cash Flow Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [Cash Flow][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Cash Flow][Initial Junior Priority] Agent”)].81

The Joining [Cash Flow][Initial Junior Priority] Agent, on behalf of the Joining [Cash Flow][Initial Junior Priority]82 Secured Parties, hereby agrees with the Company and the other Grantors, the [Cash Flow][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound.83 The Joining [Cash Flow][Initial Junior Priority] Agent, on behalf of itself and the Joining [Cash Flow][Initial Junior Priority] Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Cash Flow][Initial Junior Priority] Agent. As of the date hereof, the Joining [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

[77]	Revise as appropriate to refer to any successor Cash Flow Agent.
[78]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[79]	Revise as appropriate to describe predecessor Cash Flow Agent or Cash Flow Secured Parties, if joinder is for a new Cash Flow Credit Agreement.
[80]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.
[81]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[82]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[83]	Revise references throughout as appropriate to refer to the party or parties being added.

EXHIBIT I

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Cash Flow][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

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